Exhibit 10.1

Execution Version

CREDIT AGREEMENT

PROVIDING FOR A REVOLVING CREDIT FACILITY OF

US$250,000,000

among

TIDEWATER INC.,

as Borrower,

THE COMPANIES LISTED IN SCHEDULE 1.1(B) HERETO,

as Original Guarantors,

THE BANKS AND FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

DNB BANK ASA, NEW YORK BRANCH,
as Facility Agent and Security Trustee

****

DEUTSCHE BANK AG, DNB MARKETS, INC. and JPMORGAN CHASE BANK, N.A.

as Bookrunners and Mandated Lead Arrangers,

DNB MARKETS, INC.

as Coordinator

as of July 7, 2025

TABLE OF CONTENTS

Page

1.	DEFINITIONS		1
	1.1	Specific Definitions	1
	1.2	Computation of Time Periods; Other Definitional Provisions	52
	1.3	Accounting Terms	52
	1.4	Certain Matters Regarding Materiality	52
	1.5	Forms of Documents	52
	1.6	Rates	53
2.	REPRESENTATIONS AND WARRANTIES		53
	2.1	Representations and Warranties	53
3.	THE FACILITY		58
	3.1	Purpose	58
	3.2	Making of the Facility	58
	3.3	Drawdown Notice	59
	3.4	Effect of Drawdown Notice	59
	3.5	Funding by Lenders	59
	3.6	Number of Advances Outstanding	59
	3.7	Notation of Advance	59
	3.8	Presumption by the Facility Agent	59
	3.9	Increase in Commitments	60
	3.10	Letters of Credit	62
	3.11	Addition of an Issuing Bank	69
	3.12	Breakage Fees	69
4.	CONDITIONS		69
	4.1	Conditions Precedent to the Effective Date	69
	4.2	Conditions Precedent to the Obligations of the Lenders and Issuing Banks under this Agreement	70
	4.3	Further Conditions Precedent	72
	4.4	Satisfaction after Drawdown	73
	4.5	Conditions Subsequent	73
5.	REPAYMENT AND PREPAYMENT		74
	5.1	Repayment	74
	5.2	Voluntary Prepayment	74

	5.3	Borrower’s Obligations Absolute	74
	5.4	Mandatory Prepayment	74
	5.5	Interest and Costs with Prepayments/Application of Prepayments	75
	5.6	Cancellation	75
6.	INTEREST AND RATE		75
	6.1	Applicable Rate	75
	6.2	Default Rate	75
	6.3	Interest Payments	75
	6.4	Benchmark Replacement Setting	75
7.	PAYMENTS		77
	7.1	Place of Payments, No Set Off	77
	7.2	Tax Credits	79
	7.3	Computations; Banking Day	79
	7.4	Defaulting Lenders	80
	7.5	Sharing of Payments, Etc.	83
8.	EVENTS OF DEFAULT		84
	8.1	Events of Default	84
	8.2	Application of Moneys	88
9.	COVENANTS		89
	9.1	Affirmative Covenants	89
	9.2	Negative Covenants	96
	9.3	Financial Covenants	100
	9.4	Collateral Maintenance Ratio	101
	9.5	Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries	101
	9.6	Total Loss of a Collateral Vessel; Collateral Exchange	102
10.	ASSIGNMENT		102
	10.1	Successors and Assigns	102
	10.2	Participations; Pledges	103
11.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.		104
	11.1	Illegality	104
	11.2	Increased Costs	104
	11.3	Market Disruption	105
	11.4	Notification of market disruption	106
	11.5	Alternative rate of interest during market disruption	106

	11.6	Lender's Certificate Conclusive	106
	11.7	Compensation for Losses	106
	11.8	Replacement of or Repayment and Cancellation in Relation to a Single Lender	106
12.	CURRENCY INDEMNITY		107
	12.1	Currency Conversion	107
	12.2	Change in Exchange Rate	107
	12.3	Additional Debt Due	108
13.	FEES AND EXPENSES		108
	13.1	Fees	108
	13.2	Expenses	108
14.	THE FACILITY AGENT AND SECURITY TRUSTEE		109
	14.1	Appointment of Facility Agent	109
	14.2	Appointment of Security Trustee	109
	14.3	Distribution of Payments	109
	14.4	Holder of Interest in Note	109
	14.5	No Duty to Examine, Etc.	109
	14.6	Facility Agent and Security Trustee as Lender	110
	14.7	Acts of the Facility Agent and Security Trustee	110
	14.8	Certain Amendments	112
	14.9	Assumption re Event of Default	113
	14.10	Limitations of Liability	114
	14.11	Indemnification of the Facility Agent and Security Trustee	114
	14.12	Consultation with Counsel	114
	14.13	Resignation	114
	14.14	Representations of Lenders	115
	14.15	Notification of Event of Default	115
	14.16	No Other Duties	115
	14.17	Erroneous Payments	115
	14.18	Certain ERISA Matters	116
15.	APPLICABLE LAW, JURISDICTION AND WAIVER		117
	15.1	Applicable Law	117
	15.2	Jurisdiction	117
	15.3	WAIVER OF JURY TRIAL	118
16.	NOTICES AND DEMANDS		118

17.	MISCELLANEOUS		119
	17.1	Time of Essence	119
	17.2	Unenforceable, etc., Provisions–Effect	119
	17.3	References	119
	17.4	Further Assurances	119
	17.5	Prior Agreements, Merger	119
	17.6	Entire Agreement; Amendments	120
	17.7	Facility Agent to Maintain Register	120
	17.8	Assumption re Event of Default	120
	17.9	Indemnification	120
	17.10	USA Patriot Act Notice; OFAC and Bank Secrecy Act	121
	17.11	Headings	121
	17.12	WAIVER OF IMMUNITY	121
	17.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	121
	17.14	Publication	122
	17.15	Confidentiality	122
	17.16	Setoff	123
	17.17	Marshaling; Payments Set Aside	123
	17.18	Acknowledgement Regarding Any Supported QFCs	124
	17.19	Anti-Boycott Regulations (Lender); Restricted Lender	124
	17.20	Electronic Execution of Loan Documents	125
18.	GUARANTY AND INDEMNITY		125
	18.1	Guarantee and Indemnity	125
	18.2	Continuing Guarantee	125
	18.3	Reinstatement	126
	18.4	Waiver of Defenses	126
	18.5	Other Waivers	127
	18.6	Acknowledgment of Benefits	127
	18.7	Immediate Recourse	127
	18.8	Appropriations	127
	18.9	Deferral of Guarantors’ Rights	128
	18.10	Additional Security	128
	18.11	Independent Obligations	128
	18.12	Limitation of Liability	129

EXHIBITS

A	Form of Note
B-1	Form of Compliance Certificate
B-2	Form of Solvency Certificate
C	Form of Drawdown Notice
D-1	Form of Liberian Mortgage
D-2	Form of United States Mortgage
E	Form of Security Agreement
F	Form of Assignment and Assumption Agreement
G	Form of Issuance Notice
H	Form of Joinder

SCHEDULES

1.1(a)	Lenders and Commitments
1.1(b)	Obligors and Collateral Vessel Owners
1.1(c)	Closing Date Collateral Vessels
1.1(d)	Reflag Collateral Vessels
1.1(e)	First-Tier Foreign Subsidiaries
1.1(f)	Existing Permitted Indebtedness
1.1(g)	Existing Permitted Investments
1.1(h)	Existing Permitted Liens
9.1(p)	Required Insurances

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of the 7th day of July 2025, by and among (1) Tidewater Inc., a corporation incorporated and existing under the laws of the State of Delaware, as borrower (the “Borrower”), (2) the entities listed in Schedule 1.1(b) hereto, as original guarantors (the “Original Guarantors” and together with any entity which becomes a guarantor pursuant to Section 9.1(q) hereof, the “Guarantors”), (3) the banks and financial institutions listed on Schedule 1.1(a), as lenders (the “Original Lenders” and together with any bank or financial institution which becomes a Lender pursuant to Section 10 hereof, the “Lenders”), and (4) DNB Bank ASA, New York Branch (“DNB”), as facility agent for the Lenders (in such capacity, the “Facility Agent”) and as security trustee for the Secured Creditors (in such capacity, the “Security Trustee”).

WITNESSETH THAT:

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders have agreed to make available to the Borrower a senior secured revolving credit facility in the aggregate principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00) to be used for general corporate purposes including working capital and asset acquisitions and, subject to the terms and sublimit set forth herein, issuing Letters of Credit.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto agree as follows:

1.            DEFINITIONS.

1.1            Specific Definitions. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“2021 Revolving Credit Facility” means the revolving credit facility dated November 16, 2021, by and among the Borrower, as borrower, the lenders party thereto, DNB, as facility agent, and Nordic Trustee AS, as security trustee, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.

“2021 Senior Notes” means the senior secured notes issued pursuant to the bond terms dated November 16, 2021, for 8.5% senior secured USD 200,000,000 bonds with maturity date of November 15, 2026 by, among others, the Borrower, as issuer, and Nordic Trustee AS, as bond trustee, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.

“2023 Senior Notes” means the senior unsecured notes issued pursuant to the bond terms dated June 30, 2023, for 10.375% senior unsecured USD 250,000,000 bonds with maturity date of July 3, 2028 by, among others, the Borrower, as issuer, and Nordic Trustee AS, as bond trustee, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.

“2023 Term Loan” means the secured term loan dated June 30, 2023, by and among TDW International Vessels (Unrestricted), LLC, as borrower, the Borrower, as parent guarantor, the lenders party thereto, and DNB, as facility agent and as security trustee, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.

“2025 Senior Notes” means the senior unsecured notes issued pursuant to the indenture dated as of the date hereof, for 9.125% senior unsecured notes with maturity date of July 15, 2030, by, among others, the Borrower, as issuer, and Wilmington Trust Company, National Association, as trustee, as the same may be amended, restated, refinanced, supplemented or otherwise modified from time to time.

[Signature Page to Credit Agreement]

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, (c) Term SOFR plus 1.00%, and (d) 1.00%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“ABR Advance” means an Advance that bears interest based on the ABR.

“Account Control Agreement” means an account control agreement in form and substance satisfactory to the Borrower and the Security Trustee, the terms of which shall reflect that the relevant Obligor will have full operational control of the Account subject thereto absent the occurrence of and continuance of a Notified Event of Default.

“Accounts” means all Deposit Accounts, Commodity Accounts and Securities Accounts held in the United States by each Obligor other than the Excluded Accounts, and any Cash Collateral Account.

“Acquired Asset Value” means, in respect of the assets received by any Obligor or Restricted Subsidiary in exchange for the assets exchanged by such Obligor or Restricted Subsidiary pursuant to any Asset Swap permitted hereunder, the total value of such received assets, which value shall be, (a) in the case of a Vessel, as reflected in a third party appraisal obtained in connection with such Asset Swap by or on behalf of such Obligor or Restricted Subsidiary as the fair market value of such Vessel and (b) in the case of any other asset, the fair market value thereof as determined in good faith by the Borrower.

“Acquired Debt” means with respect to any specified Person, (a) Financial Indebtedness of any other Person existing at the time it is merged with or into or became a Subsidiary of such specified Person; or (b) Financial Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, in each case, such Financial Indebtedness was not incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Subsidiary of such Person, or such encumbered asset being acquired by such Person.

“Additional Commitments” has the meaning set forth in Section 3.9(a).

“Additional Security” shall have the meaning ascribed thereto in Section 9.1(q).

“Additional Vessel” means any vessels which become Collateral Vessels after the Effective Date pursuant to Section 9.1(q), Section 9.4 or Section 9.6.

“Advance” means any amount advanced to the Borrower with respect to the Facility as a Term SOFR Advance or an ABR Advance or (as the context may require) the amount thereof then outstanding.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any other financial institution.

“Affiliate(s)” means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise.

“Agents” means collectively, the Facility Agent and the Security Trustee.

“Aggregate Collateral Vessel Value” means, at any time of determination, the sum (without duplication) of (a) the aggregate of the Fair Market Values of the Collateral Vessels, and (b) all cash collateral pledged pursuant to Section 9.4.

“Agreed Security Principles” means:

(a)            the Loan Documents shall not require any Person to take steps to create or perfect any Lien on Excluded Property;

(b)            perfection through DACAs or other actions shall not be required with respect to any Excluded Account; provided that this clause (b) shall not restrict the filing of UCC-1 financing statements, or giving of notice (to the extent otherwise reasonably required in any Security Document) to the extent such account is an Excluded Account, pursuant to clause (d), (e) or (f) of the definition of “Excluded Accounts”;

(c)            neither the Borrower nor any Guarantor shall be required to take any actions with respect to the creation, perfection or priority of any Liens on any Collateral (other than Collateral Vessels, as to which this clause (c) does not apply) within or subject to the laws of the United States other than actions relating to (i) the delivery of certificated securities and certain debt instruments (including intercompany promissory notes) having a value that exceeds (x) individually, $5,000,000 or (y) in the aggregate for all Obligors, $10,000,000, (ii) the subordination of intercompany liabilities, (iii) the execution and delivery of, and performance under, the Security Agreement and any Pledge Agreement, any required short-form intellectual property Security Documents, any required Account Control Agreements and any other Security Documents governed by the laws of the U.S. or a political subdivision thereof, but not overriding the conditions in the remainder of this definition, (iv) any required security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (v) the filing of UCC-1 financing statements and (vi) other actions reasonably agreed between any Agent and the Borrower;

(d)            no Obligor shall be required to (i) grant or perfect a security interest in any Vessel other than a Collateral Vessel or (ii) take any actions with respect to the creation, perfection or priority of any Liens on any Collateral that are within or subject to the laws of any jurisdiction other than (A) the jurisdiction in which the Obligor is located, the laws of the State of New York, or any Approved Flag Jurisdictions and (B) with respect to each Collateral Vessel, the execution of a Mortgage (or similar Security Document) and registration thereof in the relevant ship registry of the Approved Flag Jurisdiction under which such Collateral Vessel is registered (it being understood that, in connection with a bareboat registration or a temporary re-flagging (or equivalent) of a Collateral Vessel in any Approved Flag Jurisdiction, none of the Obligors or Restricted Subsidiaries shall be required to execute a Mortgage (or similar Security Document) governed by the laws of, or file any additional mortgage registrations in, the Approved Flag Jurisdiction of such bareboat registration or temporary re-flagging (or equivalent) (other than the filing or registration of the existing Mortgage in the vessel or ship registry in the jurisdiction of such bareboat registration, if such action is required by (or advisable and permitted to be made under) the laws of such jurisdiction) so long as the Borrower provides a customary legal opinion of counsel (if and to the extent customarily available from counsel) in the underlying Approved Flag Jurisdiction in a form and substance reasonably acceptable to the Facility Agent opining that, after giving effect to any such bareboat registration or temporary re-flagging (or equivalent), the existing Mortgage on such Collateral Vessel remains a legal, valid and binding obligation in full force and effect, the Lien of which remains, duly perfected under the law of the underlying Approved Flag Jurisdiction in which such Collateral Vessel is registered and remains enforceable according to its terms); provided that, except as set forth in the foregoing subclause (B), or otherwise expressly provided for in these Agreed Security Principles, no Guaranty or Security Documents shall be required to be delivered under the laws of any jurisdiction other than the laws of the State of New York, the laws of a jurisdiction in which an Obligor is incorporated, organized or formed, or any Approved Flag Jurisdictions; provided however, that this clause (d) shall be without force or effect while an Event of Default has occurred and is continuing;

(e)            general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or personal liability, “thin capitalization” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules (and, for any relevant jurisdictions, requirements for compliance with the Shari’ah) and analogous principles may restrict a Restricted Subsidiary from providing a Guaranty or granting Liens on its assets or may require that any Guaranty of and/or Liens securing the Secured Obligations be limited to a certain amount. To the extent that any such limitations, rules and/or principles referred to above require that the Guaranty provided and/or the security or other Liens granted by such Restricted Subsidiary be limited in amount or otherwise in order to make the provision of such Guaranty or the grant of such security or other Liens legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary from breaching any applicable law or otherwise in order to avoid personal, civil or criminal liability of the officers or directors (or equivalent) of any Obligor, the limit shall be no more than the minimum limit required by those limitations, rules or principles. To the extent the minimum limit can be reduced by actions or omissions on the part of any Obligor, each Obligor shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to reduce the minimum limit required by those limitations, rules or principles (and, in this respect, shall have regard to any and all representations made by any Agent);

(f)            registration of any Liens created under any Security Document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Obligor in the relevant jurisdictions required by this Agreement and the Security Documents, subject to these Agreed Security Principles, as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Loan Document or within the time periods specified by applicable law or regulation (to the extent that, if registration is made after the time period specified by applicable law or regulation, such Lien will not be perfected or enforceable), in order to ensure due priority, perfection and enforceability of the Liens on the Collateral required to be created by the relevant Loan Document;

(g)            where there is material incremental cost involved in creating or perfecting liens over all assets of a particular category owned by an Obligor in a particular jurisdiction (other than the United States), such Obligor’s grant of security over, or perfection of a security interest with respect to, as applicable, such category of assets may be limited to the material assets in that category where determined appropriate by the Borrower and any Agent in light of the principles set forth in this definition; provided however that this paragraph (g) shall not apply to Collateral Vessels;

(h)            no Lien granted on motor vehicles and other assets (other than Collateral Vessels) subject to certificates of title shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement);

(i)            the Restricted Subsidiaries shall pledge, or cause to be pledged, 100% of the Equity Interests of each Restricted Subsidiary (or 66%, with respect to each Restricted Subsidiary that is a First-Tier Foreign Subsidiary) that is or becomes an Obligor. Each Security Document in respect of security over Equity Interests in any Subsidiary of the Borrower will be governed by the laws of the country (or state thereof) in which such entity is incorporated, organized or formed; provided that each Security Document in respect of Liens on Equity Interests in (x) any U.S. incorporated, organized or formed Obligor will be governed by the laws of the State of New York, or (y) any Guarantor that is not incorporated, organized or formed in a state in the United States of America may be governed by the laws of the State of New York or the laws of the jurisdiction of formation thereof. No Obligor or Restricted Subsidiary shall be required to grant any Lien or take any perfection step in respect of any Equity Interests held in any direct Restricted Subsidiary (other than an Obligor) incorporated, organized or formed outside the United States of America or any entity which is an Excluded Subsidiary, (x) other than the relevant Foreign Subsidiary Share Pledge or (y) unless such security can be granted under a customary composite “all asset” security document under the laws of such jurisdiction of incorporation, organization or formation, it being understood and agreed that absent a Notified Event of Default that is continuing, there shall be no requirement (and no Agent nor any other Creditor shall request) that any local law perfection steps (or Security Documents) with respect to Equity Interests be taken in any jurisdiction (other than the preparation and delivery of local law governed share certificates, customary local law stock transfer powers (or equivalent transfer powers) and any filings with the applicable Governmental Authority in such jurisdiction in line with market practice in respect of pledged Equity Interests in such Restricted Subsidiary);

(j)            information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a Security Document will be specified in that Security Document and all such information shall be provided by the relevant Obligor at intervals no more frequent than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under that Security Document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction or, so long as an Event of Default is continuing, following the Facility Agent’s request;

(k)            unless an Event of Default has occurred and is continuing, no registration of the Liens on intellectual property constituting Collateral shall be required other than in the relevant U.S. federal registries, as applicable;

(l)            no Obligor shall be required to give notice of any Liens on any of its book debts or accounts receivable to the relevant debtors unless (i) a Notified Event of Default has occurred and is continuing or (ii) such notice is required pursuant to the laws of the relevant Approved Flag Jurisdiction to perfect the Security Trustee’s security interest in such book debts or accounts receivable that relate to any Collateral Vessel (for the avoidance of doubt, subject to any other applicable Agreed Security Principle);

(m)            each Obligor shall use commercially reasonable efforts to create and perfect first ranking liens, security interests and floating (all assets) and general business charges (as applicable) over its assets that are required to constitute Collateral, which floating charges and general business charges shall in each case be in the form and to the extent consistent with market practice in the relevant jurisdiction of incorporation, organization or formation of the applicable Obligor; provided that, for the avoidance of doubt, this clause (m) shall not apply to Collateral that is subject to clauses (c) or (d) above;

(n)            the Security Documents shall be limited to those documents agreed among counsel for the Borrower and for the Facility Agent, which documentation shall in each case be (i) in form and substance consistent with the principles set forth in this definition, (ii) customary for the form of Collateral and (iii) as mutually agreed between the Facility Agent and the Borrower;

(o)            no Obligor shall be required to grant or perfect a security interest in intellectual property other than intellectual property registered with the United States Patent and Trademark Office or the United States Copyright Office material to the operations of the Group, taken as a whole; and

(p)            no Lien searches shall be required other than customary searches (i) in the United States, (ii) in any other Approved Flag Jurisdiction, (iii) in any jurisdiction in which an Obligor or a First-Tier Foreign Subsidiary is incorporated or formed or otherwise located for purposes of the New York UCC (as defined in the Security Agreement) (but, in the case of clauses (i) and (ii), only to the extent (A) the concept of “lien” searches exists therein), (B) such requirement would be customary or consistent with market practice in such jurisdiction and (C) such searches can be obtained at commercially reasonable costs) or (iv) with respect to owned Vessels (which shall be customary registry searches).

“Agreement” means this Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Annex VI” means Annex VI to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) entitled Regulations for the Prevention of Air Pollution from Ships.

“Applicable Rate” shall have the meaning ascribed thereto in Section 6.1.

“Approved Broker” means Clarksons Valuations Limited, Fearnley Offshore AS, Dufour, Laskay & Strouse, VesselsValue and any other broker reasonably approved by the Facility Agent.

“Approved Flag Jurisdiction” means Bahamas, Brazil, Canada, Cyprus, Gibraltar, Greece, Isle of Man, Liberia, Marshall Islands, Mexico, Norway (either registry), Panama, Singapore, the United States, Vanuatu, or any other jurisdiction acceptable to the Facility Agent (with the consent of the Majority Lenders).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Lender List” means that certain approved lender list agreed to by the Borrower and the Mandated Lead Arrangers prior to the date hereof, a copy of which is retained by the Facility Agent, as modified, supplemented, amended or restated from time to time by the Borrower and the Majority Lenders.

“Asset Swap” means any transaction or series of related transactions pursuant to which one or more Obligors or Restricted Subsidiaries shall exchange, with a Person that is not an Affiliate of the Borrower, one or more Related Business Assets owned by them for one or more Related Business Assets owned by such Person; provided that (a) the Acquired Asset Value is greater than or equal to the greater of (i) 90% of the total value of the asset(s) given in exchange by such Obligor or Restricted Subsidiary (which value shall be, (A) in the case of a Vessel, as reflected in the most recent third party appraisal delivered by the Borrower to the Facility Agent as the fair market value of such Vessel, and (B) in the case of any other asset so given in exchange, the fair market value thereof as determined in good faith by the Borrower) and (ii) the Acquired Asset Value that would result in a Collateral Maintenance Ratio of greater than or equal to 2.50 to 1.00 immediately after giving pro forma effect thereto (assuming for such purpose that any such acquired Related Business Assets constitute Collateral to the extent required by Section 9.1(q)) and (b) the assets, including Equity Interests, acquired pursuant to such transaction(s) (or acquired with the Net Cash Proceeds received therefor pursuant to such transaction) will become Collateral to the extent required by Section 9.1(q) (within the applicable time periods thereafter as set forth in Section 9.1(q)).

“Assignment and Assumption Agreement” means any Assignment and Assumption Agreement executed pursuant to Section 10 substantially in the form set out in Exhibit F.

“Availability Period” means the period commencing on the Effective Date and ending on the Final Availability Date.

“Available Commitments” means an amount equal to the total Commitments, minus the Total Utilization of Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 6.4(d).

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Day(s)” means day(s) on which banks are open for the transaction of business in Oslo, Norway, Houston, Texas, Frankfurt, Germany and New York, New York.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 6.4(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Facility Agent for the applicable Benchmark Replacement Date:

(a)            Daily Simple SOFR plus the related Benchmark Replacement Adjustment; or

(b)            the sum of: (i) the alternate benchmark rate that has been selected by the Facility Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents;

“Benchmark Replacement Adjustment”      means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Facility Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Facility Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof);

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof);

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.4 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.4.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, which is or within the past six years was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its Subsidiaries or, in the case of any such plan subject to ERISA, any ERISA Affiliate, or in respect of which the Borrower or any of its Subsidiaries or, in the case of any such plan subject to ERISA, any ERISA Affiliate could have any liability.

“Bilateral LC Documents” means with respect to any outstanding letter of credit issued for the account of the Borrower or any of its Subsidiaries, which is not a Letter of Credit under this Agreement, such letter of credit, the applicable letter of credit application, the applicable letter of credit agreement or reimbursement agreement, and any other document, agreement, and instrument required by the applicable issuing lender and relating to such letter of credit, in each case in the form agreed to by the applicable issuing lender from time to time and the Borrower or its applicable Subsidiary.

“Binding Commitment” means a contractual obligation of an Obligor to acquire one or more Collateral Vessels or Related Business Assets, or to complete a Permitted Acquisition, during the relevant Designated Reinvestment Period.

“Bookrunners” means Deutsche Bank AG, DNB Markets, Inc. and JPMorgan Chase Bank, N.A., each, in its capacity as bookrunner.

“Borrower” shall have the meaning ascribed thereto in the preamble.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Facility Agent.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Facility Agent or an Issuing Bank, as applicable (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with any Lender or any other financial institution whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (c) commercial paper or Euro commercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (d) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in clause (a) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (e) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (f) money market or other investment funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (a) through (e) above, (g) foreign currencies held from time to time in the ordinary course of business and freely tradeable (subject to ordinary course of business foreign exchange trading constraints impacting the timing of execution of such transactions) on customary foreign exchange markets, and (h) short term investments made or maintained outside the United States (i) of the general type described herein above which have reasonably equivalent credit ratings from comparable foreign ratings agencies, (ii) in bank deposits, at one of the five largest banks in the country in which such deposit is made, or at any local affiliate of Citibank NA, JPMorgan Chase Bank, NA, DNB Bank ASA or Hong Kong & Shanghai Banking Corporation Ltd., or (iii) substantially similar to those described in clauses (a) through (f) above (including, for the avoidance of doubt, government issued treasury obligations and other applicable in country equivalents to such clauses) which are otherwise customarily utilized by or for the benefit of Foreign Subsidiaries in accordance with prudent investment practices (having the principal goal of preservation of capital) in the applicable foreign jurisdiction in which such Foreign Subsidiary is doing business or managing cash.

“Cash Interest Expense” means, with respect to any Relevant Period, an amount equal to the interest expense (including Commitment Fees) of the Borrower and its Restricted Subsidiaries paid in cash during such Relevant Period, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received during such Relevant Period by the Borrower and its Restricted Subsidiaries with respect to Swap Agreements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any event or series of events by which any “person” or related persons constituting a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the total voting power or Equity Interests (or securities convertible into Equity Interests) of the Borrower.

“Classification Society”      means, with respect to any vessel, a member of the International Association of Classification Societies with whom such Collateral Vessel is entered and who conducts periodic physical surveys and/or inspections of such Collateral Vessel.

“Closing Date” has the meaning given to such term in Section 4.2.

“Closing Date Collateral Vessels” means the Vessels listed on Schedule 1.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Secured Creditors have been or were intended pursuant to the terms hereof to have been granted a security interest pursuant to a Security Document. For the avoidance of doubt, “Collateral” shall in no event include any Excluded Property.

“Collateral Maintenance Ratio” means the ratio of (i) the aggregate Fair Market Value of the Collateral Vessels as of the latest valuations provided by the Borrower pursuant to Section 9.1(e) (provided that if the Borrower has, since the last appraisal delivery date made capital expenditures in respect of certain Collateral Vessels, the Borrower can, at its option, deliver updated valuations for such Collateral Vessels), divided by (ii) the total amount of the Commitments then in effect.

“Collateral Vessel Owners” means (a) on the Effective Date, the entities identified as such on Schedule 1.1(b) under the heading “Collateral Vessel Owners” and (b) from and after the Effective Date, each Obligor of the Borrower that then owns a Collateral Vessel.

“Collateral Vessels” means (a) on the Effective Date, Closing Date Collateral Vessels and the Reflag Collateral Vessels, and (b) otherwise from and after the Effective Date, each Vessel owned or acquired by an Obligor that is subject to, or at such Obligor’s election, in accordance with the provisions of this Agreement, required to be subject to, a Mortgage, pursuant to Section 9.1(q), in each case other than (i) any Excluded Vessel, or (ii) any vessel that ceases to be a Collateral Vessel as a result of a Disposal or designation of an Obligor as an Unrestricted Subsidiary expressly permitted by this Agreement.

“Commitment” means the commitment of a Lender to make or otherwise fund any Advance and to acquire participations in Letters of Credit hereunder and “Commitments” means such commitments of all Lenders in aggregate. The amount of each Lender’s Commitment, if any, is set forth opposite its name in Schedule 1.1(a), as such amount may from time to time be increased pursuant to Section 3.9, or, as the case may be, in any relevant Assignment and Assumption Agreement. The aggregate amount of the Commitments as of the Effective Date is Two Hundred Fifty Million Dollars ($250,000,000).

“Commitment Fee” shall have the meaning ascribed thereto in Section 13.1.

“Commodities Account” has the meaning given to such term in the Security Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate certifying the compliance with the Financial Covenants contained herein and showing the calculations thereof in reasonable detail, delivered by the Borrower to the Facility Agent from time to time pursuant to Section 9.1(a) in the form set out in Exhibit B-1 or in such other form agreed between the Facility Agent and the Borrower.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Banking Day,” the definition of “U.S. Government Securities Banking Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 6.4 and other technical, administrative or operational matters) that the Facility Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Facility Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Facility Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash” means, on a consolidated basis at any time, the sum of (a) cash and (b) Cash Equivalents, in each case, on the then most recent consolidated balance sheet delivered by the Borrower pursuant to Section 9.1(a), held by the Borrower and its Restricted Subsidiaries, which is not Restricted.

“Consolidated Cash Group” means the Obligors and Restricted Subsidiaries, excluding any Restricted Subsidiary that is a West Africa Subsidiary.

“Consolidated EBITDA” means, for any Relevant Period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income:

(a)	plus, without duplication the following to the extent deducted in calculating such Consolidated Net Income:

(i)            any interest expense as determined in accordance with GAAP;

(ii)           any non-cash charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Financial Indebtedness prior to its stated maturity;

(iii)          the provision for direct and indirect Federal, state, local and foreign income tax expense of the Borrower or any Restricted Subsidiary thereof (including, for the avoidance of doubt, withholding tax expense on any bareboat charter);

(iv)          depreciation and amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and non-cash equity based compensation expense (or any revaluation of compensation paid in equity), including expensing of stock options and other equity compensation grants;

(v)           non-cash losses realized on the disposition of property of the Borrower and any Restricted Subsidiaries;

(vi)          unrealized losses resulting from mark to market accounting for hedging activities and related derivatives (if any), including, without limitation those resulting from the application of FASB ASC 815;

(vii)         unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP;

(viii)        impairment and other non-cash items other than write downs of current assets of the Borrower or any Restricted Subsidiary for such period;

(ix)          other extraordinary, unusual or non-recurring expenses of the Borrower or any Restricted Subsidiary thereof reducing such Consolidated Net Income, but limited to, together with the add-back described in paragraph (xii) below, 5% of Consolidated EBITDA in such Relevant Period;

(x)            any fees, costs and expenses incurred in connection with the negotiation and execution and/or modification or refinancing of Financial Indebtedness (including the Facility and the 2025 Senior Notes) and any rating agency fees incurred in connection therewith;

(xi)           fees, expenses, or restructuring charges (including, without limitation, professional fees, severance costs, retention bonuses and management and operational transition fees and expenses), related to a (i) reduction in force or (ii) acquisition or a disposition, whether effected by merger, consolidation, asset sale, share acquisition or otherwise (including, for the avoidance of doubt, any disposition, or acquisition from a Person that is not a manufacturer thereof, of one or more Vessels in a single transaction or series of related transactions); and

(xii)          integration costs and expenses related to the acquisition or a disposition, whether effected by merger, consolidation, asset sale, share acquisition or otherwise (including, for the avoidance of doubt, any disposition, or acquisition from a Person that is not a manufacturer thereof, of one or more Vessels in a single transaction or series of related transactions), but limited to, together with the add-back described in paragraph (ix) above, 5% of Consolidated EBITDA in such Relevant Period on a pro forma basis;

(b)	minus, without duplication the following to the extent included in calculating such Consolidated Net Income:

(i)            any interest income as determined in accordance with GAAP;

(ii)           any reversal of any depreciation and amortization expense (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and any write-up of any asset of the Obligors or any Restricted Subsidiary that was previously written down;

(iii)          Federal, state, local and foreign income tax credits;

(iv)          all non-cash gains added to Consolidated Net Income;

(v)           unrealized gains resulting from mark to market accounting for hedging activities, including, without limitation, those resulting from the application of FASB ASC 815;

(vi)          reversal of any impairment (other than in connection with write downs of current assets of the Borrower or any Restricted Subsidiaries) for such period; and

(vii)         other extraordinary, unusual or non-recurring income of the Borrower or any Restricted Subsidiary thereof increasing such Consolidated Net Income, provided such amounts increasing Consolidated Net Income shall not be deducted until such amounts exceed 5% of Consolidated EBITDA in such Relevant Period;

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, net income (excluding extraordinary items), all as determined in accordance with GAAP, provided that:

(i)            net income shall be calculated without giving effect to the cumulative effect of a change in accounting principle;

(ii)           net income of any Person that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of Distributions paid in cash during the calculation period to the Borrower or any Restricted Subsidiary thereof; and

(iii)          net losses of any Person that is accounted for by the equity method of accounting will be included, but only to the extent of the value of any contributions to capital (in cash or in the form of other assets) made to such Person by the Borrower or a Restricted Subsidiary thereof;

“Control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Coordinator” means DNB Markets, Inc., in its capacity as Coordinator.

“Creditors” means the Facility Agent, the Security Trustee, the Issuing Banks and the Lenders.

“DACA” means, with respect to any Account, an agreement, in form and substance reasonably satisfactory to the Security Trustee, establishing Control (as defined in the Security Agreement) of such Account, by the Security Trustee (it being understood and agreed that, unless an Event of Default has occurred and is continuing and notice has been delivered by an Agent under such agreement, no Agent shall exercise dominion or control over any Account subject to such agreement or issue any instructions with respect thereto or any cash or other assets on deposit in or held in any such Account). For the avoidance of doubt, no DACA shall be required with respect to any Excluded Account.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Facility Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Facility Agent decides that any such convention is not administratively feasible for the Facility Agent, then the Facility Agent may establish another convention in its reasonable discretion; provided that if Daily Simple SOFR as so determined shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that would, with the giving of notice or passage of time, or both, constitute an Event of Default.

“Default Rate” shall have the meaning ascribed thereto in Section 6.2.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or part of its portion of an Advance within two (2) Banking Days of the date such Advance was required to be funded hereunder unless such Lender notifies the Facility Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Facility Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Banking Days of the date when due, (b) has notified the Borrower or the Facility Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its portion of an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Banking Days after written request by the Facility Agent or the Borrower to confirm in writing to the Facility Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Facility Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything herein to the contrary, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Facility Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error;

“Deposit Account” has the meaning given to such term in the Security Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposal that is so designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a Responsible Officer of the Borrower, less the amount of cash and Cash Equivalents received in connection with a sale or collection of such “Designated Non-Cash Consideration.”

“Designated Reinvestment Period” means such period beginning on the date that an Obligor receives the Net Cash Proceeds of a Total Loss of a Collateral Vessel pursuant to Section 9.6 and ending on the date falling 360 days thereafter, which period shall be extended to the date falling 540 days after receipt of such Net Cash Proceeds if a Binding Commitment has been executed within the first 360 day period.

“Disposal” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and “Dispose” shall have a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Borrower to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the occurrence of termination of the Commitments and repayment of the Obligations in full.

“Distributable Free Cash Flow” means, as of any date of determination, an amount equal to (a) the sum of, without duplication, the Free Cash Flow of each Relevant Period starting with the Relevant Period in which the Effective Date occurs to the Relevant Period most recently ended on or prior to such date of determination minus (b) the aggregate amount of the Free Cash Flow Utilizations that have occurred during the period beginning on the first day of the Relevant Period in which the Effective Date occurs and ending on such date of determination. For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any date of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.

“Distribution” means, in respect of the relevant entity (a) any making or payment of any dividend or other distribution on or in respect of any of its Equity Interests, and (b) any redemption, repurchase, defeasance, retirement or repayment of its share capital or Equity Interests.

“DNB” shall have the meaning ascribed thereto in the preamble.

“DOC” means a document of compliance issued to a Collateral Vessel’s manager in accordance with rule 13 of the ISM Code.

“Dollar Amount” means, at any time:

(a)            with respect to any Advance denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held);

(b)            with respect to any Letter of Credit Obligation (or any risk participation therein) denominated in Dollars, the amount thereof; and

(c)            with respect to any other amount (i) if denominated in Dollars, the amount thereof and (ii) if denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Facility Agent or the applicable Issuing Bank, as applicable, on the basis of the Exchange Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such currency;

“Dollars” and the sign “$” means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved).

“Drawdown Date” means the date, being a Banking Day, upon which the Borrower has requested that an Advance be made available to the Borrower, and such Advance is made available, as provided in Section 3; provided, however, that no Drawdown Date shall occur after the Final Availability Date.

“Drawdown Notice” shall have the meaning ascribed thereto in Section 3.3.

“Earnings” means, in relation to a Collateral Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Collateral Vessel Owner or the Security Trustee and which arise out of the use or operation of that Collateral Vessel, including (but not limited to): (i) all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, passage moneys, proceeds of off-hire and loss of hire insurances, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of that Collateral Vessel, (ii) all remuneration for salvage and towage services, demurrage and detention moneys and any other moneys whatsoever due or to become due to the Collateral Vessel Owner arising from the use or employment of that Collateral Vessel, (iii) all moneys and claims for moneys due and to become due to the Collateral Vessel Owner, and all claims for damages and any other compensation payable, in respect of the actual or constructive total loss of or the requisition for title or for hire or other compulsory acquisition of that Collateral Vessel; but, notwithstanding the foregoing, “Earnings” shall not include without duplication, (i) any proceeds of Permitted Indebtedness received by any Collateral Vessel Owner and (ii) equity contributions made to such Collateral Vessel Owner.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the day and year first written above.

“Eligible Assignee” means any Person to which an assignment is permitted pursuant to Section 10.1.

“Environmental Affiliate(s)” means any Person, the liability of which for Environmental Claims any of the Obligors or a Subsidiary of any of the Obligors may have assumed by contract or operation of law.

“Environmental Approval(s)” shall have the meaning ascribed thereto in Section 2.1(q).

“Environmental Claim(s)” shall have the meaning ascribed thereto in Section 2.1(q).

“Environmental Law(s)” shall have the meaning ascribed thereto in Section 2.1(q).

“Equity Interest” means shares of capital stock (including, without limitation, shares in a Cayman Islands exempted company), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided, however, that, for the avoidance of doubt, any Financial Indebtedness of the Borrower which by its terms may be converted into Equity Interests of the Borrower shall not constitute an “Equity Interest” prior to the consummation of such conversion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and any regulation promulgated thereunder.

“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with any Obligor or any of their Subsidiaries, would be deemed a single employer under Section 414 of the Code or a member of a “controlled group” under Section 4001 of ERISA.

“ERISA Funding Event” means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii)  the failure by the Borrower or any of its Subsidiaries or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code); (v) the incurrence by the Borrower or any of its Subsidiaries or any ERISA Affiliate of, or the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Plan or Multiemployer Plan from the Borrower or any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the imposition of, any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vi) a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or in endangered status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“ERISA Termination Event” means (i) a “reportable event”, as such term is defined in Section 4043 of ERISA (other than a “reportable event” for which the 30-day notice requirement to the PBGC has been waived) with respect to any Plan or Multiemployer Plan, (ii) the imposition of any lien under Section 430(k) of the Code or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of the Borrower or any of its Subsidiaries or any ERISA Affiliate; (iii) the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iv) the receipt by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any notice that a Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (v) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA or the termination or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA; (vi) the incurrence by the Borrower or any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vii) the occurrence of any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Event(s) of Default” means any of the events set out in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the applicable Bloomberg page for such currency. In the event that such rate does not appear on any Bloomberg page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying the exchange rates as may be reasonably selected by the Facility Agent and applied to similarly situated borrowers (if any), or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Facility Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Banking Days later; provided that, if at the time of any such determination, for any reason no such spot rate is being quoted, the Facility Agent, after consultation with the Borrower, may use any reasonable method that it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Account” means: (a) Accounts and other bank accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of any employees of the Borrower or any Restricted Subsidiary; (b) Accounts and other bank accounts constituting pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions); (c) Accounts and other bank accounts (i) exclusively used for withholding tax and other tax accounts (including sales tax accounts) or (ii) that are fiduciary accounts, escrow accounts, or trust accounts (or the equivalent thereof in any non-U.S. jurisdiction), or other accounts which solely contain deposits made for the benefit of, or otherwise holds funds on behalf of, another Person (other than the Borrower or any Restricted Subsidiary); (d) Accounts and other bank accounts that are zero balance accounts; (e) petty cash and similar local accounts; (f) any other Accounts and other bank accounts of the Obligors having an average monthly account balance, in the aggregate for such all accounts of the Obligors referred to in this clause (f), not exceeding, (i) for all such accounts that are U.S. accounts, $3,000,000 and (ii) for all such accounts that are non-U.S. accounts, $7,000,000; and (g) any non-U.S. account as to which the Facility Agent and the Borrower reasonably agree in writing that the cost of obtaining or perfecting a security interest therein is excessive in relation to the practical benefit to the Secured Creditors afforded thereby.

“Excluded Property” means, collectively:

(a)            (i) any fee owned real property, in the aggregate, with a fair market value of less than $50,000,000, (ii) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) and (iii) any fixtures affixed to any real property, except to the extent perfected by the filing of an “all assets” UCC-1 financing statement in the applicable Obligor’s jurisdiction of organization or formation;

(b)            any Commercial Tort Claim (as defined in the Security Agreement), except for any Commercial Tort Claim held by an Obligor with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages (individually for any such Commercial Tort Claim) in excess of $5,000,000 for each such claims in the United States (but for each such claim in excess of $5,000,000 outside of the United States, only to the extent the concept of commercial tort claims exists under applicable local law and such local law includes procedures for perfecting against a commercial tort claim);

(c)            Letter-of-Credit Rights (as defined in the Security Agreement) (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC-1 financing statement (it being understood that no actions shall be required to perfect a security interest in Letter-of-Credit Rights other than the filing of a UCC-1 financing statement));

(d)            any assets (other than any Collateral Vessel and assets and proceeds related thereto) to the extent the grant of a Lien on such assets is prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any Governmental Authority unless such consent has been obtained (and it being understood and agreed that no Group Company shall have any obligation to procure any such consent, approval, license or authorization)) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code;

(e)            (i) Margin Stock and (ii) minority interests or Equity Interests in joint ventures and non-wholly-owned Subsidiaries, in any such case of this subclause (ii), to the extent the grant of a Lien on such interest would require a consent, approval, license or authorization from any Governmental Authority or any other Person (other than an Obligor or Restricted Subsidiary);

(f)            (i) any Obligor’s right, title or interest in any lease, charter, license, contract, or agreement to which such Obligor is a party or any of its right, title or interest thereunder and (ii) any property subject to a Lien securing Financial Indebtedness incurred pursuant to clause (i) of the definition of “Permitted Indebtedness” or any other permitted purchase money Lien, Finance Lease Obligation or similar arrangement, in each case to the extent, but only to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, charter, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that no Obligor shall have any obligation to procure any such consent, approval, license or authorization)) or create a right of termination in favor of any other party thereto (other than the Borrower or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(g)            any assets (other than any Collateral Vessel and assets and proceeds related thereto) to the extent the grant of a security interest in such assets would reasonably be expected to result in material adverse Tax consequences to the Borrower or any Restricted Subsidiary as reasonably determined by the Borrower in good faith (with written notice to the Facility Agent);

(h)            any United States trademark or service mark application filed on the basis of an Obligor’s “intent-to-use” such trademark or service mark pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, et seq., unless and until evidence of use of such trademark or service mark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), in each case, to the extent (and solely during the period in which) the inclusion in the Collateral of, or granting a security interest in, any such application prior to such filing would impair the enforceability or validity, or invalidate, any such application or any resulting registration;

(i)            any assets as to which any Agent and the Creditors shall reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Secured Creditors afforded thereby;

(j)            any after-acquired property (including property acquired through acquisition or merger of another entity) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any enforceable contract or other agreement (in each case, binding on the assets at the time of such consummation and not created or entered into in contemplation thereof), solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) prohibits such security interest or pledge;

(k)            the Equity Interests of Unrestricted Subsidiaries;

(l)            any Excluded Vessel;

(m)            the Excluded Accounts and all funds and other property held in or maintained in any Excluded Account; and

(n)            any other asset that is otherwise excluded from the requirement to become Collateral pursuant to the Agreed Security Principles.

“Excluded Subsidiary” means:

(a)            any Subsidiary (including a Subsidiary acquired with pre-existing Financial Indebtedness (to the extent not created in contemplation of such acquisition)) with respect to which the provision of a Guaranty of the Obligations by such Subsidiary: (i) would be prohibited or restricted by any Governmental Authority with authority over such Subsidiary, applicable law or regulation or analogous restriction or contract (including (1) any requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party, unless such consent, approval, license or authorization has been received and (2) any restriction or requirement contained in any organizational documents to comply with local jurisdictional requirements or customs (subject to inclusion of any local law-required limitations and such other changes as any Agent may reasonably agree), but excluding any other restriction in any organizational documents of such Subsidiary for purposes of this clause (a)(i)) so long as (x) in the case of Subsidiaries of any Borrower existing on the Effective Date, such contractual obligation is in existence on the Effective Date and (y) in the case of Subsidiaries of the Borrower acquired (or formed) after the Effective Date, such contractual obligation is in existence at the time of such acquisition or formation and was not created or entered into in contemplation thereof; (ii) would result in material adverse tax consequences as reasonably determined by the Borrower; or (iii) would result in a risk to the officers or directors (or equivalent) of such Subsidiary of personal, civil or criminal liability;

(b)            (i) any non-wholly owned Subsidiary, provided that no Restricted Subsidiary that is wholly owned and a Guarantor as of the Effective Date shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (b)(i) solely because a portion (but not all) of the Equity Interests in such Subsidiary are sold or otherwise transferred to any Person that is not a an Obligor, and, notwithstanding such sale or other transfer of a portion (but not all) of the Equity Interests in such Subsidiary, such Subsidiary shall remain a Guarantor to the extent it does not otherwise constitute an Excluded Subsidiary); (ii) any Unrestricted Subsidiary; and (iii) any Immaterial Subsidiary;

(c)            any Subsidiary to the extent that the burden or cost of providing a Guaranty of the Obligations outweighs the benefit afforded thereby as reasonably determined by the Borrower and any Agent;

(d)            any Subsidiary which is incorporated or organized in a jurisdiction outside the United States, unless such Subsidiary owns a Collateral Vessel;

(e)            any Subsidiary that is otherwise excluded from the requirement to provide a Guaranty of the Obligations pursuant to the Agreed Security Principles; and

(f)            TDW International Vessels (Unrestricted) II, LLC, a Delaware limited liability company, and each of its Subsidiaries.

“Excluded Swap Obligations” means, with respect to any Guarantor, (a) as it relates to all or a portion of any Guaranty of such Guarantor, any Specified Swap Agreement Obligation if, and to the extent that, such Specified Swap Agreement Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a Lien, any Specified Swap Agreement Obligation if, and to the extent that, such Specified Swap Agreement Obligation (or such Lien in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Lien of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation. If a Specified Swap Agreement Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Agreement Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Creditor or required to be withheld or deducted from a payment to a Creditor, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes in each case, (i) imposed as a result of such Creditor being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Advance or Commitment or (ii) such Lender changes its lending office, (c) Taxes attributable to such Creditor’s failure to comply with Section 7.1(c) and (d) any withholding Taxes imposed under FATCA.

“Excluded Vessels” means Vessels which are flagged, whether as a primary flag jurisdiction or a bareboat flag jurisdiction, in Mexico or Brazil, or which are being considered by the Borrower for tenders in Mexico or Brazil; provided that any such Vessel, may, at the Borrower’s option no longer be designated as an “Excluded Vessel” for purposes of this Agreement.

“Facility” means the Commitments, the Advances, and the Letters of Credit, as the context may require.

“Facility Agent” shall have the meaning ascribed thereto in the preamble.

“Fair Market Value” means, with respect to a Collateral Vessel, the fair market value of such Collateral Vessel determined as follows:

(a)            the valuation of such Vessel obtained from an Approved Broker selected by the Borrower, made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and willing buyer, on an “as is where is” basis, free of any existing charters or other contracts for employment. For the avoidance of doubt, such valuation may be a “desk appraisal”;

(b)            at the expense of the Borrower except as otherwise set forth in Section 9.1(e); and

(c)            as at a date not more than thirty (30) days prior to the as-of date of such appraisal required to be delivered pursuant to Section 9.1(e), provided, that in the case of a Total Loss where such a valuation is not available, the valuation of such Collateral Vessel shall be based on the most recent available valuation;

“FASB ASC 815” means Financial Accounting Standards Board Accounting Standards Codification Topic 815, Derivatives and Hedging.

“FASB ASC 842” means Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (c) any applicable treaty, Law, regulation or other official guidance enacted in any other jurisdiction, or relating to an applicable intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the preceding clauses (a) and (b).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Banking Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) the Floor.

“Fee Letter” means any letter or letters between any of the Secured Creditors (or any of its Affiliates) and any Obligor setting out any of the fees payable by such Obligor in connection with the Facility contemplated by this Agreement.

“Final Availability Date” means the date that is one (1) month prior to the Maturity Date.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be recorded on the balance sheet as a liability in accordance with GAAP, provided that amounts required to be recorded as liabilities, with respect to operating leases on the balance sheet in accordance with FASB ASC 842 shall not constitute “Finance Lease Obligations”.

“Financial Covenants” means the financial covenants set forth in Section 9.3.

“Financial Indebtedness” means, for any Person, the following obligations of such Person, without duplication, for:

(a)            moneys borrowed and debit balances at banks or other financial institutions;

(b)            any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)            any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)            any Finance Lease Obligations;

(e)            receivables sold or discounted (other than any receivables to the extent they are disposed of in a true sale provided that the requirements for true sale treatment under GAAP are met);

(f)            any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account) after giving effect to any netting arrangements;

(g)            all obligations of such Person arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Financial Indebtedness;

(h)            any amount raised by the issue of redeemable Equity Interests which are redeemable (other than at the option of the Borrower or if required upon the occurrence of a change of control or an asset sale) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(i)            any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance and such agreement does not pertain to ordinary course of business trade payables due within less than 180 days after the date of supply, or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 calendar days after the date of supply and, in each case, excluding amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; and

(j)            without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i);

provided that the definition of “Financial Indebtedness” shall not include (i) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller of such asset, (ii) customary cash pooling and cash management practices and other intercompany indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) incurred in the ordinary course of business; (iii) trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds, performance guaranties, and pre-paid hire under vessel time charters or similar contracts which have not yet been earned), or obligations in respect of Equity Interests that do not constitute Disqualified Equity Interests; (iv) liabilities resulting from endorsements of instruments for collection in the ordinary course of business; (v) any indebtedness with respect to which cash or Cash Equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the note holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness; (vi) liabilities resulting from warrants issued as a portion of the purchase price of an acquisition; and (vii) any lease obligations which are not Finance Lease Obligations. For purposes of this Agreement and the Loan Documents, the Financial Indebtedness of any Person shall include the Financial Indebtedness of any partnership or joint venture to the extent such Financial Indebtedness is recourse to such Person.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or any other officer or director of such Person who is primarily responsible for matters relating to such Person’s financial affairs. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“First-Tier Foreign Subsidiary” means those Subsidiaries of the Borrower listed in Schedule 1.1(e) hereto, and any other Foreign Subsidiary with respect to which the Borrower or any other Obligor owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests;

“Floor” means a rate of interest equal to 0% per annum.

“Foreign Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is excluded from coverage under ERISA by Section 4(b)(4) thereof and is maintained or contributed to by the Borrower, any Guarantor or any of their Subsidiaries or for which the Borrower, any Guarantor or any of their Subsidiaries has any liability.

“Foreign Subsidiary” means a Subsidiary of the Borrower (direct or indirect) formed under the laws of a jurisdiction other than a state in the United States of America or the District of Columbia.

“Foreign Subsidiary Share Pledge” means a first priority share pledge or charge by the relevant Obligor of 66% of the shares of any First-Tier Foreign Subsidiary, in a form agreed between the Security Trustee and the Borrower.

“Foreign Termination Event” means the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in an impairment of the Collateral.

“Foreign Underfunding” means the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the Borrower’s independent auditors for these purposes) over the assets of such Foreign Plan.

“Free Cash Flow” means, as of the last day of any Relevant Period, an amount equal to:

(a)            Consolidated EBITDA for such Relevant Period (and will include, to the extent not already included in Consolidated EBITDA, Net Cash Proceeds that are not required to be applied to any mandatory prepayments of the Advances during the Relevant Period but shall be reduced by such Net Cash Proceeds if such amounts are later required to be prepaid pursuant to the mandatory prepayment provisions herein); minus

(b)            the sum, in each case without duplication, of the following amounts paid during such Relevant Period: (i) voluntary and scheduled cash prepayments and repayments of Financial Indebtedness (other than the Facility) which cannot be reborrowed pursuant to the terms of such Financial Indebtedness; provided that any voluntary cash prepayment of Financial Indebtedness shall not reduce Free Cash Flow pursuant to this clause (b)(i) for the applicable period to the extent that the Total Net Leverage Ratio after giving effect to such prepayment and any other borrowings of the Facility during such Relevant Period does not exceed the Total Net Leverage Ratio immediately prior to such prepayment; (ii) unfinanced capital expenditures (other than maintenance capital expenditures) paid in cash; (iii) maintenance capital expenditures paid in cash; (iv) Cash Interest Expense; (v) taxes paid in cash; (vi) (A) unfinanced Permitted Investments made in cash (other than to any Obligor or Restricted Subsidiary thereof, including any entity that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into an Obligor or a Restricted Subsidiary) substantially contemporaneously with such Permitted Investment) during such Relevant Period (other than those made in reliance on clause (b) of the definition of “Permitted Investment”) and (B) Restricted Payments made in cash (other than to any Obligor or Restricted Subsidiary thereof) during such period (other than those made in reliance on Section 9.2(c)(i)(J)) and (vii) to the extent not included in the foregoing and added back in the calculation of Consolidated EBITDA, any other cash charge that reduces the earnings of the Borrower and its Restricted Subsidiaries; plus

(c)            the sum, in each case without duplication, of any non-cash amounts that were deducted from or otherwise served to decrease Consolidated EBITDA for such Relevant Period; minus

(d)            the sum, in each case without duplication, any non-cash amounts that were added to or otherwise served to increase Consolidated EBITDA for such Relevant Period;

“Free Cash Flow Utilizations” means, for any period, the aggregate amount of each of the following transactions during such period: (a) Restricted Payments made pursuant to Section 9.2(c)(i)(J); (b) Redemptions of Junior Indebtedness made pursuant to 9.2(c)(ii)(E); and (c) Permitted Investments made pursuant to clause (b) of the definition of “Permitted Investment”.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit Obligations other than such obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof (or as to which other arrangements reasonably satisfactory to the applicable Issuing Bank have been made).

“GAAP” shall have the meaning ascribed thereto in Section 1.3.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” or “Group Company(ies)” means the Borrower and its Subsidiaries from time to time.

“Guaranty” or “Guaranties” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Financial Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Financial Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Financial Indebtedness of the ability of the primary obligor to make payment of such Financial Indebtedness; (b) to advance or supply funds (i) for the purchase or payment of such Financial Indebtedness or (ii) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Financial Indebtedness, in each case primarily for the purpose of assuring the owner of such Financial Indebtedness of the ability of the primary obligor to make payment of such Financial Indebtedness; (c) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Financial Indebtedness of the ability of the primary obligor to make payment of such Financial Indebtedness; or (d) otherwise to assure the owner of such Financial Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Financial Indebtedness shall be deemed to be equal to the amount that would apply if such Financial Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Guarantors” shall have the meaning ascribed thereto in the preamble.

“IAPPC” means a valid international air pollution prevention certificate for a vessel issued under Annex VI.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that (i) has not guaranteed any other Financial Indebtedness of the Borrower and (ii) has total assets and revenues, in each case, of less than 5.0% of total assets and revenues of the Borrower and its consolidated Subsidiaries taken as a whole and, together with all other Immaterial Subsidiaries, has total assets and revenues of less than 5.0% of total assets and revenues of the Borrower and its consolidated Subsidiaries taken as a whole, in each case, measured (1) at the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Borrower’s election, be internal consolidated financial statements) on a pro forma basis giving effect to any acquisitions or dispositions of assets, Vessels, companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and (2) as of the date of acquisition of any such Restricted Subsidiary.

“Increase Effective Date” shall have the meaning ascribed thereto in Section 3.9.

“Indebtedness for Borrowed Money” means, with respect to a Person, Financial Indebtedness of such Person under clauses (a), (c), (g) or (j) (to the extent relating to the foregoing clauses) of the definition of “Financial Indebtedness”.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement, the Notes and the Security Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning ascribed thereto in Section 17.9.

“Information” means all information received from or on behalf of the Obligors relating to any of them or any of their and their Affiliates’ respective businesses that was not otherwise available to the Facility Agent or any Lender on a non-confidential basis prior to such disclosure by or on behalf of the Obligors; provided, that, in the case of information received from the Obligors after the Effective Date, such information is clearly identified at the time of delivery as confidential.

“Insurances” means, with respect to a Collateral Vessel, all policies and contracts of insurance, including under all entries in any Protection and Indemnity Association or Club, which are from time to time taken out in respect of the Collateral Vessel, the Collateral Vessel’s hull and machinery, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums.

“Insurance Subordination Undertaking” a subordination undertaking from each Collateral Vessel’s manager subordinating its interest in each Collateral Vessel’s Insurances, in form and substance reasonably satisfactory to the Facility Agent (acting with the consent of the Majority Lenders, such consent not to be unreasonably withheld, conditioned or delayed).

“Interest Period” means each one (1), three (3) or six (6) month period commencing on the relevant Drawdown Date or the last day of the preceding Interest Period, as applicable; provided, however, in each case, (x) if such Interest Period commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), such Interest Period shall end on the last Banking Day of the appropriate subsequent calendar month and (y) if any Interest Period would otherwise expire on a day that is not a Banking Day, the period shall expire on the next Banking Day.

“Inventory of Hazardous Materials” shall have the meaning ascribed thereto in Resolution MEPC.269(68) of the International Maritime Organization.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person; (b) the making of any loan or capital contribution to, assumption of Financial Indebtedness of, purchase or other acquisition of any other Financial Indebtedness or equity participation or interest in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c)(i) the entering into of (A) any Guaranty of, or other contingent payment or credit support obligation (including the deposit of any Equity Interests to be sold) with respect to, Financial Indebtedness of any other Person, or(B) any other contingent obligation with respect to Indebtedness for Borrowed Money of any other Person that directly or indirectly has the economic effect of guaranteeing or providing any payment or credit support with respect such Indebtedness for Borrowed Money or otherwise is for the purpose of assuring the owner of such Indebtedness for Borrowed Money of the payment thereof or (ii) the entering into or issuance of a Letter of Credit to support the general corporate purposes of Unrestricted Subsidiaries. For purposes of covenant compliance, the amount of any Investment by any Person outstanding at any time shall be the amount actually invested (measured at the time invested), net of any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto from time to time).

“IRS” means the United States Internal Revenue Service.

“ISM Code” means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto.

“ISPS Code” means the International Ship and Port Facility Code adopted by the International Maritime Organization at a conference in December 2002, and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto.

“ISSC” means the International Ship Security Certificate issued pursuant to the ISPS Code.

“Issuance Notice” means an Issuance Notice in respect of letters of credit substantially in the form of Exhibit G, or such other form reasonably acceptable to the Facility Agent and the Issuing Banks.

“Issuing Bank” means DNB Capital LLC (or one of its Affiliates (on its behalf) and any other Lender that consents to being an issuing bank of one or more Letters of Credit. Any Issuing Bank may cause Letters of Credit to be issued by an Affiliate of such Issuing Bank or by another financial institution designated by such Issuing Bank, and all Letters of Credit issued by any such Affiliate or any such designated financial institution shall be treated as being issued by such Issuing Bank for all purposes under the Loan Documents.

“Junior Indebtedness” means any Financial Indebtedness that is incurred or issued by the Borrower or any Restricted Subsidiary and is either (a) unsecured or (b) secured by the Collateral on a junior lien basis to the Liens pursuant to the Loan Documents, with such priority being on terms and pursuant to an intercreditor agreement and such other documentation reasonably satisfactory to the Facility Agent (including Guaranties of the foregoing that are unsecured or secured by Collateral on a junior lien basis to the Liens pursuant to the Loan Documents securing the Secured Obligations in accordance with the foregoing clause (b)).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” shall have the meaning ascribed thereto in the preamble.

“Letter of Credit” means a letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement, which letter of credit shall be (a) a standby letter of credit or (b) solely to the extent agreed by the applicable Issuing Bank in its sole discretion, documentary or “trade” letter of credit.

“Letter of Credit Advance” means, as to any Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with an Issuance Notice.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as an ABR Advance. For the avoidance of doubt, the amount of any Letter of Credit Borrowing in respect of a Letter of Credit denominated in a currency other than Dollars shall be the Dollar Amount of the related Reimbursement Obligation as of the date the ABR Advance is made or deemed made.

“Letter of Credit Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank and relating to such Letter of Credit.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Fees” shall have the meaning ascribed thereto in Section 13.1(b).

“Letter of Credit Obligations” means, at any time, the Dollar Amount of the aggregate of all liabilities at such time of any Obligor to each Issuing Bank with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Percentage” means, with respect DNB Capital LLC, 100%, and with respect to any other Issuing Bank, a percentage to be agreed between the Borrower and such Issuing Bank, which shall not exceed such Issuing Bank’s Commitment.

“Letter of Credit Sublimit” means Fifty Million Dollars ($50,000,000).

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate Dollar Amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate Dollar Amount of all Reimbursement Obligations outstanding at such time.

“Letter of Quiet Enjoyment” means, to the extent required under a charter contract or similar contract, as determined in the reasonable judgment of the Borrower, with respect to any Collateral Vessel, a quiet enjoyment agreement entered into by the counterparty to the applicable charter contract or similar contract, the applicable Collateral Vessel Owner and the applicable Agent in form and substance reasonably satisfactory to the applicable counterparty and the applicable Agent (at the direction of the Majority Lenders).

“Lien” means any mortgage, charge, deed of trust, pledge, lien, security assignment or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Limited Condition Transaction” means mean any acquisition of the Equity Interests, assets and/or line of business of any other Person or any other investment, in any such case, the consummation of which is not conditioned on availability of any funds, financing or other Financial Indebtedness.

“Liquidity” means, as of the date of any determination, the aggregate amount of (a) Consolidated Cash of the Borrower and its Restricted Subsidiaries, excluding cash that is not held in an Account unless (i) such cash is held in a deposit account that is not required to be subject to a DACA under this Agreement or (ii) such cash is on deposit in a deposit account outside the United States and may be repatriated to an account in the United States without restriction, (b) the Available Commitments and (c) amounts available for borrowing by the Borrower and its Restricted Subsidiaries under any other revolving credit facilities.

“Loan Document(s)” means this Agreement, the Notes, Letters of Credit, Drawdown Notices, the Security Documents, any Subordination Agreement, each Insurance Subordination Undertaking, any Fee Letter and any other document designated as such by the Facility Agent and the Borrower.

“Majority Lenders” means the Lenders, at the time of determination, holding an aggregate of more than 50% of the Commitments; provided that, if any Lender (or Affiliate of a Lender) is a Defaulting Lender, its Commitments shall not be included in the calculation of “Majority Lenders”.

“Mandated Lead Arrangers” means Deutsche Bank AG, DNB Markets, Inc. and JPMorgan Chase Bank, N.A., each in its capacity as a mandated lead arranger.

“Margin” means, for any day, a rate per annum based on the current Total Net Leverage Ratio, as of the immediately preceding fiscal quarter as follows:

Level	Total Net Leverage Ratio	Margin
I	Less than or equal to 0.50:1.00	2.50%
II	Greater than 0.50:1.00 but less than or equal to 1.50:1.00	2.75%
III	Greater than 1.50:1.00 but less than or equal to 2.00:1.00	3.00%
IV	Greater than 2.00:1.00 but less than or equal to 2.50:1.00	3.25%
V	Greater than 2.50:1.00	3.50%

Any increase or decrease in the Margin under the grid set forth above with respect to ABR Advances, Term SOFR Advances, or Letter of Credit Fees, as the case may be, resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Banking Day immediately following the date a Compliance Certificate is delivered in respect of the preceding fiscal quarter pursuant to Section 9.1; provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 9.1, then Level V shall apply as of the first Banking Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered to the Facility Agent. From the Effective Date until such time as a Compliance Certificate is delivered to the Facility Agent in accordance with Section 9.1, the Margin shall be determined based on the Compliance Certificate delivered pursuant to Section 4.2.

Within one Banking Day of receipt of the applicable information under Section 9.1, the Facility Agent shall give each Lender electronic (including e-mail and Internet or intranet websites, including the Platform) notice of the Margin in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 9.1 is determined to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Margin for any period, than the Margin applied for such period, then (a) the Borrower shall promptly (and in any event within five (5) Banking Days) following such determination deliver to the Facility Agent correct financial statements and certificates required by Section 9.1 for such period, (b) the Margin for such period shall be determined as if the Total Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) the Borrower shall promptly (and in any event within ten (10) Banking Days) following delivery of such corrected financial statements and certificates pay to the Facility Agent the accrued additional interest owing as a result of such increased Margin for such period.

“Margin Stock” means “margin stock” or “margin securities” as defined in Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the Obligors’ ability (taken as a whole) to perform and comply with their payment obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agents and Lenders thereunder.

“Material Indebtedness” means Indebtedness for Borrowed Money in excess of Fifty Million ($50,000,000).

“Materials of Environmental Concern” shall have the meaning ascribed thereto in Section 2.1(q).

“Maturity Date” means the date that is the earliest of (a) the fifth (5th) anniversary of the Effective Date, (b) the date that is ninety one (91) days prior to the final maturity date of the 2023 Senior Notes or any refinancing thereof, (c) the date that is ninety one (91) days prior to the final maturity date of the 2025 Senior Notes or any refinancing thereof, and (d) the date that is ninety one (91) days prior to the final maturity date of any Material Indebtedness (excluding Purchase Money Debt or Acquired Debt permitted as part of a Permitted Acquisition, but not refinancing Financial Indebtedness in respect of either of the foregoing) in excess of Fifty Million Dollars ($50,000,000).

“Minimum L/C Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Facility Agent and the Issuing Banks in their sole discretion.

“Mortgage” means the first preferred or first priority ship mortgage (including a declaration of covenants, deed of covenants or security agreement collateral thereto, if applicable) on a Collateral Vessel, executed by the applicable Collateral Vessel Owner in favor of the Security Trustee, substantially in the form set out in Exhibits D-1 and D-2 in respect of any Collateral Vessel flagged in Liberia and the United States, or such other first preferred or first priority ship mortgage (including a declaration of covenants, deed of covenants or security agreement collateral thereto, if applicable) agreed between the Security Trustee and the Borrower and given in compliance with any other Approved Flag Jurisdiction.

“MTSA” means the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295.

“Multiemployer Plan” means, at any time, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute.

“Net Cash Proceeds” means, with respect to any Disposal or Total Loss of a Collateral Vessel, the aggregate amount of cash and the fair market value of any non-cash consideration actually received from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the relevant Collateral Vessel Owner, in connection therewith after deducting therefrom only (a) the direct costs relating to such transaction and the sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, transactional fees, brokers’ fees and other professional fees, severance costs and any relocation expenses incurred as a result of such transaction, in each case as are due to a Person that is not an Affiliate of the Borrower, (b) amounts actually paid or payable or distributed or required to be distributed in cash in respect of, or for the purpose of, total federal, state, local and foreign income, value added and similar taxes as a result of such transaction, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,(c) amounts required to be applied to the repayment of Financial Indebtedness (other than the Obligations) secured by a Lien on the properties or assets that were the subject of such transaction, or which must by its terms, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid out of the proceeds from such transaction, (d) payments (or arrangements for payments made) of unassumed liabilities (not constituting Financial Indebtedness) relating to any of the assets so disposed of at the time of, or within thirty (30) days after the date of, such transaction, and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Borrower or any of its Restricted Subsidiaries in connection with such transaction or for other liabilities associated with such transaction and retained by the Borrower or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount of cash actually returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Interest-Bearing Debt” means at the relevant time, (a) the aggregate amount of interest-bearing Financial Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis, minus (b) (i) if the Total Utilization of Commitments is less than $50,000,000, Consolidated Cash; or (ii) if the Total Utilization of Commitments is Fifty Million Dollars ($50,000,000) or more, the lesser of (A) Consolidated Cash; and (B) One Hundred Million Dollars ($100,000,000) (provided such amount shall be reduced pro rata for any reduction in the Commitments below Two Hundred Fifty Million Dollars ($250,000,000); provided, however, that (x) for purposes of this definition, Total Utilization of Commitments shall exclude any Letter of Credit that is Cash Collateralized), and (y) for purposes of the Total Net Leverage Ratio, clause (b) above shall not include Consolidated Cash of the West Africa Subsidiaries.

“Non-Defaulting Lenders” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means any promissory note evidencing the Borrower’s obligation to repay the Facility, substantially in the applicable form attached as Exhibit A or such other form agreed between the Facility Agent and the Borrower.

“Notified Event of Default” means an Event of Default that has occurred and is continuing in respect of which (a) notice has been delivered to the Borrower in accordance with this Agreement or (b) the Obligations are automatically accelerated pursuant to Section 8.1.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Restricted Subsidiary arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Obligor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower or any Restricted Subsidiary under any Loan Document and (b) the obligation of the Borrower or any Restricted Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case if authorized pursuant hereto and in its sole discretion, may elect to pay or advance on behalf of the Borrower or such Restricted Subsidiary.

“Obligor” means each of the Borrower and the Guarantors.

“OFAC” shall have the meaning ascribed thereto in Section 17.10.

“Officer’s Certificate” means for any Person a certificate of a Responsible Officer of such Person.

“Original Guarantors” shall have the meaning ascribed thereto in the preamble.

“Original Lenders” shall have the meaning ascribed thereto in the preamble.

“Other Connection Taxes” means with respect to any Creditor, Taxes imposed as a result of a present or former connection between such Creditor and the jurisdiction imposing such Tax (other than connections arising from such Creditor having executed, delivered, become a party to, performed its obligations under received payments under received or perfected a security interest under engaged in any other transaction pursuant to or enforced this Agreement and the other Loan Documents, or sold or assigned an interest in the Facility or this Agreement and the other Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement and the other Loan Documents except any such Taxes that are Other Connection Taxes.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity thereto.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any acquisition of the Equity Interests, assets and/or line of business of one or more other Persons in a single transaction, multiple transactions that are consummated substantially concurrently with each other, or a series of related transactions, which transaction(s) may be in an unlimited amount so long as:

(a)            no Change of Control will result therefrom;

(b)            the requirements set forth in any of the following clauses (i), (ii) or (iii) below are satisfied with respect thereto (it being understood and agreed that (x) only the requirements in one such clause shall be required to be satisfied for any such transaction(s), (y) in the case of substantially concurrent transactions or a series of related transactions, such satisfaction may be determined with respect to each such transaction on an individual basis or, at the Borrower’s option, with respect to such substantially concurrent transactions or series of related transactions, as the case may be, on an aggregate basis, and (z) in the event any such transaction(s) would satisfy the requirements in more than one such clause, the Borrower shall have the option to determine which clause is being relied upon for such transaction(s)):

(i)            immediately after giving pro forma effect to such transaction(s), the Total Net Leverage Ratio is less than or equal to 2.00 to 1.00; or

(ii)            immediately after giving pro forma effect to such transaction(s), Liquidity is greater than or equal to Two Hundred Fifty Million Dollars ($250,000,000); or

(iii)            such transaction(s) is consummated with cash constituting Collateral that is being reinvested pursuant to Section 9.6(a);

(c)            subject to the Agreed Security Principles, the assets, including Equity Interests, acquired pursuant to such transaction(s) will become Collateral and subject to Additional Security and each newly acquired or created Subsidiary (including each Subsidiary thereof) shall become a Guarantor (unless such Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 9.5 or is an Excluded Subsidiary); and

(d)            immediately before and immediately after the consummation of any such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if such acquisition is a Limited Condition Transaction, (i) as of the date on which the definitive agreement for such acquisition is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately before and immediately after the consummation of such acquisition, no Specified Event of Default shall have occurred and be continuing or would result therefrom).

“Permitted Disposal” means any Disposal constituting less than all or substantially all assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that is:

(a)            a Disposal that satisfies the following:

(i)	immediately after giving effect to such Disposal and any concurrent or related repayment of Financial Indebtedness, the Borrower will be in pro forma compliance with the Financial Covenants;

(ii)	no Default or Event of Default has occurred and is continuing or would result from such Disposal; and

(iii)	(x) if such Disposal is not a Disposal of a Collateral Vessel, such Disposal satisfies clause (a)(iii)(A) or clause (a)(iii)(B)(6) below, or if such Disposal is a Disposal of a Collateral Vessel, such Disposal satisfies either clause (a)(iii)(A) or clause (a)(iii)(B) below:

(A)            the Collateral Maintenance Ratio immediately prior to such Disposal is at least 5.00 to 1.00, and the Collateral Maintenance Ratio shall be at least 5.00 to 1.00 after giving effect to such Disposal, or

(B) the Collateral Maintenance Ratio immediately prior to such Disposal is less than 5.00 to 1.00, then the Borrower may nonetheless effect such Disposal so long as (x) the Commitments are temporarily reduced in an amount necessary to ensure the Collateral Maintenance Ratio is equal to or greater than 5.0:1.0 until the first to occur of (I) 60 days after the date of such Disposal and (II) the date on which the Collateral Maintenance Ratio is equal to or greater than 5.0:1.0 (provided that if a Collateral Maintenance Ratio of at least 5.0:1.0 is not met after 60 days, the Commitment shall be permanently reduced by an amount such that the Collateral Maintenance Ratio would be at least 5.0:1.0), or (y) each of the following is satisfied:

(1)            the purchase price for the Collateral Vessel that is the subject of such Disposal is at least 75% of the most recently appraised value therefor (after giving effect to the then most recent appraisal thereof provided by Borrower (at its option) to the Agent);

(2)            the Lenders receive, substantially concurrently with such Disposal, additional replacement Collateral having an appraised value at least equal to the then most recent appraisal of the Collateral Vessel subject to such Disposal (after giving effect to the then most recent appraisal thereof provided by Borrower (at its option) to the Agent);

(3)            the net cash proceeds from such Disposal are promptly applied following receipt by an Obligor toward repayment of the Advances (if there is any outstanding unpaid balance), provided that such application shall not constitute a permanent reduction of the Commitments hereunder;

(4)            the aggregate fair market value of all Collateral Vessels subject to Disposal pursuant to this clause (a)(iii)(B) has not exceeded $100,000,000;

(5)            the Disposal, if to an Affiliate, shall be part of a transaction or arrangement or series of related transactions or arrangements, taken as a whole, that are no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in an arms’ length transaction with a Person that is not an Affiliate; and

(6)            unless the Disposal is to an Obligor or a Restricted Subsidiary (in which event this clause (6) shall not apply), at least 75% of the consideration for any such Disposal will be cash or Cash Equivalents; provided that (aa) the assumption of any obligations outstanding pursuant to Section 9.2(d) shall be deemed to constitute cash for purposes of this clause (a)(iii)(B)(6) to the extent that the Borrower or the relevant Restricted Subsidiary is released from further liability with respect to the obligations so assumed; and (bb) Designated Non-Cash Consideration in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) in respect of all Disposals shall be deemed to constitute cash for purposes of this clause (a)(iii)(B)(6);

(b)            a Disposal of assets other than a Collateral Vessel of up to Five Million Dollars ($5,000,000) in any transaction or series or related transactions;

(c)            a Disposal (i) between or among one or more Obligors, (ii) between or among Restricted Subsidiaries that are not Obligors, or (iii) between or among Subsidiaries if the Disposal is to an Obligor;

(d)            a Disposal of equipment or other personal property (other than Collateral Vessels) and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and disposed of in the ordinary course of business or (ii) replaced by equipment, personal property or fixtures of comparable suitability within 270 days of such Disposal (or for which a binding written agreement has been executed for the delivery thereof), including but not limited to the Disposal of any boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances of any Vessel that are no longer useful, necessary, profitable or advantageous in the operation of such Vessel, replaced by new boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any appurtenances of comparable suitability;

(e)            a Disposal constituting the demise, bareboat, time, voyage, other charter, lease or right to use of any Vessel in the ordinary course of business (and for the avoidance of doubt, any such Disposal constituting the demise, bareboat, time, voyage, other charter, lease or right to use of any such Vessel, with or to a Subsidiary of Borrower, also constitutes an ordinary course of business transaction) or for which a binding written agreement has been executed for the delivery thereof;

(f)            (i) a Disposal of a Collateral Vessel constituting a Total Loss (together with any such Collateral Vessel’s Related Assets), in compliance with Section 9.6, or (ii) a Disposal of a Vessel that is not a Collateral Vessel, constituting a Total Loss (together with any such Vessel’s Related Assets), if the Borrower complies with Section 9.6 as if a Collateral Vessel had been subject to such Total Loss;

(g)            to the extent constituting a Disposal, any Permitted Investment and any Restricted Payment not restricted by Section 9.2(c);

(h)            to the extent constituting a Disposal, transactions required to comply with local content and/or cabotage rules, regulations or laws in any jurisdiction in which a Vessel is flagged or operates.

(i)            a Disposal of inventory that is sold in the ordinary course of business;

(j)            (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or among the Borrower and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(k)            a Disposal (i) constituting the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction), or (ii) of any claim, cause of action or other chose in action;

(l)            a Disposal of cash and Cash Equivalents;

(m)            a Disposal constituting an issuance of Equity Interests of any Restricted Subsidiary to any Obligor or any other Restricted Subsidiary; provided that in the case of such an issuance by a non-wholly-owned Restricted Subsidiary, such issuance may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests;

(n)            to the extent constituting a Disposal, the creation of any Permitted Lien;

(o)            a Disposal of property (i) subject to casualty or condemnation proceedings (or similar events) or (ii) as a result of any Total Loss or the occurrence of any event referred to in clauses (b) or (c) of the definition of “Total Loss” which would, with the passage of time, constitute a Total Loss;

(p)            a Disposal pursuant to any Asset Swap;

(q)            abandoning, failing to maintain, allowing to lapse and other similar Disposals of intellectual property rights that are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(r)            any issuance of, or other Disposals of, Equity Interests of any Unrestricted Subsidiary; or

(s)            to the extent constituting Disposals, leases and subleases of real or personal property in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Permitted Indebtedness” means:

(a)            Financial Indebtedness incurred under the Loan Documents;

(b)            Financial Indebtedness existing on the Effective Date which is set forth on Schedule 1.1(f) and Permitted Refinancing Debt thereof;

(c)            customary trade credit in the ordinary course of business;

(d)            (i) unsecured Financial Indebtedness and (ii) Financial Indebtedness secured by assets or property that do not constitute Collateral, in each case provided that (A) the Borrower is in pro forma compliance with the Financial Covenants after giving effect to such Financial Indebtedness, and (B) no Default or Event of Default has occurred and is continuing or would occur as a result thereof;

(e)            Financial Indebtedness described in clause (b) of the definition of Junior Indebtedness, provided that (i) the Borrower is in pro forma compliance with the Financial Covenants after giving effect to such Financial Indebtedness, (ii) no Default or Event of Default has occurred and is continuing or would occur as a result thereof, and (iii) the aggregate principal amount of Financial Indebtedness that is outstanding in reliance on this paragraph (e) at any time shall not exceed greater of Two Hundred Million Dollars ($200,000,000) and 35% of Consolidated EBITDA;

(f)            Financial Indebtedness consisting of (i) Specified Bilateral LC Obligations, and (ii) other reimbursement obligations on letters of credit not issued under the Facility, not to exceed in aggregate Fifty Million Dollars ($50,000,000) and which may be secured by a Lien on assets other than the Collateral (other than cash and Cash Equivalents);

(g)            Financial Indebtedness in respect of bids, trade contracts, performance guarantees, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, importation bonds and similar obligations, in each case provided in the ordinary course of business;

(h)            Financial Indebtedness arising under any Swap Agreement entered into in the ordinary course of business and not for speculative purposes;

(i)            (i) Purchase Money Debt and (ii) other Financial Indebtedness incurred to (A) make a Permitted Acquisition, (B) renovate, repair, improve, install or upgrade any Vessel or any other fixed or capital property, equipment or other assets of the Borrower or any Restricted Subsidiary or (C) acquire, lease, construct or otherwise finance the purchase price of any fixed or capital property, equipment or other assets (including Vessels) of the Borrower or any Restricted Subsidiary, in each case, and any Permitted Refinancing Debt in respect thereof, provided that (other than with respect to any Permitted Refinancing Debt thereof), in each case, (1) the Borrower is in pro forma compliance with the Financial Covenants after giving effect to such Financial Indebtedness, (2) no Default or Event of Default has occurred and is continuing or would occur as a result thereof, (3) such Financial Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, renovation, upgrade or such other activity described above or the date of commercial operation of the relevant assets referred to above, (3) such Financial Indebtedness does not exceed the cost of acquiring, constructing, renovating or upgrading such Vessel or other asset (plus fees and expenses related thereto), (4) in the case of any such Purchase Money Debt constituting seller financing with respect to any such Vessel or other asset, (A) the applicable seller financing contract shall, at the time such Indebtedness is incurred, have an estimated contract start date (as determined in good faith by the Borrower at such time) that is no later than the three-month anniversary of the date of such acquisition or the completion of such construction and (B) such Purchase Money Debt shall not (x) have any financial maintenance covenant that is more restrictive with respect to the Obligors than those set forth herein (unless such financial maintenance covenant is added to this Agreement for so long as it applies to such Financial Indebtedness) or (y) have a scheduled maturity date prior to the date that is ninety-one (91) days after the Maturity Date;

(j)            intercompany Financial Indebtedness made by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that such Financial Indebtedness shall be (x) subject to the terms of a Subordination Agreement, (y) such liabilities shall be unsecured or secured by Liens on assets which do not constitute Collateral, and (z) so long as an Event of Default has occurred and is continuing, prohibited from being incurred or repaid by any Obligor in favor of a Restricted Subsidiary that is not an Obligor;

(k)            Financial Indebtedness consisting of the financing of insurance premiums;

(l)            Acquired Debt of any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into any of the Restricted Subsidiaries) assumed after the Effective Date, which may be secured by assets acquired in connection therewith (including improvements on and the proceeds or products thereof) and Permitted Refinancing Debt thereof provided that (other than with respect to any Permitted Refinancing Debt thereof) (i) the Borrower is in pro forma compliance with the Financial Covenants after giving effect to such Financial Indebtedness, (ii) no Default or Event of Default has occurred and is continuing or would occur as a result thereof and (iii) such indebtedness is not secured by a Lien on any Collateral;

(m)            (i) Specified Cash Management Obligations and (ii) other similar obligations created or incurred in the ordinary course of business in respect of any agreement with a bank, financial institution or other Person that is not a Specified Cash Management Provider providing for treasury, depositary, purchasing card, credit cards or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, in the case of this subclause (ii), in an aggregate principal amount not exceeding $25,000,000 at any time outstanding for any period of five (5) consecutive Banking Days (or such longer period as may be approved from time to time by the Facility Agent);

(n)            Financial Indebtedness arising under operating leases (including liabilities for operating leases required to be accrued under FASB ASC 842) or licenses of property or assets leased or licensed to a Person in the ordinary course of business;

(o)            Financial Indebtedness arising pursuant to receivables purchase and sale agreements, including true sale arrangements, in the ordinary course of business;

(p)            Guaranties or other similar obligations in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000) at any time outstanding;

(q)            Financial Indebtedness incurred in respect of any liabilities for pensions, deferred employee compensation or Taxes;

(r)            Financial Indebtedness required to comply with local content and/or cabotage rules, regulations or laws in any jurisdiction where a Vessel (whether or not a Collateral Vessel) is flagged or operates, but excluding Indebtedness for Borrowed Money; and

(s)            additional Financial Indebtedness in an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000) at any time outstanding.

“Permitted Investments” means:

(a)            Investments in the Borrower or its Restricted Subsidiaries;

(b)            Investments in an amount not to exceed 100% of Distributable Free Cash Flow as of the time such Investment is made, so long as (i) immediately after giving pro forma effect thereto and any concurrent incurrence of Financial Indebtedness, (x) the Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 and (y) Liquidity is greater than or equal to Three Hundred Fifty Million Dollars ($350,000,000) and (ii) immediately before and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(c)            Investments in an aggregate amount not to exceed One Hundred Million Dollars ($100,000,000) at any time outstanding;

(d)            any Permitted Acquisition;

(e)            Investments in cash and Cash Equivalents;

(f)            Guaranties by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Finance Lease Obligations) or of other obligations that do not constitute Financial Indebtedness, in each case entered into by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business;

(g)            Investments received or acquired as consideration for any Disposal not prohibited by Section 9.2(e);

(h)            Guaranties in connection with Vessel construction contracts of the Restricted Subsidiaries or the Borrower;

(i)            Guaranties to the extent that, if the obligation were incurred as Financial Indebtedness, such Financial Indebtedness would be otherwise permitted hereunder; and

(j)            Investments to the extent such amounts would be available for Restricted Payments (and such Permitted Investment shall constitute a Restricted Payment and reduce the applicable Restricted Payment basket set forth in Section 9.2 by a corresponding amount);

(k)            any Investments received (i) from trade creditors or customers in the ordinary course of business, in the form of accounts receivable or notes receivable, if payable or dischargeable in accordance with customary trade terms of the Borrower or the applicable Restricted Subsidiary, (ii) in compromise, settlement or resolution of (including upon satisfaction of judgments with respect to) (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes; or (iii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(l)            Investments represented by any Swap Agreement to the extent such Swap Agreement is permitted pursuant to Section 9.2(d);

(m)            Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(n)            any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date, in each case as listed on Schedule 1.1(g), and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted hereunder;

(o)            to the extent constituting an Investment, any transaction permitted by Section 9.2(i) and any Financial Indebtedness permitted by Section 9.2(d); and

(p)            any Investment of cash or Cash Equivalents made by (i) the Borrower in any Restricted Subsidiary, (ii) any Restricted Subsidiary in the Borrower and (iii) any Restricted Subsidiary in another Restricted Subsidiary.

“Permitted Liens” means any Lien:

(a)            granted under the Loan Documents;

(b)            existing on the Effective Date which are set forth on Schedule 1.1(h);

(c)            in favor of a banking or other financial institution or entity arising in the ordinary course of banking arrangements (including, for the avoidance of doubt, consolidated cash management arrangements);

(d)            for Taxes, assessments, government charges or claims not yet delinquent, or which are being contested in good faith by appropriate proceedings and if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made therefor;

(e)            which constitutes a Permitted Maritime Lien;

(f)            securing Financial Indebtedness incurred pursuant to paragraphs (d)(ii), (e), (f), (j) and (l) of the definition of “Permitted Indebtedness”, subject to the restrictions contained therein;

(g)            securing Financial Indebtedness incurred pursuant to paragraph (i) of the definition of “Permitted Indebtedness”, provided such Liens are limited as set forth in the definitions of “Purchase Money Debt” and “Permitted Acquisition”, as applicable;

(h)            constituting minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Borrower or any Restricted Subsidiary, in each case which do not interfere with the ordinary conduct of business and which do not materially detract from the value of the property which they affect;

(i)            constituting, created to secure or otherwise evidencing any rental deposits or other Liens in respect of any lease agreement including in relation to real property entered into by an Obligor in the ordinary course of business and on customary commercial terms;

(j)            constituting, created to secure or otherwise evidencing any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Obligor in the ordinary course of business;

(k)            required to comply with local content and/or cabotage rules, regulations or laws in any jurisdiction where a Collateral Vessel is flagged or operates;

(l)            (i) arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, other forms of governmental insurance, taxes, assessments, public or statutory obligations, general liability or property insurance or other insurance required to be maintained pursuant to any Loan Document or other similar charges; (ii) good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit or bank guarantees in connection with) (A) bids, contracts or leases to which such Obligor or its Subsidiaries are parties, (B) any supersedeas bonds, appeal bonds, performance bonds, return-of-money or payment bonds, and similar obligations or (C) liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other insurance required to be maintained pursuant to any Loan Document to the Borrower or any Restricted Subsidiary; (iii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (iv) other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for Borrowed Money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor; or (v) Liens (A) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (B) in favor of a banking or other financial institution or entity, or electronic payment service providers, arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry, (C) attaching to pooling or commodity trading accounts, or other commodity brokerage accounts incurred in the ordinary course of business, (D) arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights and (E) encumbering reasonable customary initial deposits and margin deposits in the ordinary course of business and not for speculative purposes;

(m)            constituting, created to secure or otherwise evidencing mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, (i) that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (ii) if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(n)            imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(o)            arising out of judgments or awards against any Obligor or any Subsidiary which do not result in an Event of Default under Section 8.1(k);

(p)            securing Financial Indebtedness (or other obligations) in an aggregate amount not to exceed $50,000,000 at any time outstanding and that is not otherwise permitted by another clause of this definition; provided that such Lien shall not attach to any property or assets constituting Collateral;

(q)            constituting, created to secure or otherwise evidencing rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person or encumbrances (other than to secure the payment of Financial Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(r)            constituting, created to secure or otherwise evidencing rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(s)            constituting, created to secure or otherwise evidencing rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(t)            created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(u)            (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or among the Borrower and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries, or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(v)            created to secure permitted Financial Indebtedness recorded as capital leases in accordance with GAAP;

(w)            encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices; provided that, at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate amount of obligations and other liabilities secured thereby does not exceed $500,000;

(x)            which constitutes a legal or equitable Lien deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature not prohibited by this Agreement;

(y)            granted by any Restricted Subsidiary that is not an Obligor in favor of or for the benefit of any Obligor to secure obligations owed by such Restricted Subsidiary to such Obligor and provided such Lien does not exist over any Collateral; and

(z)            Liens on cash or Cash Equivalents securing Financial Indebtedness permitted under clause (f) of the definition of “Financial Indebtedness”.

“Permitted Maritime Liens” means, with respect to any Collateral Vessel:

(a)            Liens for unpaid master’s, officer’s and crew’s wages in accordance with usual maritime practice;

(b)            Liens for salvage (including contract salvage), collision or general average, and Liens for wages of stevedores;

(c)            Liens for master’s disbursements incurred in the ordinary course of trading;

(d)            Liens arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a vessel;

(e)            Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Collateral Vessel Owner with the appropriate court or other tribunal to prevent the arrest or secure the release of such Vessel from arrest;

(f)            Liens that, as indicated by written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles);

(g)            Liens arising in the ordinary course of business from chartering, drydocking, maintenance, repair, refurbishment or the furnishing of supplies or bunkers to Vessels;

(h)            any other maritime Liens arising by operation of law in the ordinary course of the operation, repair or maintenance of any vessel;

(i)             any other Lien arising by operation of law or in the ordinary course of trading of a Collateral Vessel which does not secure obligations, in either case not more than 45 days overdue; and

(j)            any other Lien being contested in good faith and by appropriate proceedings or other acts where the Collateral Vessel Owner shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject a Collateral Vessel to forfeiture or loss).

“Permitted Refinancing Debt” means Financial Indebtedness other than Financial Indebtedness set forth under clauses (e), (f), (m), (p) and (s) of the definition of “Permitted Indebtedness” (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to purchase or refinance, other Financial Indebtedness (the “Refinanced Debt”); to the extent that: (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount but in any event plus an amount equal to any existing commitments unutilized thereunder) and (ii) accrued and unpaid interest, cash fees and expenses (including make-whole payments and premiums) on the Refinanced Debt and amounts to pay fees and expenses reasonably incurred, in each case, in connection with such extension, refinancing, repayment and reborrowing, renewal or replacement; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt; (c) such new Debt has a weighted average life to maturity that is equal to or longer than the remaining weighted average life to maturity of the Refinanced Debt; (d) if applicable, such new Debt is subordinated in right of payment or security to the Obligations to the same extent as the Refinanced Debt; and (e) the obligors with respect to such new Debt do not include any Persons that were not obligors (or would not have been (i) required to become obligors or (ii) permitted to become obligors) with respect to such Refinanced Debt, except that any Obligor may be added as an additional obligor.

“Permitted Tax Distribution” means, with respect to a Person, Distributions made by such Person (or by such Person’s direct or indirect owners) to enable the direct and indirect owners of such Person to meet their respective Tax liabilities in connection with the direct or indirect ownership of such Person.

“Person” means any individual, sole proprietorship, corporation, company (including, without limitation, an exempted company) partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means one or more pledge agreements in favor of the Security Trustee granted by the holders of any Equity Interests of a Guarantor in a form agreed between the Security Trustee and the Borrower.

“Platform” means the electronic system selected by the Facility Agent for making materials and/or information provided by or on behalf of the Borrower available to the Lenders.

“Prime Rate” means the greater of: (a) rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Facility Agent) or any similar release by the Federal Reserve Board (as determined by the Facility Agent) and (b) the Floor. Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Proposed Lender” shall have the meaning ascribed thereto in Section 3.9.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Commitment of any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the unused Commitment of that Lender and the denominator of which is the aggregate unused Commitments of all Lenders at such time and (b) with respect to all payments, computations and other matters relating to the Advances of any Lender and any Letters of Credit issued or participations purchased therein by any Lender (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Exposure of that Lender and the denominator of which is the aggregate Revolving Exposure of all Lenders at such time.

“Purchase Money Debt” means Financial Indebtedness incurred by a Person in connection with the purchase of property (real or personal), equipment, or fixed or capital assets (or the acquisition of Equity Interests of another Person owning such property or assets) by such Person, provided that (x) if the seller or financier thereof has taken or retained a Lien in such assets, any such Lien attaches concurrently with or within 120 days after the purchase thereof by such Person and (y) at the time of incurrence of such Financial Indebtedness, the aggregate principal amount of such Financial Indebtedness shall not exceed the costs of the assets so purchased plus fees and expenses reasonably related thereto.

“Quarter Date” means each March 31, June 30, September 30 and December 31 in any calendar year.

“Redemption” means, with respect to any Junior Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Junior Indebtedness prior to its stated maturity. “Redeem” has the correlative meaning thereto.

“Reflag Collateral Vessels” the Collateral Vessels listed on Schedule 1.1(d).

“Register” shall have the meaning ascribed thereto in Section 17.7.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligations” shall have the meaning ascribed thereto in Section 3.10(c).

“Related Assets” means, with respect to any vessel, all charters, management agreements, operating agreements, equipment and other assets of any type which are required for, or incidental to, the ownership and operation of such Vessel.

“Related Business Assets” means any asset related to a Collateral Vessel that is useful in the business of the Borrower and its Restricted Subsidiaries are engaged on at the date of this Agreement or permitted to engage in hereunder and which becomes part of the Collateral upon its acquisition.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Released Vessels” shall have the meaning ascribed thereto in Section 9.6(b).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Period” means each period of four financial quarters ending on the preceding Quarter Date.

“Relevant Person” means the (a) the Obligors and each of their Subsidiaries, and (b) each of their directors, officers and employees.

“Rescindable Amount” shall have the meaning ascribed thereto in Section 14.17.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, for any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, other Financial Officer, director, secretary or assistant secretary, or other similar officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary organizational action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor. Unless otherwise specified, all references herein to a Responsible Officer means a Responsible Officer of the Borrower.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of the Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required by GAAP to appear) as “restricted” on a consolidated balance sheet of such Borrower or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of the Facility Agent or Security Trustee).

“Restricted Party” means a Person that is:

(a)            listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of Person); or

(b)            located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)            directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a Person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

“Restricted Payments” shall have the meaning ascribed thereto in Section 9.2.

“Restricted Subsidiary” means all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

“Revolving Exposure” means with respect to any Lender as of any date of determination, (a) prior to the termination of the Commitments, that Lender’s Commitment; and (b) after the termination of the Commitments, the sum of (i) the aggregate outstanding principal amount of the Advances by that Lender, (ii) in the case of each Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by other Lenders in such Letters of Credit and any Cash Collateralization of such Letters of Credit by the Borrower or its Subsidiaries) and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Sanctions” means any applicable (to any Relevant Person and/or Secured Creditor as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United Kingdom, United States of America, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions.

“Sanctions List” means (a) the lists of Sanctions designations and/or targets maintained by any Sanctions Authority and/or (b) any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, as amended, supplemented or replaced from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Secured Creditors” means the Facility Agent, the Security Trustee, the Lenders, the Issuing Banks, the Specified Swap Agreement Providers, the holders of any Specified Cash Management Obligations, the holders of any Specified Bilateral LC Obligations and any other holder of any Secured Obligation.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all Specified Swap Agreement Obligations (other than Excluded Swap Obligations), (c) all Specified Cash Management Obligations, and (d) Specified Bilateral LC Obligations in an aggregate amount not to exceed $5,000,000.

“Securities Account” has the meaning given to such term in the Security Agreement.

“Security Agreement” means each security agreement in favor of the Security Trustee substantially in the form attached hereto as Exhibit E or such other form agreed between the Security Trustee and the Borrower.

“Security Document(s)” means the Mortgages, the Foreign Subsidiary Share Pledge, the Security Agreements, the Pledge Agreements, and any other documents that may be executed as security for the Facility and the Obligations.

“Security Trustee” shall have the meaning ascribed thereto in the preamble.

“Similar Law” means any law, regulation, rule, policy or order substantially similar to ERISA and/or Section 4975 of the Code.

“SMC” means the safety management certificate issued in respect of the Collateral Vessels in accordance with rule 13 of the ISM Code.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Specified Bilateral LC Documents” means (a) any Bilateral LC Documents in effect on the Closing Date between or among any Obligor and a counterparty that is (i) a Lender, (ii) the Facility Agent, or (iii) an Affiliate of a Lender or the Facility Agent, in each case as determined as of the Closing Date or (b) any Bilateral LC Documents entered into after the Closing Date between or among any Obligor and a counterparty that is (i) a Lender, (ii) the Facility Agent, or (iii) an Affiliate of a Lender or the Facility Agent, in each case as determined at the time such Bilateral LC Documents are entered into.

“Specified Bilateral LC Obligations” means all existing or future payment and other obligations owing by any Obligor under any Specified Bilateral LC Documents.

“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card, credit card or other cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between (a) the Borrower and/or any Restricted Subsidiary, on the one hand, and (b) any Person that is a Lender or an Affiliate of a Lender, on the other hand, at the time such Person enters into such agreement or transaction or with respect to which such agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender but only with respect to any such obligations incurred at such time as such person was a Lender or an Affiliate of a Lender) (any Person referred to in this clause (b), a “Specified Cash Management Provider”).

“Specified Cash Management Provider”      has the meaning assigned to such term in the definition of “Specified Cash Management Obligations”.

“Specified Event of Default” means any Event of Default occurring pursuant to Section 8.1(a), 8.1(b), 8.1(g) or 8.1(n).

“Specified Swap Agreement” means any Swap Agreement that is entered into between (a) the Borrower and/or any Restricted Subsidiary and (b) any Specified Swap Agreement Provider.

“Specified Swap Agreement Obligations” means any and all obligations of any Obligor or Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Specified Swap Agreement Provider” means, with respect to a Swap Agreement, any Person that is a Lender or an Affiliate of a Lender at the time such Person enters into such Swap Agreement or with respect to which such Swap Agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender).

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

“Subordination Agreement” means a subordination agreement made by each Obligor or a Restricted Subsidiary that is owed Financial Indebtedness incurred under paragraph (j) of the definition of “Permitted Indebtedness”, and the Security Trustee, in a form reasonably acceptable to the Facility Agent.

“Subsidiary(ies)” means, for any Person (the “parent”), any corporation, limited liability company, exempted company, partnership, exempted limited partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which more than fifty percent (50%) of the outstanding stock or comparable Equity Interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such entity, is at the time directly or indirectly owned by the parent or by one or more of its other Subsidiaries or (c) that is, as of such date, otherwise Controlled, by the parent or one or more of its other Subsidiaries. Unless the context expressly provides otherwise, references to a Subsidiary mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions entered into in the ordinary course of business and not for speculative purposes; provided that no phantom stock or shares or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Obligors shall be a Swap Agreement.

“Taxes” means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority whatsoever.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Banking Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Banking Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Banking Day is not more than three (3) U.S. Government Securities Banking Days prior to such Periodic Term SOFR Determination Day; provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion).

“Term SOFR Advance” means an Advance that bears interest based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Loss” means, with respect to a Collateral Vessel:

(a)            actual, constructive or compromised or arranged total loss of the Collateral Vessel;

(b)            requisition for title or other compulsory acquisition of the Collateral Vessel (otherwise than by requisition for hire) unless the Collateral Vessel is redelivered to the full control of the relevant Collateral Vessel Owner within one hundred eighty (180) days; or

(c)            capture, seizure, arrest, detention or confiscation of the Collateral Vessel by any government or by persons acting or purporting to act on behalf of any government unless the Collateral Vessel be released and restored to the relevant Collateral Vessel Owner from such capture, seizure, arrest, detention or confiscation within one hundred eighty (180) days after the occurrence thereof.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of Net Interest-Bearing Debt as of such date to Consolidated EBITDA for the Relevant Period most recently ended.

“Total Utilization of Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Advances as of such date, and (ii) the Letter of Credit Usage as of such date.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means, beginning after the Effective Date, those Subsidiaries of the Borrower, if any, designated by the Borrower in writing to the Facility Agent as such in accordance with Section 9.5 (unless and until such Subsidiary is thereafter designated as a Restricted Subsidiary pursuant to Section 9.5) and (b) each of such entity’s Subsidiaries.

“U.S. Government Securities Banking Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means any Person that is a “United States person” as defined in Code Section 7701(a)(30).

“U.S. Tax Compliance Certificate” shall have the meaning ascribed thereto in Section 7.1(c).

“Vessel” means any offshore support vessel.

“West Africa” means Gabon, Senegal, Mauritania, Cameroon, Equatorial Guinea, Ivory Coast, Republic of Congo (Brazzaville) and Ghana.

“West Africa Subsidiary” means each Restricted Subsidiary which is not an Obligor and which is incorporated or formed in, or doing business in, a jurisdiction within West Africa.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Notes or such Security Document, as applicable; references to agreements and other contractual instruments (including this Agreement and the other Loan Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement, the Notes or any Security Document); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified. For purposes of determining compliance with any covenant herein, in the event that any item or transaction meets the criteria of more than one of the categories of items or transactions permitted in any such covenant or any related definition, the Borrower will be permitted, in its sole discretion, to divide and classify such item or transaction, or later reclassify all or a portion of such item or transaction (provided that at the time of reclassification it meets the criteria in such category or categories), in any manner that complies with such covenant or related definition; provided however that (x) reclassification shall not be permitted with respect to the covenants set forth in Sections 9.2(b) (Investments) and 9.2(c) (Restricted Payments) and (y) Financial Indebtedness incurred under clauses (e), (f), (m), (p) and (s) of the definition of “Permitted Indebtedness” shall not be permitted to be reclassified as Permitted Refinancing Debt.

1.3            Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement, the Notes and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent under this Agreement shall be prepared, in accordance with generally accepted accounting principles, practices and standards for the United States of America (“GAAP”) as from time to time in effect; provided, however, that if the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4            Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of any of the Obligors in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that the Creditors have knowledge or approve of any noncompliance by the Obligors with any governmental rule.

1.5            Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 17.6 of this Agreement, as the case may be, or the correlative provisions of the Security Documents, and non-substantive changes subject to the agreement of the Agents and the Borrower.

1.6            Rates. The Facility Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Facility Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Facility Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.              REPRESENTATIONS AND WARRANTIES.

2.1            Representations and Warranties. In order to induce the Creditors to enter into this Agreement and to induce the Lenders to make the Facility available to the Borrower and the Issuing Banks to execute Letters of Credit for the benefit of the Obligors, each of the Obligors represents and warrants, as to itself, to the Creditors on the Effective Date, on each Drawdown Date, on the date of each Letter of Credit Extension (which representations and warranties shall survive the execution and delivery of this Agreement and the Notes and any drawdown of the Facility hereunder until the repayment in full of the Obligations (other than contingent indemnification obligations for which no claim or demand has been made)) that:

(a)            Due Organization and Power. each Obligor is duly established or formed and is validly existing in good standing under the laws of its jurisdiction of formation to the extent such concept is recognized under the laws of its jurisdiction of formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement and the other Loan Documents;

(b)            Authorization and Consents. all necessary corporate, limited liability company or similar action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Obligor to enter into and perform its respective obligations under this Agreement and the other Loan Documents and to borrow, service and repay the Facility and, as of the date of this Agreement, no further corporate, limited liability company or similar consents or authorities are necessary for the service and repayment of the Facility or any part thereof;

(c)            Binding Obligations. this Agreement, the Notes and the other Loan Documents constitute or will, when executed and delivered and, as applicable, filed or recorded, constitute the legal, valid and binding obligations of each of the Obligors and are enforceable thereagainst in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable debtor relief, bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to the Agreed Security Principles;

(d)            No Violation. the execution and delivery of, and the performance of the provisions of, this Agreement and the other Loan Documents by each of the Obligors do not violate in any material respect any applicable law or regulation existing at the Effective Date material to the conduct of the Obligors’ business or any material contractual restriction binding on the Obligors or the certificate of formation or limited liability company operating agreement (or equivalent instruments) thereof, and that the proceeds of the Facility shall be used by the Borrower exclusively for its and its Subsidiaries’ own account;

(e)            Filings; Stamp Taxes. other than the recording of the Mortgages with the relevant body of each Collateral Vessel’s Approved Flag Jurisdiction, and the filing of the Uniform Commercial Code financing statements, and the payment of filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or the other Loan Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any Other Taxes be paid on or in relation to this Agreement or any of the other Loan Documents;

(f)            Approvals; Consents. all consents, licenses, approvals and authorizations required, whether by statute or otherwise, in connection with the entry into and performance by each of the Obligors, and the validity and enforceability against each of the Obligors, of this Agreement and the other Loan Documents have been obtained and are in full force and effect;

(g)            Litigation. no action, suit or proceeding is pending or, to the knowledge of any Obligor, threatened in writing against any Obligor or any Subsidiary thereof before any court, board of arbitration or Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(h)            No Subordination. there is no agreement, indenture, contract or instrument to which any Obligor is a party, or by which any Obligor may be bound, that requires the subordination in right of payment of any Obligor’s obligations under this Agreement to any other obligation thereof;

(i)            [Reserved];

(j)            [Reserved;]

(k)           The Collateral Vessels.

(i)            each Collateral Vessel is in the sole and absolute ownership of the relevant Collateral Vessel Owner set out opposite its name on Schedule 1.1(c) and Schedule 1.1(d) (unless otherwise disclosed on Schedule 1.1(c) or Schedule 1.1(d)) and duly registered in its name under the laws of the jurisdiction set out opposite its name on Schedule 1.1(c) and Schedule 1.1(d), unencumbered, save and except for any Permitted Liens;

(ii)            Collateral Vessels initially constituting at least 90% of the Fair Market Value of all the Collateral Vessels are in class at minimum at the same standard of classification as is applicable for Vessels of comparable age and type with its Classification Society free of overdue recommendations, which required percentage shall be subject to adjustment after the Effective Date pursuant to Section 9.1(g)(ii);

(iii)            each Collateral Vessel is operationally seaworthy and in every way fit for its intended service;

(iv)            each Collateral Vessel is insured in accordance with the provisions of this Agreement and the other Loan Documents and the requirements thereof in respect of such Insurances shall have been complied with;

(v)            each Collateral Vessel is in compliance with all relevant laws, regulations and requirements (including Environmental Laws, regulations, and requirements), statutory or otherwise, as are applicable to (A) Vessels documented under the laws of the relevant Approved Flag Jurisdiction and (B) Vessels engaged in a trade similar to that performed by such Collateral Vessel, except where the failure to so comply would not have a Material Adverse Effect; and

(vi)            no Collateral Vessel is employed in territorial waters of any country in which there is a reasonable degree of likelihood her safety would be imperiled by exposure to piracy, terrorism, arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;

(l)            Financial Information. on or prior to the Effective Date, all financial statements, information and other data furnished in writing by the Borrower to the Facility Agent in connection with the Facility are, taken as a whole, complete and correct in all material respects in accordance with GAAP, such financial statements have been prepared in accordance with GAAP and accurately and fairly present, in accordance with GAAP, the financial condition of the parties covered thereby in all material respects, as of the date such information was furnished (or, if such information expressly relates to a specific date or dates, as of such specific date or dates), and, since the date of the Borrower’s financial statements most recently delivered to the Facility Agent, there has been no Material Adverse Effect;

(m)            Tax Returns. each Obligor and each Subsidiary thereof have filed all material tax returns required to be filed by them and have paid all material Taxes payable by them which have become due, other than those not yet delinquent and except for those Taxes being contested in good faith and by appropriate proceedings or other acts and for which reserves shall have been set aside on its books to the extent required by GAAP and for which the failure to pay or delay in filing could not reasonably be expected to result in a Material Adverse Effect;

(n)            ERISA. (i) assuming that either (x) no portion of the Facility will be funded with “plan assets,” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law) or (y) a prohibited transaction exemption is applicable so as to exempt from the prohibitions of Section 406 of ERISA, Section 4975 of the Code or the prohibited transaction provisions of such Similar Law, as applicable, the funding of an Advance by any Lender which has funded its portion of the Facility with such “plan assets” and such Lender’s funding does not otherwise violate ERISA or any applicable Similar Law in respect of the “plan assets” used therein by such Lender, the execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any non-exempt “prohibited transaction” for purposes of ERISA, Section 4975 of the Code or any Similar Law or otherwise violate ERISA or any Similar Law, (ii) none of the Obligors or any of their Subsidiaries is a “benefit plan investor” (as defined in Section 3(42) of ERISA) or is otherwise using “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law), (iii) no ERISA Termination Event or Foreign Termination Event has occurred and (iv) no (A) ERISA Funding Event or (B) Foreign Underfunding exists or has occurred, except to the extent that any such event(s) or underfunding(s) referenced under subsections (iii) and (iv) above, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(o)            Chief Executive Offices. as of the Effective Date, each Obligor’s chief executive office and chief place of business and the office in which the records relating to the earnings and other receivables of the Borrower are kept is located at 842 West Sam Houston Pkwy North, Suite 400 Houston, Texas 77024;

(p)            Sanctions. no Relevant Person is:

(i)            a Restricted Party;

(ii)           in breach of Sanctions in any material respect; or

(iii)          to its knowledge subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action asserted or threatened in writing by any regulatory or enforcement authority or third party concerning any Sanctions.

(q)            Environmental Matters and Claims. (a) except as heretofore disclosed in writing to the Creditors (i) each of the Obligors and each of their Environmental Affiliates will, when required under applicable law to operate their business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health, to the extent related to exposure to Materials of Environmental Concern, or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements to which any is a party relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”) in each case as to all of the foregoing such that there will not be a Material Adverse Effect; (ii)  each of the Obligors and each of their Environmental Affiliates will, when required under applicable law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required under applicable law, be in compliance with all Environmental Approvals required to operate their business as then being conducted, in each case as to all of the foregoing such that there will not be a Material Adverse Effect; (iii) no Obligor nor any Environmental Affiliate thereof has received any written notice of any claim, action, cause of action, investigation or demand by any Person, entity, enterprise or Governmental Authority, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than, as to each of the immediately preceding clauses (1) and (2), Environmental Claims that could not reasonably be expected to result in a Material Adverse Effect or that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrower or any Environmental Affiliate in respect thereof have been paid in full or which the Borrower reasonably expects to be, or are, fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance (other than as would not be a Material Adverse Effect) in the future; and (b) except as heretofore disclosed in writing to the Creditors there is no Environmental Claim pending or, to the knowledge of any Obligor, threatened in writing against any Obligor or, to the knowledge of any Obligor, any Environmental Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, in each case, that could form the basis of any Environmental Claim against such Persons which would reasonably result in a Material Adverse Effect;

(r)            Compliance with ISM Code, ISPS Code, MTSA and Annex VI. the Collateral Vessels are in compliance with, and the Obligors have cause each of the managers to comply with, the requirements of the ISM Code, the ISPS Code, the MTSA (if applicable) and Annex VI, including (but not limited to) applicable maintenance and renewal of valid certificate requirements imposed pursuant thereto, in each case, such that there will not be a material impact to the Collateral Vessels’ continued operation;

(s)            No Threatened Withdrawal of DOC, ISSC, SMC or IAPPC. there has been no actual or, to the best of the Borrower’s knowledge, threatened in writing, withdrawal of any manager’s DOC (if applicable) or any Collateral Vessel’s ISSC, SMC or IAPPC or other certification or documentation related to the ISM Code, the ISPS Code, the MTSA (if applicable) and Annex VI, as applicable, required for the operation of each Collateral Vessel;

(t)            Liens. other than Permitted Liens, there are no Liens of any kind on any property owned by the Borrower or the Restricted Subsidiaries;

(u)            Financial Indebtedness. other than Permitted Indebtedness, the Borrower and the Restricted Subsidiaries do not have outstanding Financial Indebtedness;

(v)            Use of Proceeds. subject to Section 3.1, the Borrower requires the Facility for use in connection with its and its Subsidiaries’ lawful organizational purpose and for no other purposes and the Borrower’s use of the Facility does not violate, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering”, including without limitation (i) any program, legislation, resolutions or Directives issued by the United Nations or the European Union that is binding on Borrower or a Creditor (or any Subsidiary thereof), including without limitation, the Global Programme against Money-Laundering, Proceeds of Crime and the Financing of Terrorism, Council Directive 2005/60/EC, and Directive 91/308/EEC; or (ii) United States Federal and state laws, statutes, regulations, or orders, including but not limited to the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act, the Bank Secrecy Act and the USA PATRIOT Act; and the operations of the Borrower are and have been, to the knowledge of any Obligor, conducted at all times in material compliance in all material respects with all applicable financial recordkeeping and reporting requirements thereunder;

(w)            Foreign Corrupt Practices Act; Anti-Money Laundering.

(i)            The Obligors have not taken any action directly or, to the knowledge of any Obligor, indirectly, that would result in a violation of the FCPA in any material respect, including, without limitation, to the extent constituting a material violation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any non-U.S. political party or official thereof or any candidate for non-U.S. political office, in violation of the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith provided however that this representation shall not fail to be true and correct due to any failure or failures to comply with the FCPA that are isolated and are not the direct result of actions taken by a senior executive officer of an Obligor and do not evidence a pervasive or systemic pattern of violation of the FCPA or a significant deficiency in the implementation of such policies and procedures; and

(ii)            Each Obligor confirms that it is acting as principal for its own account and not as agent or trustee in any capacity on behalf of any party in relation to the Loan Documents. Each Obligor undertakes to notify the Facility Agent promptly in writing if after the date of this Agreement an Obligor acts under this Agreementfor the account of another economic beneficiary or any other Person (other than another Obligor);

(x)            No Proceedings to Dissolve. there are no proceedings or actions pending or contemplated by any of the Obligors to dissolve or terminate any of the Obligors, in each case, other than as permitted hereunder;

(y)            Solvency. with respect to the Borrower and each of its Restricted Subsidiaries, on a consolidated basis, (a) the sum of their assets, at a fair valuation, does and will exceed their liabilities, including, to the extent they are reportable as such in accordance with GAAP, their contingent liabilities, (b) the present fair market salable value of their assets is not and shall not be less than the amount that will be required to pay their probable liability on their existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (c) they do not and will not have unreasonably small working capital with which to continue their business and (d) they have not incurred, do not intend to incur and do not believe they will incur, debts beyond their collective ability to pay such debts as they mature. For purposes of this Section 2.1(y), the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

(z)            Compliance with Laws. the Borrower and each of its Restricted Subsidiaries are (i) in compliance with all applicable laws except where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect, and (ii) in compliance with Sanctions in all material respects;

(aa)         Margin Stock. the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Facility will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock in violation of any of the regulations of the Federal Reserve Board.

(bb)        Survival. all representations warranties made herein and in any other Loan Document shall survive the making of the Facility and the issuance of the Notes.

3.              THE FACILITY.

3.1            Purpose. The Lenders shall make the Facility available to the Borrower for general corporate purposes including working capital and asset acquisitions.

3.2            Making of the Facility. During the Availability Period, each of the Lenders hereby severally and not jointly agrees to, on each Drawdown Date, make its portion of the relevant Advance available through the Facility Agent to the Borrower if, immediately after giving effect to such Advance, (i) the amount of such Advance to be funded by such Lender does not exceed such Lender’s Pro Rata Share of Available Commitments and (ii) the Total Utilization of Commitments does not exceed the Commitments then in effect. The Facility may be made available in multiple Advances. Any Advance shall be in a minimum amount of One Million Dollars ($1,000,000) and in integral multiples thereof. Any Commitments that are not drawn on the Final Availability Date shall be terminated. Advances may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, from time to time during the Availability Period, subject to the terms and conditions hereof.

3.3            Drawdown Notice. The Borrower shall deliver notice (a “Drawdown Notice”), substantially in the form of Exhibit C, on the Facility Agent (x) by 2:00 p.m. (New York City time) at least three (3) Banking Days prior to the making of any Term SOFR Advance and (y) by 12:00 p.m. (New York City time) at least one (1) Banking Day prior to the making of any ABR Advance. Such Drawdown Notice shall (a) be in writing addressed to the Facility Agent and executed by any two of the following officers of the Borrower – chief executive officer, chief financial officer, chief accounting officer, treasurer or general counsel, (b) be effective on receipt by the Facility Agent, (c) specify the Banking Day on which the Advance is to be drawn, (d) specify the principal amount of the Advance and the type of Advance to be made available by the Lenders on that date, (e) specify the Interest Period requested by the Borrower, which period may end no later than the Maturity Date, (f) be disbursed to the bank account of the Borrower previously identified in writing by any two of the officers specified in the preceding clause (a) for purposes of disbursements, and (g) be irrevocable. Promptly following receipt of a Drawdown Notice, the Facility Agent shall advise each applicable Lender of the details thereof and such Lender’s portion of the Advance.

3.4            Effect of Drawdown Notice. Each Drawdown Notice shall be deemed to constitute a warranty by the Borrower (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) on and as of the relevant Drawdown Date as if made on such date (except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date), and (b) that no Default or Event of Default has occurred and is continuing.

3.5            Funding by Lenders. Each Lender shall make the amount of each Advance to be made by it hereunder available to the Facility Agent in immediately available funds not later than 11:00 a.m. (New York City time) on the proposed Drawdown Date. The Facility Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with Section 3.3(f).

3.6            Number of Advances Outstanding. At no time shall the number of Advances for outstanding Term SOFR Advances exceed ten (10) (it being understood for such purposes that multiple Advances having an Interest Period commencing on the same date and of the same duration shall be counted as one Advance).

3.7            Notation of Advance. Each Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by the Facility Agent on the grid attached to the applicable Note, which notation, absent manifest error, shall be prima facie evidence of the amount of such Advance.

3.8            Presumption by the Facility Agent. Unless the Facility Agent shall have received notice from a Lender, prior to the proposed Drawdown Date that such Lender will not make available to the Facility Agent such Lender’s share of an Advance, the Facility Agent may, but is not required to, assume that such Lender has made such share available on such date in accordance with Section 3.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount as directed in the Drawdown Notice. In such event, if a Lender has not in fact made its share of an Advance available to the Facility Agent, then the applicable Lender and the Borrower severally agree to pay to the Facility Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Facility Agent, at in the case of a payment to be made by such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Facility Agent for the same or an overlapping period, the Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of an Advance to the Facility Agent, then the amount so paid shall constitute such Lender’s portion included in such Advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Facility Agent.

3.9            Increase in Commitments

(a)            Request for Increase. Provided no Default or Event of Default has occurred and is continuing, upon (i) notice to the Facility Agent (which shall promptly notify the Lenders, such notice to be received by the Facility Agent not less than ten (10) Banking Days before the date on which the Commitment increase is to take effect) and (ii) substantially contemporaneous notice (with copy thereof to the Facility Agent) to Eligible Assignees not then Lenders (each such Eligible Assignee, a “Proposed Lender”), the Borrower shall have the right promptly to effectuate from time to time in accordance with the terms hereof, an increase (the “Additional Commitments”) in the aggregate amount of the then Commitments; provided that (i) the increased Commitments shall be requested solely in connection with a Permitted Acquisition provided the assets so acquired will, subject to the Agreed Security Principles, be pledged as additional Collateral, (ii) the aggregate amount of the Commitments as so increased by the Additional Commitments shall not at any time exceed $350,000,000, and (iii) each such increase shall be in a minimum amount of $25,000,000. At the time of sending such notices, Borrower shall specify the time period within which each Lender and Proposed Lender is requested to respond (which shall in no event be less than five (5) Banking Days from the date of delivery of such notice, and which may be extended upon agreement by the Borrower and the Facility Agent).

(b)            Lender Elections to Increase. Each Lender shall promptly notify the Facility Agent and the Borrower within such time period whether or not it agrees to increase the amount of its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share (as it existed immediately prior to such proposed increase) and the amount of such proposed increase. Each Proposed Lender shall promptly notify the Facility Agent and the Borrower within such time period whether or not it agrees to participate in such increased amount of the Commitments, and at what amount it proposes to participate in such increased amount. Any Lender or Proposed Lender not responding within such time period shall be deemed to have declined to increase its Commitment, or deemed to have declined to participate in the increase in the aggregate amount of the Commitments, as the case may be.

(c)            Effective Date and Allocations. If the aggregate amount of Commitments are increased in accordance with this Section 3.9, the Facility Agent and the Borrower shall promptly thereafter determine the effective date thereof (the “Increase Effective Date”) and the final allocation of such increase, and the Facility Agent shall promptly notify the Borrower and the Lenders (including Proposed Lenders that have agreed to participate in such increase) of the final allocation of such increase and the Increase Effective Date.

(d)            Additional Commitment Amendments; Conditions to Effectiveness of Increase.

(i)            Additional Commitments will become effective pursuant to an amendment (each, an “Additional Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Person providing such Additional Commitments and the Facility Agent. The Facility Agent will promptly notify each Lender as to the effectiveness of each Additional Commitment Amendment. Additional Commitment Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower and the Facility Agent, to effect the provisions of this Section 3.9. Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Commitment Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Additional Commitments. This Section 3.9 shall supersede any provisions in Section 17.6 to the contrary.

(ii)            As conditions precedent to the effectiveness of each Additional Commitment Amendment:

(A)            the Borrower shall deliver to the Facility Agent a certificate of the Borrower dated as of the applicable Increase Effective Date, signed by a Responsible Officer of the Borrower, (x) certifying and attaching the resolutions adopted by the Borrower and the relevant Obligors authorizing or consenting to such increase, as the case may be, and (y) certifying that, immediately before and after giving effect to such increase, (1) the representations and warranties of the Obligors contained in Section 2 of this Agreement are true and correct in all material respects on and as of such applicable Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (2) the Borrower is in pro-forma compliance with Section 9.3 and 9.4 after giving effect to such Additional Commitments and (3) no Default or Event of Default has occurred and is continuing,

(B)            upon the reasonable request of any Lender made at least three Banking Days prior to the Increase Effective Date, the Borrower shall have provided to such Lender such information and documentation reasonably requested by it in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act,

(C)            each Proposed Lender that is becoming a Lender shall be subject to the reasonable approval (which approval shall not be unreasonably withheld, delayed or conditioned) of the Facility Agent and satisfaction of “know your customer” requirements of the Facility Agent,

(D)            the Facility Agent, the Borrower and such Persons making the Additional Commitments available shall execute and deliver to the Lenders an Additional Commitment Amendment and any documents required to be executed and delivered thereunder,

(E)            the Borrower shall cause to be executed and delivered, as applicable, all such Security Documents or amendments or supplements thereto to ensure that the Additional Commitments are subject to the same Liens over the Collateral securing the Secured Obligations then in effect, and that the assets so acquired with such Additional Commitments become, subject to the Agreed Security Principles, additional Collateral, and

(F)            the Facility Agent shall have received all such corporate authorizations and legal opinions (i) required relating to the Additional Commitment Amendment and such other documents described in this sub-section (ii), or (ii) required by the relevant Lenders and agreed to by the Borrower under the Additional Commitment Amendment.

(e)            Reallocation of Outstanding Loans. The Borrower shall prepay any Loans outstanding on such applicable Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with the Pro Rata Share resulting from any non-ratable increase in the amount of the Commitments under this Section 3.9 and in effect after giving effect thereto.

(f)            Conflicting Provisions. This Section shall supersede any provisions in Section 7.5 or 14.8 to the contrary.

3.10            Letters of Credit.

(a)            Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 3.10, (1) from time to time on any Banking Day on or prior to the Final Availability Date, to issue Letters of Credit for the account of the Borrower, or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued for the account of the Borrower but such Letter of Credit shall indicate that it is being issued for the benefit of such Restricted Subsidiary, as applicable) subject to satisfactory receipt of such information and documentation reasonably requested by the Facility Agent or any Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 3.10(b) and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that the Issuing Banks shall not be obligated to make any Letter of Credit Extension if, as of the date of such Letter of Credit Extension, (1) the Total Utilization of Commitments would exceed the Commitments, (2) the Pro Rata Share of Total Utilization of Commitments of any Lender would exceed such Lender’s Commitment, (3) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, (4) the Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit, or (5) the Borrower has not on such date satisfied the conditions precedent set forth in Section 4.3. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the Availability Period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)            An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it (for which such Issuing Bank is not otherwise compensated hereunder);

(B)            the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)            except as otherwise agreed by the Facility Agent and such Issuing Bank, such Letter of Credit is in an initial stated Dollar Amount less than $100,000;

(D)            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E)            such Letter of Credit is issued for the account of a Person which is not an Obligor or in favor of a beneficiary, in each case which does not satisfy the Issuing Bank’s “know your customer” requirements; and

(F)            any Lender is at such time a Defaulting Lender, unless, after giving effect to Sections 7.4(d) and 7.4(e), such Issuing Bank has entered into arrangements satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)            No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv)            Unless otherwise agreed by an applicable Issuing Bank in its sole discretion, each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date the date specified in such Letter of Credit and (B) the Maturity Date (unless arrangements satisfactory to the applicable Issuing Banks have been entered into).

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Facility Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Facility Agent not later than 1:00 p.m. at least five (5) Banking Days (or such shorter period as the applicable Issuing Bank and the Facility Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the proposed issuance date of the requested Letter of Credit (which shall be a Banking Day); (B) the Dollar Amount thereof as of the date of such Letter of Credit Application; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will be denominated (which must be Dollars or any other currency with a liquid foreign exchange trading market agreed to by the Borrower and the applicable Issuing Bank in its sole discretion) and (H) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, the Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Banking Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Facility Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the applicable Issuing Bank or the Facility Agent may reasonably require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Facility Agent that the Facility Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable Issuing Bank will provide the Facility Agent with a copy thereof. Upon receipt by the applicable Issuing Bank of confirmation from the Facility Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit.

(iii)            Promptly, but in any event within five (5) Banking Days, after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Facility Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursement; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Facility Agent thereof, and such Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If an Issuing Bank notifies the Borrower of any payment by such Issuing Bank under a Letter of Credit, then the Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing not later than 3:00 p.m. on the next succeeding Banking Day. If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall promptly notify the Facility Agent of such failure and the Facility Agent shall promptly thereafter notify each Lender of such payment date, the amount of the unreimbursed drawing (the “Reimbursement Obligations”) and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested an ABR Advance to be disbursed on such date in an amount equal to such Reimbursement Obligation, without regard to the minimum and multiples specified in Section 3.2 for the principal amount of the ABR Advance to be disbursed on such date in an amount equal to the Dollar Amount of such Reimbursement Obligation. Any notice given by an Issuing Bank or the Facility Agent pursuant to this clause (i) shall be given in writing.

(ii)            Each Lender (including each Lender acting as an Issuing Bank) shall upon receipt of any notice pursuant to Section 3.10(c)(i) make funds available (and the Facility Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars at the Facility Agent’s office in an amount equal to its Pro Rata Share of the relevant Reimbursement Obligation not later than 3:00 p.m. on the Banking Day specified in such notice by the Facility Agent, whereupon, subject to the provisions of Section 3.10(c)(iii), each Lender that so makes funds available shall be deemed to have made an ABR Advance in the Dollar Amount of such Reimbursement Obligation. The Facility Agent shall remit the funds so received to the applicable Issuing Bank in accordance with the instructions provided to the Facility Agent by such Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Bank, provided that, unless the Facility Agent shall otherwise agree, any such update shall not take effect until the Banking Day immediately following the date on which such update is provided to the Facility Agent).

(iii)            With respect to any Reimbursement Obligation that is not fully refinanced by an ABR Advance, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing in the Dollar Amount of the Reimbursement Obligation that is not so refinanced. In such event, each Lender’s payment to the Facility Agent for the account of such Issuing Bank pursuant to Section 3.10(c)(i) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv)            Until each Lender funds its ABR Advance or Letter of Credit Advance to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v)            Each Lender’s obligations to make ABR Advances or Letter of Credit Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 3.10(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make ABR Advances pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.3. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi)            If any Lender fails to make available to the Facility Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in Section 3.10(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Facility Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Advance included in the relevant Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing. A certificate of the applicable Issuing Bank submitted to any Lender (through the Facility Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)            If, at any time after the applicable Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Lender its Letter of Credit Advance in respect of such payment in accordance with Section 3.10(c), the Facility Agent receives for the account of such Issuing Bank any payment in respect of the related Reimbursement Obligation, the Facility Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in like funds as received by the Facility Agent.

(ii)            If any payment received by the Facility Agent for the account of the applicable Issuing Bank pursuant to Section 3.10(c)(i) is required to be returned (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Facility Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Facility Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by an Issuing Bank under such Letter of Credit against presentation of documents that do not comply strictly with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v)            any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Secured Obligations of the Borrower in respect of such Letter of Credit; or

(vi)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)            Role of Issuing Banks. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of any Issuing Bank, any Affiliate nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Lenders; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Affiliate nor any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable or responsible for any of the matters described in Section 3.10(e); provided that, notwithstanding anything herein or in such clauses to the contrary, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such Issuing Bank’s gross negligence, bad faith or willful misconduct or such Issuing Bank’s willful, bad faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, unless such Issuing Bank has received information to the contrary, and the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communication with a beneficiary.

(g)            Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a standby Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such standby Letter of Credit.

(h)            Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

(i)            Reporting. No later than the third Banking Day following the last day of each month, (or at such other intervals as the Facility Agent and the applicable Issuing Bank shall agree), the applicable Issuing Bank shall provide to the Facility Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Facility Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(j)            Resignation and Removal of an Issuing Bank. Any Issuing Bank may resign as an Issuing Bank upon sixty (60) days’ prior written notice to the Facility Agent, the Lenders and the Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Facility Agent, the Issuing Bank being replaced (provided that no consent will be required if the Issuing Bank being replaced has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Facility Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(k)            Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Facility Agent may (and shall at the direction of the Majority Lenders) require the Borrower to deliver to the Facility Agent such amount of cash as is equal to 105% of the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) at such time and (ii) in the event of a prepayment under Section 5.2 or Section 5.4, the Facility Agent will first apply such prepayment amount to prepay the outstanding amount of the Facility, then pay any outstanding Reimbursement Obligations, and thereafter retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Facility Agent in a Cash Collateral Account. The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Facility Agent, for the benefit of the Issuing Banks and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Borrower’s Letter of Credit Obligations as and when the same shall arise. The Facility Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Facility Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the applicable Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Facility Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of each Issuing Bank for all of its obligations thereunder shall be refunded to the Borrower on demand, provided that after giving effect to such return (A) the sum of (1) the aggregate principal amount of all Advances outstanding at such time and (2) the aggregate Letter of Credit Usage at such time would not exceed the aggregate Commitments at such time and (B) no Event of Default shall have occurred and be continuing at such time. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Banking Days after all Events of Default cease to be continuing.

3.11            Addition of an Issuing Bank. One or more Lenders (other than a Defaulting Lender) selected by the Borrower that agrees to act in such capacity and reasonably acceptable to the Facility Agent may become an additional Issuing Bank hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Facility Agent among the Borrower, the Facility Agent and such Lender. The Facility Agent shall notify the Lenders of any such additional Issuing Bank.

3.12            Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Term SOFR Advance as a result of any of the following events:

(a)            any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b)            any failure to make a principal payment of any such Loan on the due date therefor; or

(c)            any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 3.3 or Section 5.2 (other than by reason of a default of such Lender), then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall have no obligation to pay such claim.

4.              CONDITIONS.

4.1            Conditions Precedent to the Effective Date . The obligations of each Lender and Issuing Bank to execute this Agreement are expressly subject to the satisfaction of the following conditions precedent being satisfied or waived on or before the Effective Date:

(a)            This Agreement. Each of the Obligors shall have duly executed and delivered to the Facility Agent this Agreement;

(b)            Corporate Authority. The Facility Agent shall have received the following documents in form and substance reasonably satisfactory to the Facility Agent:

(i)            copies, certified as true and complete by a director, manager or officer (or equivalent) of each of the Obligors, of the resolutions of the board of directors thereof (or equivalent governing body), evidencing approval of this Agreement and the other Loan Documents to which it is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)            copies, certified as true and complete by a director, manager or officer (or equivalent) of each of the Obligors, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Obligors as may be required by the Facility Agent), approvals or consents with respect to this Agreement and the other Loan Documents;

(iii)            copies, certified as true and complete by a director, manager or officer (or equivalent) of each of the Obligors, of the certificate of incorporation and bylaws, or equivalent instruments thereof;

(iv)            the names, titles and signatures of each of the directors, officers and managers (or equivalent) of each of the Obligors that are authorized to execute the Loan Documents;

(v)            certificate of an authorized director, manager or officer (or equivalent) of each of the Obligors (other than the Borrower) certifying as to the record ownership of all of its Equity Interests;

(vi)            a good standing certificate or equivalent, if such jurisdiction makes such certificates available, of each Obligor dated as of a recent date; and

(vii)            a copy of the up-to-date organizational structure of the Group, certified as true and complete by an officer of the Borrower;

(c)            Fees and Expenses. The Facility Agent shall have received payment in full of all fees and expenses due under Section 13 (which, for the avoidance of doubt, shall include the payment of all fees and expenses of Lenders’ legal counsel to the extent invoiced at least two (2) Banking Days prior to the Effective Date) and any and all other fees agreed to under any Fee Letter.

4.2            Conditions Precedent to the Obligations of the Lenders and Issuing Banks under this Agreement. The obligations of each Lender and Issuing Bank to make the initial Advance or Letter of Credit Extension under this Agreement are expressly subject to the satisfaction of the following conditions precedent being satisfied or waived no later than thirty (30) Banking Days after the Effective Date (or such longer period agreed to by the Facility Agent) (the date of such satisfaction or waiver, the “Closing Date”):

(a)            The Note. The Borrower shall have duly executed and delivered to the Facility Agent, each Note;

(b)            Loan Documents. Subject to the Agreed Security Principles, the applicable Obligors shall have duly executed and delivered to the Security Trustee each of the Security Agreement, each Pledge Agreement, each Foreign Subsidiary Share Pledge and each Mortgage relating to a Closing Date Collateral Vessel, together with all notices, acknowledgments, and other ancillary documents required to be delivered thereunder;

(c)            Searches; Perfection Filings. Subject to the Agreed Security Principles:

(i)            The Facility Agent shall have received copies, dated as of a recent date, of tax, lien, judgment, intellectual property, bankruptcy and pending suit searches, in all jurisdictions as the Facility Agent shall reasonably request relating to the Obligors, in each case accompanied by evidence (including any UCC termination statements) that the Liens indicated in any such search results constitute Permitted Liens; and

(ii)            The Facility Agent shall have received evidence that Uniform Commercial Code financing statements and all other filings necessary to establish, protect and perfect the Liens in the Collateral granted on the Closing Date, have been filed in such jurisdictions as the Facility Agent may reasonably require;

(d)            Environmental Claims. The Facility Agent shall be satisfied that none of the Obligors nor any of their Environmental Affiliates is subject to any Environmental Claim which would have a Material Adverse Effect on the business, assets or results of operations of any thereof;

(e)            Fees and Expenses. The Facility Agent shall have received payment in full of all fees and expenses due under Section 13 (which, for the avoidance of doubt, shall include the payment of all fees and expenses of Lenders’ legal counsel to the extent invoiced at least two (2) Banking Days prior to the Effective Date) and any and all other fees agreed to under any Fee Letter;

(f)            Know Your Customer Requirements. The Facility Agent shall have received, with respect to each of the Obligors, documentation, and other evidence as is reasonably requested by the Facility Agent in order for each of the Creditors to satisfy all necessary “know your client” and anti-money laundering rules and regulations in connection with the transactions contemplated by this Agreement and the other Loan Documents;

(g)            Vessel Documentation. The Security Trustee shall have received (in form and substance reasonably acceptable to the Security Trustee) in respect of each Collateral Vessel:

(i)            Evidence of Ownership, Classification, Mortgages, Insurances, and Trading Documentation. Documentary evidence that:

(A)            each Collateral Vessel is definitively registered in the name of the relevant Collateral Vessel Owner under an Approved Flag Jurisdiction, unencumbered save by Permitted Liens and, if such Collateral Vessel is a Closing Date Collateral Vessel, its Mortgage;

(B)            each Mortgage has been duly recorded against the relevant Closing Date Collateral Vessel as a valid first preferred or priority ship mortgage in accordance with the laws of the Approved Flag Jurisdiction in which such Closing Date Collateral Vessel is registered; and

(C)            the Obligors are in compliance with Section 9.1(g)(ii) regarding classification of the Collateral Vessels;

(D)            each Collateral Vessel is insured in accordance with the requirements of Section 9.1(p), possesses all required trading certificates and ISM documentation, including an ISSC, SMC and IAPPC, maintains an Inventory of Hazardous Materials or shall, from the next dry dock, maintain an Inventory of Hazardous Materials;

(ii)            Valuations. A copy of the most recent valuation from an Approved Broker for each of the Collateral Vessels evidencing compliance with the Collateral Maintenance Ratio under Section 9.3(c) as of the Effective Date;

(iii)            Class Confirmations. A copy of a certificate issued the Classification Society of each Collateral Vessel, confirming as of a date reasonably near the Effective Date that the Collateral Vessels are in compliance with Section 2.1(k)(ii);

(iv)            Surveys. A copy of a recent survey report of a third-party independent survey company in respect of each Collateral Vessel (or an excerpt thereof);

(h)            Insurance Report. If requested by any Lender, a report from a firm of independent marine insurance consultant in respect of the insurances on the Collateral Vessels, in form and substance reasonably satisfactory to the Facility Agent, with the cost of such report to be reimbursed by the Borrower;

(i)            Legal Opinions. The Facility Agent shall have received legal opinions addressed to it from (x) Norton Rose Fulbright US LLP, New York counsel to the Borrower, and (y) such other legal opinions addressed to the Facility Agent or the Security Trustee, as applicable, as the Facility Agent shall have required as to all or any matters under the laws of the State of New York and any other jurisdiction in which an Obligor is organized or a Collateral Vessel is flagged, or which serves as the governing law of a Security Document, in each case as are usual and customary and in such form as the Facility Agent may reasonably require;

(j)            Joint Venture Agreements, Etc. The Facility Agent shall have received copies of any material silent partnership, joint venture or shareholders agreements to which any Obligor is party to, or confirmation that there are none;

(k)            Compliance Certificate. The financial statements described in Section 9.1(a)(i) for the fiscal quarter ended March 31, 2025 (which it acknowledges it has received), together with a Compliance Certificate for such period;

(l)            Solvency Certificate. A certificate from the chief financial officer or other officer with equivalent duties of the Borrower as to the solvency of the Borrower and its Subsidiaries, taken as a whole, substantially in the form of Exhibit B-2;

(m)            Repayment of Indebtedness. The Facility Agent shall have received evidence of the repayment and termination of the 2023 Term Loan and the 2021 Revolving Credit Facility and the 2021 Senior Notes and the 2023 Senior Notes; and

(n)            No Material Adverse Effect. Since December 31, 2024, no event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

4.3            Further Conditions Precedent. The obligation of the Lenders to make any portion of the Facility available to or for the account of the Borrower and of each Issuing Bank to issue Letters of Credit hereunder shall be expressly and separately subject to the following further conditions precedent on each Drawdown Date and each date of Letter of Credit Extension:

(a)            Mortgagee’s Interest Insurance. With respect to the first Letter of Credit Extension or the first Drawdown Date, the Borrower shall have provided all documents, if any, reasonably requested by the Facility Agent to obtain the insurances provided for in Schedule 9.1(p)(i)(d);

(b)            Drawdown Notice. The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.3;

(c)            Representations and Warranties. The representations stated in Section 2 being true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) on and as of such date as if made on such date (except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date);

(d)            No Event of Default. No Default or Event of Default having occurred and being continuing; and

(e)            Compliance with Financial Covenants. The Borrower is in pro forma compliance with all the Financial Covenants.

(f)            No Cash Hoarding. The sum of cash and Cash Equivalents held by the Consolidated Cash Group, in each case on such Drawdown Date and after giving pro forma effect to such Advance or Letter of Credit Extension and any transactions anticipated to occur within five (5) Banking Days thereafter, shall not exceed One Hundred Seventy-Five Million Dollars (US$175,000,000).

4.4            Satisfaction after Drawdown. For purposes of determining compliance with the conditions specified in this Section 4, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 4 to be consented to or approved by or reasonably acceptable or reasonably satisfactory to any Lender or other Creditor, unless (i) an officer of the Facility Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender specifying its objection thereto prior to an Advance being made or such Letter of Credit being issued, extended or increased after the Effective Date and (ii) in the case of such Advance being made after the Effective Date, such Lender shall not have made available to the Facility Agent any portion of such Loan.

4.5            Conditions Subsequent. No later than the relevant date indicated below (or such later date reasonably agreed by the Facility Agent), the Facility Agent shall have received:

(a)            no later than thirty (30) days after the Closing Date, evidence that Mortgages over at least 33% of the Reflag Collateral Vessels have been duly recorded as valid first preferred or priority ship mortgages in accordance with the laws of the Approved Flag Jurisdiction in which each such Collateral Vessel is registered), together with legal opinions addressed to the Facility Agent on matters of the laws of such Collateral Vessel’s Approved Flag Jurisdiction, the laws of the State of New York, and the jurisdiction of incorporation or organization of such Collateral Vessel Owner in such form as the Facility Agent may require;

(b)            no later than sixty (60) days after the Closing Date, evidence that Mortgages over at least 67% of the Reflag Collateral Vessels have been duly recorded as valid first preferred or priority ship mortgages in accordance with the laws of the Approved Flag Jurisdiction in which each such Collateral Vessel is registered), together with legal opinions addressed to the Facility Agent on matters of the laws of such Collateral Vessel’s Approved Flag Jurisdiction, the laws of the State of New York, and the jurisdiction of incorporation or organization of such Collateral Vessel Owner in such form as the Facility Agent may require;

(c)            no later than ninety (90) days after the Closing Date, evidence that Mortgages over each of the Reflag Collateral Vessels have been duly recorded as valid first preferred or priority ship mortgages in accordance with the laws of the Approved Flag Jurisdiction in which each such Collateral Vessel is registered), together with legal opinions addressed to the Facility Agent on matters of the laws of such Collateral Vessel’s Approved Flag Jurisdiction, the laws of the State of New York, and the jurisdiction of incorporation or organization of such Collateral Vessel Owner in such form as the Facility Agent may require;

5.              REPAYMENT AND PREPAYMENT.

5.1            Repayment. The Borrower shall repay the principal amount of any outstanding Advances under the Facility, together with accrued but unpaid interest thereon and any fees and other amounts owing to any Creditor under this Agreement, on the Maturity Date.

5.2            Voluntary Prepayment. Subject to delivery of the notices required by this Section 5.2 and the application of prepayments described in Section 5.5, the Borrower may, at its option, on any Banking Day, prepay all or any portion of an Advance under the Facility. The Borrower shall compensate the Lenders for any loss, cost or expense (but excluding any loss of anticipated profit or other direct or consequential damages) incurred by them as a result of a prepayment of Term SOFR Advances made on any day other than the last day of the applicable Interest Period in accordance with the provisions of this Agreement. The Borrower shall have the right to prepay ABR Advances without premium or penalty at any time and from time to time, in whole or in part. Prepayments made on the last day of the applicable Interest Period shall be without penalty or premium. Any prepayment (other than a prepayment in full) shall be in an integral multiple of One Million Dollars ($1,000,000) with a minimum amount of One Million Dollars ($1,000,000) or such other amount as the Facility Agent, in its sole discretion, may agree. In addition, on the date of any prepayment hereunder, all interest accrued through the date of such prepayment must be paid in full with respect to the Advances or portion thereof being prepaid. The Borrower shall deliver to the Facility Agent notice of such prepayment not less than three (3) Banking Days (with respect to a prepayment of a Term SOFR Advance) or one (1) Banking Day (with respect to a prepayment of an ABR Advance) prior to the date on which the Borrower intends to make such prepayment, and such notice shall specify the date and amount of such prepayment and must be received by the Facility Agent by noon (New York time).

5.3            Borrower’s Obligations Absolute. The Borrower’s obligations to pay the Lenders hereunder and under the Notes shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lenders.

5.4            Mandatory Prepayment.

(a)            Commitments. The Borrower shall from time to time prepay any outstanding Advances to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect; provided that, to the extent such excess amount is greater than the aggregate principal amount of the Advances outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Facility Agent and held in the Cash Collateral Account as cover for Letter of Credit Usage, as more particularly described in Section 3.10(k), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Usage by an equivalent amount.

(b)            Anti-Cash Hoarding. If, on the last Banking Day of any calendar month, any part of the Facility is drawn or any Letters of Credit are issued (and not otherwise Cash Collateralized) and the sum of cash and Cash Equivalents held by the Consolidated Cash Group exceeds One Hundred Seventy-Five Million Dollars (US$175,000,000), the Borrower shall, within five (5) Banking Days, apply an amount equal to the amount by which Consolidated Cash exceeds One Hundred Seventy Five Million Dollars ($175,000,000) to the extent necessary to, first, reduce outstanding Advances to zero and, second, Cash Collateralize any outstanding Letters of Credit.

5.5            Interest and Costs with Prepayments/Application of Prepayments. Any prepayment of the Facility (including, without limitation, those made pursuant to this Section 5) shall be subject to the condition that on the date of prepayment all interest accrued through the date of such prepayment shall be paid in full with respect to the Advances or the portion thereof being prepaid, together with any and all costs or expenses incurred by the applicable Lenders in connection with any breaking of funding for prepayments other than on the last day of the applicable Interest Period (as certified by the Facility Agent, which certification shall, absent any manifest error, be conclusive and binding on the Borrower) and shall be applied in accordance with Section 3.10(k)(ii).

5.6            Cancellation. The Borrower may permanently cancel or reduce the undrawn Facility, in whole or in part, on five (5) Banking Days’ notice to the Facility Agent. Any partial cancellation or reduction must be in a minimum amount of One Million Dollars ($1,000,000) and in integral multiples thereof. Any cancellation shall be subject to payment of any accrued interest, fees and costs, including the Commitment Fee. Any amount of the Facility that is cancelled or reduced may not be redrawn.

6.              INTEREST AND RATE.

6.1            Applicable Rate. Each Advance shall bear interest at the rate per annum (the “Applicable Rate”) which is equal to (i) for Term SOFR Advances, the aggregate of (a) the Benchmark for the relevant Interest Period, plus (b) the Margin, or (ii) for ABR Advances, the aggregate of (a) the ABR, plus (b) the Margin. The Applicable Rate shall be determined by the Facility Agent prior to the first (1st) day of each Interest Period, and the Facility Agent shall promptly notify the Borrower in writing of the Applicable Rate as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Borrower.

6.2            Default Rate. Any amounts due under this Agreement, if not paid when due, whether by acceleration or otherwise, shall bear interest thereafter from the due date thereof until the date of payment at a rate per annum equal to the Applicable Rate plus two percent (2%) (the “Default Rate”). If any Event of Default has occurred and is continuing and notice thereof has been sent from the Facility Agent to the Borrower, all outstanding amounts shall be deemed overdue and interest will be calculated on all such amounts at the Default Rate, payable forthwith upon demand by the Facility Agent, provided no notice or demand is required in connection with a Specified Event of Default.

6.3            Interest Payments. Accrued interest on any Term SOFR Advance shall be payable in arrears on the last day of the Interest Period, except that if the Borrower shall select an Interest Period in excess of three (3) months, accrued interest on such Advance shall be payable during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period. Accrued interest on any ABR Advance shall be payable in arrears on the last Banking Day of each March, June, September and December and the Maturity Date.

6.4            Benchmark Replacement Setting.

(a)            Benchmark Replacement.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Banking Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Facility Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)            No Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 6.4.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Facility Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Facility Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Facility Agent will, to the extent reasonably practicable, provide prior written notice to the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 6.4(d). Any determination, decision or election that may be made by the Facility Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 6.4, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 6.4.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Facility Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Facility Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Facility Agent may, upon provision to the Borrower of prior written notice thereof, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Benchmark during such period shall be the ABR.

7.              PAYMENTS.

7.1            Place of Payments, No Set Off.

(a)            All payments to be made hereunder by the Borrower shall be made to the Facility Agent, not later than noon New York time (any payment received after noon New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 30 Hudson Yards, 81st Floor, New York, New York 10001, USA or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes except as required by applicable Law. If the Borrower or the Facility Agent shall at any time (as determined in the good faith discretion of the Borrower or the Facility Agent) be compelled by Law to withhold or deduct any Taxes from any amounts payable hereunder, then (i) if the withholding or deduction is attributable to an Indemnified Tax, the sum payable by the Borrower hereunder shall include such additional amount as is necessary so that after making all required deductions (including deductions attributable to Indemnified Taxes applicable to the additional amount payable under this Section 7.1(a)) such Person receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower or the Facility Agent shall make such deductions, (iii) the Borrower or the Facility Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law and (iv) in the event any withholding or deduction is (A) made by the Borrower, whether for Taxes or otherwise, the Borrower shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction required by Law and (B) made by the Facility Agent, whether for Taxes or otherwise, the Facility Agent shall promptly send to the Borrower such documentary evidence with respect to such withholding or deduction as the Borrower reasonably requests.

(b)            The Borrower (subject to each Creditor satisfying its certification obligations set forth in Section 7.1(c) below) shall pay, and shall indemnify each Creditor for and hold each of them harmless from and against, within fifteen (15) days after written demand therefor, any and all Indemnified Taxes paid or incurred by, or asserted against, such Creditor whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such Indemnified Taxes or liabilities delivered to the Borrower by a Creditor (on its own behalf or on behalf of another Creditor) shall be conclusive absent manifest error. For purposes of clarification no such payment shall be required with respect to any Tax that is not an Indemnified Tax or to the extent the applicable payment was increased to take into account a Tax deduction or withholding as set forth in Section 7.1(a) above.

(c)            Any Creditor that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or other Loan Documents shall deliver to the Facility Agent and the Borrower, on or before the date on which such Creditor becomes a Creditor hereunder, makes its portion of an Advance (or, in the case of a Lender that acquires its interest in an Advance by assignment from another Lender, on or before the effective date of such assignment), or otherwise becomes a party to any Loan Document, and thereafter upon the request of the Borrower or the Facility Agent, such properly completed and executed documentation as will permit such payments to be made without any Tax withholding or deduction (or at a reduced rate of withholding or deduction). In addition, any Creditor, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Creditor is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing: (A) any Creditor that is a US Person shall deliver to the Borrower and the Facility Agent on or prior to the date on which such Creditor becomes a party to any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Creditor is exempt from U.S. federal backup withholding, (B) any Creditor that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a Creditor under any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), whichever of the following is applicable: (1) IRS Forms W-8BEN or W-8BEN-E (which, if the Lender claims exemption under Section 881(c) of the Code or applicable successor provision, shall be accompanied by a declaration that (i) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iii) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (such declaration, a “U.S. Tax Compliance Certificate”), (2) IRS Form W-8ECI, or (3) IRS Form W-8IMY, (accompanied by IRS Forms W-9, W-8ECI, W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate, and/or other certification documents requested by the Borrower from the beneficial owners of the debt) as applicable (or applicable successor form), (C) any Creditor that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Creditor becomes a Creditor under any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in any applicable withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made. The Facility Agent shall deliver to the Borrower, on or prior to the execution date of this Agreement (and such other times as reasonably requested by the Borrower), a properly completed and executed (i) IRS Form W-9 or (ii) IRS Form W-8ECI (with respect to any amounts payable to the Facility Agent for its own account) and IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a US Person as described in United States Treasury Regulation Section 1.1441-1(b)(2)(iv) (with respect to amounts received on account of any Lender), and (D) if a payment made to a Creditor or the Facility Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Creditor or the Facility Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Creditor or the Facility Agent shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Creditor or the Facility Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement. Each Creditor and the Facility Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification and deliver it to the Borrower (and, if a Lender, also to the Facility Agent).

(d)            If any Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7.1 (including by the payment of additional amounts pursuant to this Section 7.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e)            Each party’s obligations under this Section 7.1 shall survive the resignation or replacement of the Facility Agent or any assignment of rights by, or the replacement of, a Creditor, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

7.2            Tax Credits. If the Lenders obtain the benefit of a credit against the liability thereof for Taxes for all or part of the Indemnified Taxes as to which the Borrower (or the Facility Agent, on the Borrower’s behalf) has paid additional amounts as aforesaid, then the Lenders shall pay an amount to the Borrower which the Lenders determine will leave it (after such payment) in the same position as it would have been had the Indemnified Tax payment not been made by the Borrower (or the Facility Agent, on the Borrower’s behalf). Each of the Lenders agree that in the event that Indemnified Taxes are imposed on account of the situs of its loans hereunder, each of the Lenders, upon acquiring knowledge of such event, shall, if commercially reasonable and if, in the opinion of the Lenders, it is not prejudicial to it, shift such loans on its books to another office so as to avoid the imposition of such Indemnified Taxes. Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange its tax affairs in such a way as they, in their sole discretion, deem appropriate. In particular, the Lenders shall not be required to obtain such tax credit, if this interferes with the way the Lenders normally deal with their tax affairs.

7.3            Computations; Banking Day.

(a)            All computations of interest and fees shall be made by the Facility Agent on the basis of a 360-day year (or in the case of interest computed by reference to the ABR at time when the ABR is based on the ABR, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. All interest hereunder on any Advance shall be computed on a daily basis based upon the outstanding principal amount of such Advance as of the applicable date of determination. Each determination by the Facility Agent of an interest rate or fee hereunder shall be conclusive and binding, absent manifest error or willful misconduct;

(b)            Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

7.4            Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Such Defaulting Lender (i) shall not have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents (other than as set forth in Section 14.8(iv)) and (ii) any Commitments held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Commitments of all other Lenders in the aggregate (other than such Defaulting Lender).

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Facility Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Facility Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Facility Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Facility Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender with respect to outstanding Letters of Credit (in an amount equal to 105% of the maximum face amount of all outstanding Letters of Credit) in accordance with Section 7.4(e); fourth, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Facility Agent; fifth, if so determined by the Facility Agent and the Borrower, to be held in a Cash Collateral Account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to the Facility under this Agreement and (B) Cash Collateralize each Issuing Bank (in an amount equal to 105% of the maximum face amount of all outstanding Letters of Credit) with respect to future Letters of Credit issued under this Agreement, in accordance with Section 7.4(e); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Advances or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Advances by, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances by, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 7.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 7.4 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.10.

(B)            With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to Section 7.4(d) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(d)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.3 are satisfied at the time of such reallocation, and (B) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 14.8, no reallocation or Cash Collateralization pursuant to Section 7.4(e) hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)            Cash Collateral. If the reallocation described in Section 7.4(d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure (in an amount equal to 103% of the maximum face amount of all outstanding Letters of Credit) in accordance with the procedures set forth in Section 3.10.

(f)            Any failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender with one or more substitute Lenders (including new Lenders) or prepay such Defaulting Lender (without any premium), and the Defaulting Lender shall have no right to refuse to be replaced hereunder or apply such prepayment. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than one (1) Banking Day after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Assumption Agreement, subject only to the Defaulting Lender being repaid its share of the outstanding Facility without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Assumption Agreement prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 10.

(g)            The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Facility Agent or to the Lenders other than such Defaulting Lender.

(h)            New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend or amend any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

(i)            Cash Collateral. At any time that there shall exist a Defaulting Lender and Section 7.4(e) is applicable, within four (4) Banking Days following the written request of the Facility Agent or any Issuing Bank (with a copy to the Facility Agent), the Borrower shall Cash Collateralize the applicable Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 3.10 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum L/C Collateral Amount.

(i)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Facility Agent, for the benefit of the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Facility Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Facility Agent, the Issuing Banks or the Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum L/C Collateral Amount if at such time, the reallocation described in Section 7.4(d) cannot, or can only partially, be effected, the Borrower will, within four (4) Banking Days following the written request of the Facility Agent, pay or provide to the Facility Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)            Application. Notwithstanding anything to the contrary contained in this Agreement, Collateral provided under this Section 7.4 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 7.4 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) subsequent reallocation pursuant to Section 7.4(d) or (C) the reasonable determination by the Facility Agent or the applicable Issuing Bank that there exists excess Cash Collateral at least equal to the Minimum L/C Collateral Amount; provided that, subject to the other provisions of this Section 7.4, the Person providing Cash Collateral and the applicable Issuing Bank may agree that the Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(j)            This Section shall remain effective with respect to such Lender until either (i) the obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Facility Agent, and the Borrower shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its respective Commitment of the applicable Advance and pays to the Facility Agent all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender, and no replacement of a Defaulting Lender pursuant to clause (c) above, will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

7.5            Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Advance made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Facility Agent of such fact, and (b) purchase from the other Lenders such participations in the Advance made by them and/or such sub-participations in the participations in Letter of Credit Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 17.16 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each relevant Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any Advance to any assignee or participant permitted hereunder or (C) any payment received by such Lender not in its capacity as a Lender. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 17.16) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Facility Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 7.5 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 7.5 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

8.              EVENTS OF DEFAULT.

8.1            Events of Default. The occurrence of any of the following events shall be an Event of Default:

(a)            Non-payment. Any Obligor fails to pay any amount payable by it under the Loan Documents when such amount is due for payment, unless its failure to pay is caused by administrative or technical error in payment systems and payment is made within three (3) Banking Days following the original due date;

(b)            Representations. Any representation or warranty (including representations and warranties in Compliance Certificates) made by any Obligor in any Loan Document is or proves to have been incorrect, inaccurate or misleading in any material respect when made;

(c)            Unlawfulness. It is or becomes unlawful (x) to make or maintain the Facility provided herein, or (y) for any Obligor to perform or comply with any of its obligations under the Loan Documents to the extent this may materially impair:

(i)	the ability of such Obligor to perform its obligations under any Loan Document;

(ii)	the ability of the Facility Agent or the Security Trustee to exercise any material right or power vested to it under the Loan Documents;

(d)            Certain Covenants. Any Obligor or any Restricted Subsidiary defaults in the performance or observance of any covenant applicable to it contained in Sections 4.5 (Conditions Subsequent), 9.1 (Financial Information), 9.1(p) (Insurance), 9.2 (Negative Covenants), or 9.3 (Financial Covenants) of this Agreement;

(e)            Breach of Other Obligations. Any Obligor or any Restricted Subsidiary does not comply with any provision of the Loan Documents applicable to it other than those set forth in paragraphs (a) (Non-payment) and (d) (Certain Covenants) above, unless such failure is capable of being remedied and is remedied within twenty (20) Banking Days after the earlier of the Borrower's obtaining actual knowledge thereof, or written notice thereof is given to the Borrower by the Facility Agent, provided that the twenty (20) Banking Day cure period provided above shall run concurrently, and not consecutively, with any applicable cure period provided in the relevant provision violated;

(f)            Cross Default. (i) There is Financial Indebtedness of an Obligor or Restricted Subsidiary, and any default occurs resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such Financial Indebtedness; (ii) if Financial Indebtedness of any Obligor or Restricted Subsidiary is not paid when due nor within any applicable grace period; or (iii) any Financial Indebtedness of any Obligor or Restricted Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); provided however that the foregoing clauses (i) through (iii) above shall only apply if the aggregate amount of such Financial Indebtedness or commitments exceeds Twenty-Five Million Dollars ($25,000,000) (or its equivalent in any other currency or currencies);

(g)            Bankruptcy.

(i)	Any Obligor or Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, administration or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, moratorium or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, receiver manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Obligor or Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or

(ii)	There shall be commenced against any Obligor or Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above, which is not in the reasonable opinion of the Majority Lenders frivolous or vexatious, and which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside of the United States) and, in any case the relevant Obligor or Restricted Subsidiary fails to, in good faith, seek the dismissal or discharge of such action, or to post a bond in respect of such action, within sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside of the United States);

(iii)	There shall be commenced against any Obligor or Restricted Subsidiary thereof any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the consolidated assets of the Group which results in the entry of an order for any such relief which is not, in the reasonable opinion of the Majority Lenders, frivolous or vexatious and which action the relevant Obligor or Restricted Subsidiary shall not have taken the appropriate means to discharge, stay or dismiss within twenty-five (25) Banking Days from entry thereof, and which further has not been vacated, discharged, or stayed or bonded pending appeal within twenty five (25) Banking Days from the entry thereof;

(iv)	Any Obligor or Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts constituting an Event of Default under any of clauses (i), (ii), or (iii) above;

(v)	Any Obligor or Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, or a moratorium shall be declared in respect of any Material Indebtedness of such Obligor or Restricted Subsidiary; or

(vi)	Any Obligor or Restricted Subsidiary shall make a general assignment for the benefit of creditors;

(h)            [Reserved];

(i)            Cessation of Business. Any cessation of business by the Borrower and its Restricted Subsidiaries taken as a whole;

(j)            Change of Control. Any Change of Control occurs;

(k)            Judgments. There is entered against any Obligor or Restricted Subsidiary a final, non-appealable judgment by a court of competent jurisdiction that is in a Dollar Amount in excess of Twenty-Five Million Dollars ($25,000,000) (to the extent not paid or not covered by insurance (subject to customary deductibles)) and such judgment shall not have been satisfied or paid when due, vacated, discharged or stayed, bonded pending an appeal or are not otherwise being appropriately contested in good faith in a manner that stays execution, in any such case, for a period of (i) with respect to any judgments or orders that are rendered in the United States, thirty (30) consecutive days after the entry thereof and (ii) with respect to any other judgments or orders, sixty (60) consecutive days after the entry thereof;

(l)            Delisting. The common stock of the Borrower is no longer listed on the New York Stock Exchange (or any successor of the New York Stock Exchange) or NASDAQ (or any successor of NASDAQ);

(m)         Invalidity of Loan Documents; Security Documents and Guarantee.

(i)	The material provisions of the Loan Documents, taken as a whole, at any time after their execution and delivery and for any reason cease to be in full force and effect, except (i) as expressly permitted by the Loan Documents, (ii) as a result of the satisfaction of the Obligations or (iii) resulting from acts or omissions of a Secured Party or the application of applicable law;

(ii)	any Security Document (or any material provision thereof) with respect to a material portion of the Collateral with a Fair Market Value exceeding $25,000,000 after its execution and delivery shall for any reason cease to create a valid and perfected or published, as applicable, Lien, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) resulting from the failure of an Agent or any of their agents or bailees to maintain possession or control of Collateral, (C) resulting from the making of a filing, or the failure to make a filing, under the Uniform Commercial Code or other applicable law, as to Collateral consisting of real property, to the extent that (1) such losses are covered by a lender’s title insurance policy (unless the Borrower in good faith reasonably believe that payment thereunder will not be made by the applicable insurer) or (2) a deficiency arose through no fault of a Obligor and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof or (D) resulting from acts or omissions of a Secured Party or the application of applicable law so long as such deficiency arose through no fault of a Obligor and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof; or

(iii)	any Guarantee with respect to a Guarantor shall for any reason cease to be in full force and effect, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) upon the satisfaction in full of the Obligations, (C) upon the release of such Guarantor as provided for under the Loan Document or in accordance with its terms or (D) resulting from acts or omissions of a Secured Party or the application of applicable law; or

(n)            Arrest. Any arrest or seizure of any Collateral Vessel which is not released within thirty (30) days, provided, that, no Event of Default shall occur if (i) within such thirty (30) days, the Borrower or any Obligor provides one or more Additional Vessels as Collateral Vessels with a combined Fair Market Value equal to or greater than the Fair Market Value of the arrested Collateral Vessel, or (ii) the Borrower remains in compliance with the Collateral Maintenance Ratio set forth in Section 9.3 after excluding the arrested Collateral Vessel therefrom (and after including any other Additional Vessel as a Collateral Vessel). For the avoidance of doubt, the return of a Collateral Vessel to the Obligors shall permit re-inclusion of such Collateral Vessel in the calculation of the Collateral Maintenance Ratio;

(o)            Sanctions. Any Obligor or Subsidiary fails to comply with applicable Sanctions in any material respect;

(p)            Certain ERISA Transactions. (i) an ERISA Termination Event, Foreign Termination Event, ERISA Funding Event or Foreign Underfunding has occurred or exists that, in the reasonable option of the Majority Lenders, when taken together with all other ERISA Termination Events, Foreign Termination Events, ERISA Funding Events and Foreign Underfunding that have occurred or exist, are reasonably expected to result in a Material Adverse Effect; (ii) any instances of non-compliance with ERISA, the Code or any other applicable requirement of law shall have occurred with respect to any Benefit Plan, Foreign Plan, Multiemployer Plan or Plan that, in the reasonable opinion of the Majority Lenders, when taken together with all other such instances of non-compliance with ERISA, the Code or any other applicable requirement of law that shall have occurred with respect to any Benefit Plan, Foreign Plan, Multiemployer Plan or Plan, are reasonably expected to result in a Material Adverse Effect; (iii) the execution and/or delivery of this Agreement and/or the consummation of the transactions hereunder involves a non-exempt prohibited transaction for purposes of ERISA, Section 4975 of the Code or any Similar Law, unless such result is a result of the Lender’s funding an Advance with “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law); or (iv) any of the Obligors or any of their Subsidiaries becomes a “benefit plan investor” (as defined in Section 3(42) of ERISA) or is otherwise using “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law).

Upon and during the continuance of any Event of Default, the Lenders’ obligation to make the Facility available shall cease and the Facility Agent may, by notice to the Borrower, declare the entire unpaid balance of the then outstanding amount of the Facility, accrued interest and any other sums payable by the Borrower hereunder or under the Notes due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsection (g) of this Section 8.1 with respect to any Obligor, the Facility and the Notes shall be immediately due and payable without declaration or other notice to any Obligor. In such event, the Facility Agent (for itself and the other Creditors) and the Security Trustee (for itself and the other Secured Creditors) may proceed to protect and enforce their respective rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Notes or in any Security Document, or in aid of the exercise of any power granted herein or therein, or the Facility Agent may proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of any of the Creditors, or proceed to take any action authorized or permitted under the terms of any Security Document or by applicable law for the collection of all sums due, or so declared due, on the Note.

8.2            Application of Moneys. After the occurrence of and during the continuance of an Event of Default, any payment to the Facility Agent, the Security Trustee, the Issuing Banks and the Lenders hereunder or from the proceeds of the Collateral or otherwise shall be paid to the Facility Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Facility Agent, all Issuing Banks and all Lenders):

(a)            first, to the payment of that portion of the Secured Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Agents, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Loan Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Agents, the Issuing Banks or the Lenders under this Agreement or any other Loan Document;

(b)            second, to the payment of that portion of the Secured Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Issuing Banks and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses (subject to the limitations set forth in Section 13.2), as provided by this Agreement or by any other Loan Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Loan Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c)            third, to the payment of that portion of the Secured Obligations constituting any due and unpaid fees to any Agent, any Lender or any Issuing Bank as provided by this Agreement or any other Loan Document, pro rata in the proportion in which the amount of such fees due and unpaid to each Agent, each Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Agents, all Lenders and all Issuing Banks collectively, until all such fees have been paid in full;

(d)            fourth, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

(e)            fifth, to the payment of that portion of the Secured Obligations constituting the outstanding due and payable principal amount of each of the Advances and the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 3.10(c) has not been complied with)), the amount of the outstanding Specified Swap Agreement Obligations and the amount of the Specified Bilateral LC Obligations and Specified Cash Management Obligations, pro rata in the proportion in which the outstanding principal amount of such Advances and Obligations and the amount of such outstanding Reimbursement Obligations owing to each Lender and each Issuing Bank, together (with respect to Letters of Credit, if not Cash Collateralized in accordance with this Agreement) with the undrawn face amounts of such outstanding Letters of Credit, the amount of such outstanding Specified Swap Agreement Obligation, the amount of such Specified Bilateral LC Obligations and the amount of such outstanding Specified Cash Management Obligations, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (with respect to Letters of Credit, if not Cash Collateralized in accordance with this Agreement) the undrawn face amounts of all outstanding Letters of Credit, outstanding Specified Swap Agreement Obligation, outstanding Specified Bilateral LC Obligations and outstanding Specified Cash Management Obligations. In the event that any such Letters of Credit, or any portions thereof, terminate or expire without any pending drawing thereon, any Cash Collateral therefor shall be distributed by the Facility Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;

(f)            sixth, to the payment of that portion of the Secured Obligations constituting any other outstanding Secured Obligations then due and payable until all such Secured Obligations have been paid in full; and

(g)            seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification or similar obligations for which no claim or demand has been made and Letters of Credit that have been Cash Collateralized), to the Borrower or as the Borrower may direct unless otherwise directed by a court of competent jurisdiction.

Notwithstanding the foregoing, amounts received from any Obligor pursuant to this Section 8.2 shall not be applied to any Excluded Swap Obligation of such Obligor.

9.              COVENANTS.

9.1            Affirmative Covenants. Each of the Obligors hereby covenants and undertakes, as to itself, with the Lenders that, from the Effective Date and so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Notes or under any of the Security Documents, as follows:

(a)            Financial Information. The Borrower shall deliver to the Facility Agent:

(i)            within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and equity and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by a Financial Officer of the Borrower, that they fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC;

(ii)            within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and equity and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC;

(iii)            as soon as available but not later than February 15th of each fiscal year of the Borrower, the consolidated budget and cash flow projections for such fiscal year of the Borrower;

(iv)            within ten (10) days of the Borrower’s receipt thereof, copies of all audit letters or other material correspondence from any external auditors including material financial information in respect of each Obligor;

(v)            promptly upon any such dispatch, copies of all documents dispatched by an Obligor to its creditors or its shareholders generally; and

(vi)            such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial, business and operational information with respect to its business as the Facility Agent may from time to time reasonably request, certified (other than with regards to forecasts and projections) to be complete and correct in all material respects in accordance with GAAP, as of the date such statements or information was furnished (or, if such statements or information expressly relates to a specific date or dates, as of such specific date or dates) copies thereof by the Chief Financial Officer (or other equivalent Person) of the Borrower; and

(vii)            within the time periods set forth in Section 9.1(a)(i) and (ii) above, respectively, for furnishing financial statements, (i) additional information setting forth calculations if consolidated financial statements of the Borrower and its Subsidiaries are delivered pursuant to Section 9.1(a)(i) or (ii), excluding the effects of any Subsidiaries (including Unrestricted Subsidiaries) that are not Obligors or Restricted Subsidiaries, and (ii) (A) a written certificate signed by a Responsible Officer, in such Person’s capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same and (B) a Compliance Certificate showing the Borrower’s compliance with the Financial Covenants, setting forth the Collateral Maintenance Ratio;

provided that, with respect to information in items (i), (ii) and (v) above, the Borrower will be deemed to have delivered such information to the Facility Agent upon publicly filing such information with the SEC; provided any deemed delivery of such information shall not relieve the Borrower of its obligation to deliver any related Compliance Certificates to the Facility Agent as provided herein.

(b)            Performance of Agreements. each Obligor shall duly perform and observe, the terms of this Agreement and the other Loan Documents to the extent it is a party thereto and bound thereunder;

(c)            Notice of Default, etc. the Borrower shall, promptly upon, and in any event no later than five (5) Banking Days after obtaining knowledge thereof, inform the Facility Agent of the occurrence of (i) any Default or Event of Default, (ii) any litigation, arbitration or governmental proceeding pending or threatened in writing against any Obligor or against any of their respective Subsidiaries, including but not limited to, in respect of any Environmental Claim, that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, (iii) the withdrawal of a Collateral Vessel’s rating by its Classification Society or the issuance by the Classification Society of any material recommendation affecting class, except as otherwise provided in Section 9.1(g), and (iv) any other event or condition which is reasonably likely to have a Material Adverse Effect; provided that delivery of a notice of Default or Event of Default shall automatically cure any Default or Event of Default then existing solely as a result of any failure to deliver such notice;

(d)            Obtain Consents. without prejudice to Section 2.1 and this Section 9.1, each Obligor shall obtain every consent of another Person which may from time to time be necessary or advisable to avoid a breach of an agreement with such Person as a result of the continued due performance of all its obligations under this Agreement, under the Notes and under the Security Documents;

(e)            Vessel Valuations. the Borrower shall obtain (at its cost) and deliver to the Facility Agent on June 30 and December 31 of each year (or, if the Total Utilization of Commitments (with any Letter of Credit Usage to be deemed to be zero with respect to any Letter of Credit that is Cash Collateralized) is $0 on both June 30 and December 31 of a given year, only on December 31 of such year), a written appraisal from an Approved Broker in respect of each Collateral Vessel. The written appraisals shall not be older than 30 days or, if such a written appraisal is not available in the case of a total loss, based on the most recently available valuation. Any additional appraisals requested by the Facility Agent shall be obtained at the Lenders’ ratable expense, provided, that following and during the continuance of any Event of Default, all such additional appraisals are to be at the Borrower's expense;

(f)            Corporate Existence. ensure that, except as expressly permitted under Section 9.2, (i) each Obligor continues to exist as a limited liability company, corporation, limited partnership, or other entity (as applicable), except to the extent otherwise permitted hereunder, (ii) the Borrower shall not change its corporate form or jurisdiction of incorporation; and (iii) no Guarantor shall change its jurisdiction of incorporation or formation without (A) fifteen (15) days (or such shorter period as the Facility Agent may elect in its discretion) prior written notice to the Facility Agent and (B) taking all actions necessary to ensure the Security Trustee’s Lien in the Collateral remains a first priority perfected Lien after such change in jurisdiction, subject to the Agreed Security Principles;

(g)            Vessel Covenants. Each Collateral Vessel Owner shall as and from the Effective Date:

(i)            Registration and Name. keep the Collateral Vessel owned by it registered in its name under the law of an Approved Flag Jurisdiction free of Liens other than Permitted Liens; except for each change of flag set forth in Schedule 1.1(d) (which change of flag shall occur within 30, 60, or 90 days after the Effective Date pursuant to Section 4.5), not change the flag of a Collateral Vessel to another Approved Flag Jurisdiction without the Facility Agent’s prior written consent, which (x) shall be given upon delivering a new first preferred Mortgage (and any amendments to existing Security Documents required to maintain the Liens granted thereunder and legal opinions required by the Facility Agent) with respect to such Vessel in form and substance reasonably acceptable to the Facility Agent, and (y) shall not be unreasonably conditioned, delayed or withheld (and response is promptly provided); not do, omit to do or allow to be done anything as a result of which such registration might be cancelled;

(ii)            Repair and Classification. keep each Collateral Vessel owned by it in a good and safe condition and state of repair (ordinary wear and tear and loss by casualty or condemnation excepted), and in any event in such condition as will entitle each such Collateral Vessel to (x) maintain its present classification free of overdue recommendations and (y) comply with all laws and regulations applicable to Vessels registered under the law of such Collateral Vessel’s Approved Flag Jurisdiction or to Vessels trading to any jurisdiction to which that Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code, but except in the case of this clause (y) where the failure to so comply would not have a Material Adverse Effect; provided, however, that with respect to clause (x) above, so long as the Obligors remain in compliance with the Collateral Maintenance Ratio in Section 9.3 after excluding therefrom any Collateral Vessels that fail to satisfy the classification requirements herein, (A) the Borrower can reduce the percentage of Collateral Vessels that are required to be in class from the Collateral Vessels constituting 90% of the Fair Market Value of all the Collateral Vessels to a percentage no less than the percentage of the fair market value of vessels owned by the Group Companies which are not Collateral Vessels that are in class at such time, (B) such failure to be in class shall not constitute a Default or an Event of Default, (C) such Collateral Vessels that are not in class shall be excluded for purposes of calculating the Collateral Maintenance Ratio, and (D) the Borrower shall notify the Facility Agent quarterly of any such failures to remain in class. Restoration of prior class status shall permit re-inclusion of such Collateral Vessel in the Collateral Maintenance Ratio calculation;

(iii)            Modification. not make any permanent modification to any Collateral Vessel owned by it or equipment installed on that Collateral Vessel, which in any case would (A) materially alter the structure, type or performance characteristics of such Collateral Vessel and (B) reduce the Fair Market Value of such Vessel such that following such modification, the Fair Market Value of such Collateral Vessel would cause a breach of Section 9.4; provided that the foregoing shall not apply to modifications that are (x) made in good faith in connection with the employment of such Collateral Vessel, (y) required by any applicable law, rule or regulation, or order, ruling or directive of a Governmental Authority or (z) determined in good faith by such Obligor to be required for the safe and prudent operation of such Collateral Vessel;

(iv)            Surveys. at its sole expense, shall submit the Collateral Vessel owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders, provide the Security Trustee, at the Borrower’s sole expense, with copies of all survey reports (including all internally generated inspection or survey reports on each Collateral Vessel) in respect of any Collateral Vessel;

(v)            Collateral Vessel Inspection. permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) (i) at all reasonable times but not more than one time per year with reasonable prior notice to the Borrower, at Lenders’ expense, so long as no Event of Default has occurred and is continuing and (ii) at any time at the Borrower’s cost while an Event of Default has occurred and is continuing, to board the Collateral Vessel owned by it to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections; provided that any such visits, surveys and inspections shall be made in compliance in all material respects with Borrower’s, charterer’s and any other operator’s customary health and safety protocols, and will not unreasonably interfere with the conduct of business of the Borrower, any charterer, any Collateral Vessel Owner or operator with respect to such Collateral Vessel, and all such visits, surveys and inspections shall be held at reasonable times, which shall be during ordinary business hours of the Borrower, any charterer or the Collateral Vessel Owner or operator of such Collateral Vessel, as applicable. The Security Trustee shall cooperate with the Borrower, Collateral Vessel Owner, operator and charterer in respect of the timing for and the place where such surveys take place in order to minimize disruption to the activities of such Collateral Vessel;

(vi)            Prevention and Release from Arrest. promptly discharge:

(A)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Collateral Vessel owned by it, or any Collateral Vessel’s Earnings or Insurances, in each case other than Permitted Liens; and

(B)	forthwith upon receiving notice of the arrest of the Collateral Vessel owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Collateral Vessel Owner shall procure, if reasonably possible, its release by providing bail or otherwise as the circumstances may require;

(vii)            Notice of Mortgage. carry on board each Collateral Vessel a certified copy of the applicable Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Collateral Vessel a framed printed notice stating that such Collateral Vessel is mortgaged by that Collateral Vessel Owner to the Security Trustee;

(viii)            Inventory of Hazardous Materials. maintain an Inventory of Hazardous Materials on board each Collateral Vessel and, upon Facility Agent’s reasonable request, provide a copy to the Facility Agent, unless no such list is required to be maintained under applicable law;

(ix)            Green Scrapping. in the event that an Obligor undertakes to dismantle any vessel owned by it (including a Collateral Vessel) (or to sell such vessel with the intention of it being dismantled), it shall (A) ensure, prior to any dismantling contract being entered into by the relevant Obligor, that the Facility Agent receives a statement from an independent third party expert reasonably acceptable to the Facility Agent confirming that the relevant shipyard/dismantling yard complies in all material respects with the requirements for such yards as set out in the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or the EU Ship Recycling Regulation, 2013, and (B) otherwise comply in all material respects with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and the EU Ship Recycling Regulation, 2013;

(h)            Books and Records. at all times keep, and cause each Subsidiary of the Borrower to keep, proper books of record and account into which full and correct entries shall be made in accordance with GAAP in all material respects;

(i)            Taxes and Assessments. pay and discharge, and cause each Restricted Subsidiary of the Borrower to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such Tax, assessment, charge or levy so long as it is being contested in good faith and by appropriate proceedings and it has set aside on its books reserves with respect thereto to the extent required by GAAP, or to the extent that the failure to pay and discharge such Taxes, assessments or governmental charges or levies could not reasonably be expected to result in a Material Adverse Effect;

(j)            Inspection at Properties Other than Vessels. allow, and cause each Restricted Subsidiary thereof to allow, no more than once in the aggregate for the Facility Agent and the Lenders, as the case may be, in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit on the number or frequency of visits and inspections) upon fourteen (14) calendar days’ notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws, health and safety protocols, and regulations, to visit and inspect during normal business hours, at the Lenders’ expense (unless an Event of Default shall have occurred and be continuing, in which event at the Borrower’s expense), any of the properties (other than Collateral Vessels inspections of which are governed by Section 9.1(g)(v)), other than Vessels, of the Borrower or any Restricted Subsidiary thereof and, on request, subject to confidentiality restrictions with third parties, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers, all at such times and as often as the Facility Agent requests; provided that the foregoing rights of the Facility Agent shall not unreasonably interfere with the conduct of the business of the applicable Obligor or any such Subsidiary;

(k)            Compliance with Statutes, Agreements, etc. except where failure to comply would not alone or in the aggregate result in a Material Adverse Effect, do or cause to be done, and cause each Restricted Subsidiary thereof to do and cause to be done, (i) all things necessary to preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and (ii) all things necessary to comply with (A) all contracts or agreements to which it, or any Restricted Subsidiary is a party; and (B) all laws, rules and regulations applicable to any Obligor or such Restricted Subsidiary, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(l)            Environmental Matters. promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of a chief executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates: (a) its receipt, or the Borrower’s gaining knowledge of receipt by any Environmental Affiliate of the Borrower, of any written communication that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge that there exists any Environmental Claim pending or threatened in writing against any Obligor, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(m)            ERISA. forthwith upon (i) becoming aware that the execution and/or delivery of this Agreement and/or the consummation of the transactions hereunder involves a non-exempt “prohibited transaction” for purposes of ERISA, Section 4975 of the Code or any Similar Law or otherwise violates ERISA or any Similar Law, unless such result is a result of the Lender’s funding an Advance with “plan assets,” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law), (ii) any of the Obligors or any of their Subsidiaries becoming a “benefit plan investor” (as defined in Section 3(42) of ERISA) or otherwise using “plan assets” (as defined under Section 3(42) of ERISA and subject to ERISA, Section 4975 of the Code or such applicable Similar Law), (iii) the occurrence of any ERISA Termination Event or Foreign Termination Event or (iv) the occurrence or existence of any (A) ERISA Funding Event or (B) Foreign Underfunding, furnish or cause to be furnished to the Lenders written notice thereof, provided, in respect of subsections (iii) and (iv) above, such notice need be provided only to the extent that any such event(s) or underfunding(s) referenced in subsections (iii) and (iv) above, individually or in the aggregate, is reasonably expected to result in a Material Adverse Effect;

(n)          Brokerage Commissions, etc. indemnify and hold the Creditors harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party hired by the Borrower resulting from the transactions contemplated hereby;

(o)          Facilities. keep all tangible properties useful or necessary to the Borrower's business in good repair and condition (ordinary wear and tear and loss by casualty or condemnation excepted), and from time to time make necessary repairs, renewals and replacements thereto, so that such properties shall be reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided however, that nothing contained in this clause (o) shall prevent the Borrower or its Restricted Subsidiaries from (a) discontinuing the operation or maintenance of any such properties or equipment if such discontinuation is, in the judgment of Borrower, desirable in the conduct of business of Borrower and its Restricted Subsidiaries or (b) entering into or consummating any transaction permitted by Section 9.2 hereof;

(p)          Insurance. maintain with financially sound and reputable insurance companies, insurance on all its properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time, and maintain the Insurances over the Collateral Vessels in accordance with and as described in Schedule 9.1(p);

(q)          Covenant to Guarantee Obligations and Give Collateral. Subject to any applicable limitations, exceptions or exclusions set forth in this Agreement (including the Agreed Security Principles) or any other Loan Document:

(i)             cause each Restricted Subsidiary (other than an Excluded Subsidiary), and each future owner of a Collateral Vessel, to execute and deliver (or cause the applicable Obligor owning such Restricted Subsidiary to deliver) to the Security Trustee on its date of formation or acquisition (or, in each case, such longer period as the Facility Agent may agree), (A) a joinder to this Agreement as an additional Guarantor, in substantially the form of Exhibit H, (B) all Security Documents required to be delivered by such Restricted Subsidiary or Collateral Vessel Owner if in existence on the Effective Date (including all ancillary documents required to be delivered thereunder), including but not limited to a Mortgage over each Additional Vessel, a joinder to the Security Agreement in the form attached thereto and if applicable, a Pledge Agreement (collectively with such other Loan Documents required, “Additional Security”), (C) such opinions of counsel (limited to one (1) per applicable jurisdiction and one (1) maritime counsel) as the Facility Agent may reasonably request, (D) with respect to any Additional Vessel subject to a Collateral Exchange, each of the documents required to be delivered with respect to each Closing Date Collateral Vessel under Section 4.2(g) and (h), and (E) such other agreements, instruments, approvals or other documents reasonably requested by the Facility Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents that are applicable to the Guarantors and that all property and assets of such Restricted Subsidiary (subject to any exclusions from Collateral herein and as provided in the Security Documents) shall become Collateral;

(ii)           ensure that cash and Cash Equivalents of the Borrower and any Guarantor formed under the laws of a state in the United States of America that are held in an Account are held with a financial institution that has entered into a DACA in respect of such Account no later than (x) with respect to such Accounts existing on the Effective Date, within 30 days of the Effective Date (or such longer period in the reasonable discretion of the Facility Agent), or (y) with regards to any other such Account, sixty (60) days after the date that is the last to occur of opening such Account, acquiring such Account or the date upon which such Account becomes subject to the provisions of this Section 9.1(q) (or such longer period in the reasonable discretion of the Facility Agent); and

(iii)          for the avoidance of doubt, if any vessel is acquired by an Obligor that is also a pledgor of Collateral Vessels after the Effective Date, such Collateral Vessel Owner shall not be required to (but may in its sole discretion) cause the relevant Collateral Vessel Owner to satisfy any of the requirements set forth in clauses (B)-(D) of Section (q)(i) above with respect to such Additional Vessel;

(r)           Ownership. The Borrower shall remain the 100% direct or indirect owner of the Equity Interests of each Guarantor, and, except as set forth in the organizational structure chart of the Group delivered pursuant to Section 4.1(b)(vii), the Equity Interests of each Guarantor shall remain 100% directly owned by either the Borrower or another Guarantor; and

(s)           Collateral Priority. The Obligors shall at all times maintain in favor of the Secured Creditors a first priority perfected security interest in the Collateral, subject only to Permitted Liens, the Agreed Security Principles and the provisions of this Agreement regarding Permitted Disposals and Collateral Exchange.

(t)           Pari Passu Obligations. ensure that the Financial Indebtedness of the Borrower and the other Obligors under this Agreement and the other Loan Documents shall at least rank pari passu with any other present or future unsecured Financial Indebtedness thereof.

9.2          Negative Covenants. Each of the Obligors hereby covenants and undertakes, as to itself, with the Lenders that, from the Effective Date, without the prior written consent of the Facility Agent (or the Majority Lenders or all of the Lenders if required by Section 14.8), in each case, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           Liens. No Borrower or Restricted Subsidiary shall create or permit to exist any Lien over any of its assets or property other than Permitted Liens;

(b)          Investments. The Borrower and each Restricted Subsidiary shall not make any Investments to or for the benefit of any Person, other than Permitted Investments;

(c)           Restricted Payments. (i) The Borrower and each Restricted Subsidiary shall not make any Distributions, repurchase any Equity Interests or make any Investments other than Permitted Investments (“Restricted Payments”) other than, so long as no Default or Event of Default has occurred and is continuing or would result from such payment, the following:

(A)          Distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(B)           Distributions payable to the Borrower or a Restricted Subsidiary;

(C)           offsets against and acquisitions of Equity Interests of Borrower or any Restricted Subsidiary thereof in satisfaction of customary indemnification and purchase price adjustment obligations owed to Borrower or its Restricted Subsidiaries under acquisition arrangements in which Equity Interests of Borrower were issued as consideration for the acquisition;

(D)           the purchase, redemption or other acquisition of its Equity Interests with the proceeds received from an issuance of new Equity Interests of Borrower which are issued no more than ninety (90) days prior to such purchase, redemption or acquisition;

(E)           obligations to purchase, repurchase, retire or otherwise acquire for value Equity Interests of the Borrower or any Restricted Subsidiary (1) held by any present or former director, officer, member of management or employee of the Borrower or any Restricted Subsidiary, in accordance with repurchase rights or obligations established in connection with such Equity Interests, and (2) pursuant to the terms of any option plan or other employee benefit or equity based compensation plan established by Borrower or any Restricted Subsidiary;

(F)           the cashless exercise of options and warrants;

(G)           any deemed distribution on account of an issuance of securities constituting an unsecured capped call convertible debt obligation (and the repurchase obligations that arise in connection therewith);

(H)          [Reserved];

(I)            unlimited Restricted Payments provided that, immediately after giving pro forma effect thereto and any concurrent incurrence of Financial Indebtedness, (x) the Total Net Leverage Ratio is less than or equal to 1.00 to 1.00, and (y) Liquidity is greater than or equal to Three Hundred Fifty Million Dollars ($350,000,000);

(J)            Restricted Payments in an aggregate amount not to exceed 100% of Distributable Free Cash Flow as of the time such Restricted Payment is made, net of all Restricted Payments made under clause (i)(I) above and Redemptions of Junior Indebtedness under clause (ii)(D) below; provided that, immediately after giving pro forma effect thereto and any concurrent incurrence of Financial Indebtedness, (x) the Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 and (y) Liquidity would be greater than or equal to Three Hundred Fifty Million Dollars ($350,000,000);

(K)          Restricted Payments in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000), so long as immediately after giving pro forma effect thereto and any concurrent incurrence of Financial Indebtedness, Liquidity is greater than or equal to Three Hundred Fifty Million Dollars ($350,000,000);

(L)           Permitted Tax Distributions;

(M)          Restricted Payments in an aggregate amount not to exceed the sum of (1) the net proceeds of cash contributions to the common Equity Interests of any Obligor or any Restricted Subsidiary from the Borrower and (2) the fair market value (as determined at the time such Restricted Payment is made) of any other assets received as a capital contribution to any Obligor or any Restricted Subsidiary from the Borrower; and

(N)          Restricted Payments by any Restricted Subsidiary to any Obligor and other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests); provided that, in the case of Restricted Payments by a non-wholly-owned Restricted Subsidiary, a Restricted Payment may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests.

(ii)           The Borrower and each Restricted Subsidiary shall not optionally or voluntarily Redeem (whether in whole or in part) any Junior Indebtedness, provided that so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(A)          the Borrower or its Restricted Subsidiaries may Redeem any such Junior Indebtedness by converting or exchanging any such Financial Indebtedness into Equity Interests (other than Equity Interests constituting Disqualified Equity Interests) of the Borrower;

(B)           the Borrower and its Restricted Subsidiaries shall be permitted to make customary “AHYDO catchup” payments;

(C)           the Borrower or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness with the net cash proceeds of any Permitted Refinancing Debt in respect of such Junior Indebtedness within ninety (90) days of the incurrence of such Permitted Refinancing Debt;

(D)           the Borrower or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness provided that, immediately after giving pro forma effect thereto and any concurrent incurrence of Financial Indebtedness, (x) the Total Net Leverage Ratio is less than or equal to 1.0 to 1.0, and (y) Liquidity is greater than or equal to Three Hundred Fifty Million Dollars ($350,000,000); and

(E)           the Borrower or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness in an aggregate amount not to exceed 100% of Distributable Free Cash Flow as of the time such Restricted Payment is made, net of all Restricted Payments made under clause (i)(J) above and Redemptions of Junior Indebtedness under clause (ii)(D) above; provided that, immediately after giving pro forma effect thereto and any concurrent incurrence of Financial Indebtedness, (x) the Total Net Leverage Ratio is less than or equal to 2.0 to 1.00 and (y) Liquidity would be greater than or equal to Three Hundred Fifty Million Dollars ($350,000,000);

(d)          Financial Indebtedness. The Borrower and each Restricted Subsidiary shall not incur any Financial Indebtedness other than Permitted Indebtedness. For the avoidance of doubt, the Borrower and the Restricted Subsidiaries shall be permitted to incur Permitted Indebtedness that is scheduled to mature prior to the Maturity Date, subject to acceleration of the Maturity Date to the extent described in the definition thereof;

(e)           Disposals. The Borrower and each Restricted Subsidiary shall not make any Disposal other than a Permitted Disposal;

(f)           Change in Corporate Structure or Business. (i) The Borrower and its Restricted Subsidiaries shall not materially change the corporate structure of the Obligors without prior written consent of the Majority Lenders (such consent not to be unreasonably conditioned, delayed or withheld and response promptly provided), or (ii) materially change the general nature of the business of the Borrower and its Restricted Subsidiaries taken as a whole, excluding reasonable extensions (and such extensions including, for the avoidance of doubt, services related to the generation of electricity offshore) of the business carried on at the date hereof;

(g)           Transactions with Affiliates. Except as otherwise specifically permitted herein, the Borrower and its Restricted Subsidiaries shall not (except pursuant to contracts outstanding as of (a) with respect to the Borrower, the Effective Date or (b) with respect to any Restricted Subsidiary of the Borrower, the Effective Date or, if later, the date such Restricted Subsidiary first became a Restricted Subsidiary of the Borrower) enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in an arms’ length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, this Section 9.2 shall not prohibit: (i) arrangements entered in the ordinary course of business with any officer, director or employee of any Obligor or Restricted Subsidiary; (ii) customary fees paid to members of the board of directors or similar governing body of any Obligor or Restricted Subsidiary; (iii) any transaction not otherwise prohibited by this Agreement between or among the Borrower and/or any of its Subsidiaries; and (iv) any transactions and arrangements permitted by, and complying with the applicable terms of, Sections 9.2 (a), (c), (d), (e) or (i);

(h)           Changes in Offices or Names. Neither the Borrower nor the Guarantors will change the location of its chief executive office or its name unless the Facility Agent shall have received fifteen (15) days (or such shorter period as the Facility Agent may elect in its discretion) prior written notice of any such change;

(i)            Consolidation and Merger; Sale of All Assets. The Borrower will not and will ensure that no Restricted Subsidiary shall merge, de-merge, or enter into any amalgamation, consolidation or corporate reorganization of any of the Obligors, or sell all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, except for:

(i)            a merger of a Guarantor with the Borrower, another Guarantor, a Restricted Subsidiary or a third party as long as either (a) the Borrower or the Guarantor is the surviving entity, or (b) the surviving entity (if not the original Guarantor) becomes a wholly owned Subsidiary and a Guarantor;

(ii)           a merger of the Borrower (A) with the prior written consent of the Majority Lenders, such consent not to be unreasonably conditioned, delayed or withheld, and provided that the surviving entity assumes all obligations of the Borrower under this Agreement, or (B) the Borrower is the surviving entity;

(iii)          a merger of any of the Guarantors with another Guarantor, or an affiliate of such Guarantor except the Borrower, provided that the surviving entity shall be a Guarantor;

(iv)          a merger of a Guarantor with any third party if the Guarantor is not the survivor but the survivor assumes and agrees to pay or guarantee the obligations under this Agreement in form reasonably satisfactory to the Facility Agent;

(v)           with the prior written consent of the Majority Lenders, such consent not to be unreasonably conditioned, delayed or withheld (and response promptly provided); and

(vi)          any Restricted Subsidiary may (A) merge with and into, or be dissolved or liquidated into, the Borrower, any Guarantor or any other Restricted Subsidiary, so long as the Borrower or a Guarantor is the survivor, or (B) sell all or substantially all of the assets of any Restricted Subsidiary to the Borrower, any Guarantor, or any other Restricted Subsidiary (provided that a sale of all of the assets of the Borrower or any Guarantor shall be made to a Restricted Subsidiary that is the Borrower or a Guarantor unless otherwise permitted under this Agreement);

(j)            No Money Laundering; Sanctions. The Obligors will (a) ensure that no proceeds from any Advance or Letter of Credit are used directly or indirectly for any purpose which would breach any applicable acts, regulations or laws on bribery, corruption or similar; and (b) conduct its businesses and maintain policies and procedures in compliance with applicable anti-corruption laws. The Borrower shall adopt and maintain policies intended to ensure that it and none of its Subsidiaries will, engage in any conduct prohibited by any applicable Sanctions. The Borrower will not directly or indirectly use the proceeds to fund or facilitate any investment or loan in or connected with Russia (including ownership interests in land located in Russia, ownership interests and control over a Person being resident in, located in, domiciled in or incorporated or constituted under the laws of Russia), in each case to the extent constituting a violation of Sanctions;

(k)           Use of Proceeds. The Borrower will not use the proceeds of any Advance in violation of Regulation T, Regulation U or Regulation X, or for any purpose not permitted by Section 3.1;

(l)            Compliance with Sanctions.

(i)            No Obligor shall (and each Obligor shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of any Advance, in a manner that:

(A)	is a breach of Sanctions; and/or

(B)	causes (or will cause) a breach of Sanctions by any Secured Creditor.

(ii)            No Obligor shall (and each Obligor shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Secured Creditor becoming a Restricted Party.

(m)          West Africa Subsidiaries. No Obligor or Restricted Subsidiary shall make any Investment in, or otherwise make any advance of cash or Cash Equivalents to, a West Africa Subsidiary, to the extent such action is taken for the purpose of minimizing the amount of Consolidated Cash held by the Consolidated Cash Group for purposes of Sections 4.3(f) and 5.4(b).

9.3          Financial Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof:

(a)           Minimum Liquidity. As of the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2025, the sum of Consolidated Cash of the Obligors and the Available Commitments shall be not less than the greater of (i) Twenty Million Dollars ($20,000,000) and (ii) an amount equal to 10% of Net Interest-Bearing Debt; and

(b)          Total Net Leverage Ratio. As of the end of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2025, the Total Net Leverage Ratio shall be equal to or less than 3.00:1.00.

(c)           Collateral Maintenance Ratio. Subject to Section 9.4, at all times after the Effective Date, the Collateral Maintenance Ratio shall be at least 2.50:1.00.

9.4          Collateral Maintenance Ratio. If the ratio of Aggregate Collateral Vessel Value to total Commitments is less than 2.50:1.00, the Borrower shall, within thirty (30) days of the Facility Agent’s receipt of appraisals evidencing the Fair Market Value of the Collateral Vessels, which period may be extended by the Facility Agent in its reasonable discretion, take one of the following actions: (i) pledge or cause to be pledged to the Security Trustee in a blocked account cash Collateral, (ii) cause Additional Vessels to become Collateral Vessels; and/or (iii) permanently cancel the Commitments and, if applicable, prepay a principal amount of any outstanding Advances (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.5), in each case in such amounts necessary to cause the ratio of the Aggregate Collateral Vessel Value to the total Commitments to be equal to or exceed 2.50:1.00.

9.5          Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a)           Unless designated as an Unrestricted Subsidiary after the Effective Date, subject to Section 9.5(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)           The Borrower may designate by written notification thereof to the Facility Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and upon giving effect, to such designation, neither a Default nor an Event of Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under this Agreement. Except as provided in this clause (b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. None of the Borrower, any Obligor or any Subsidiary that owns Equity Interests of the Borrower or any Obligor, nor any Collateral Vessel Owner, may be designated as an Unrestricted Subsidiary except if, immediately after giving pro forma effect to such designation, (A) the Collateral Maintenance Ratio is equal to or greater than 5.00 to 1.00 at such time, and (B) no Default or Event of Default shall have occurred and is continuing or would result therefrom. No Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or equivalent term) for the purpose of the 2025 Senior Notes or any other Material Indebtedness of the Borrower or a Restricted Subsidiary.

(c)           The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default exists or would result therefrom and (ii) such designation is deemed to be the incurrence at such time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and such Investment, Indebtedness and Liens would be permitted to be made or incurred at the time of such designation under this Agreement.

(d)           No Unrestricted Subsidiary shall have any Financial Indebtedness with recourse obligations to an Obligor, a Restricted Subsidiary or a Collateral Vessel.

(e)           The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Financial Indebtedness of, any Obligor.

9.6          Total Loss of a Collateral Vessel; Collateral Exchange.

(a)           Total Loss of a Collateral Vessel. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof, in the event of a Disposal constituting a Total Loss of a Collateral Vessel that would cause the Collateral Maintenance Ratio to fall below 5.0:1.0, the Borrower shall no later than twenty five (25) Banking Days following the date Net Cash Proceeds in respect of such Total Loss are received by the relevant Collateral Vessel Owner or the Security Trustee as assignee thereof:

(i)            so long as no Event of Default has occurred and is continuing, reinvest such proceeds through an acquisition of one or more Collateral Vessels or Related Business Assets or a Permitted Acquisition during the relevant Designated Reinvestment Period, provided such Net Cash Proceeds are held in a blocked Account on terms acceptable to the Facility Agent until a Binding Commitment has been entered into;

(ii)           permanently reduce the Commitments in an amount necessary to ensure the Collateral Maintenance Ratio is restored to at least 5.0:1.0;

(iii)          temporarily reduce the Commitments in an amount necessary to ensure the Collateral Maintenance Ratio is equal to or greater than 5.0:1.0 until the earlier of (x) 60 days and (y) the date on which the Collateral Maintenance Ratio is equal to or greater than 5.0:1.0 by causing Additional Vessels to become Collateral Vessels in accordance with a Collateral Exchange or by causing Additional Vessels to become Collateral Vessels pursuant to Section 9.1(q) (provided that if a Collateral Maintenance Ratio of at least 5.0:1.0 is not met after 60 days, the Commitment shall be permanently reduced by an amount such that the Collateral Maintenance Ratio would be at least 5.0:1.0);

(iv)          cause sufficient Additional Vessels to become Collateral Vessels to ensure that Collateral Maintenance Ratio shall be equal to or greater than 5.0:1.0 by satisfying the requirements of Section 9.1(q); or

(v)           utilize any combination of the foregoing sufficient to restore the Collateral Maintenance Ratio to at least 5.0:1.0.

(b)          Collateral Exchange. The Borrower shall have the option from time to time in its sole discretion to (i) cause Additional Vessels to become Collateral Vessels by satisfying the requirements of Section 9.1(q); and (ii) provided no Default or Event of Default has occurred and is continuing or would result therefrom, on or about the date of such Additional Vessel becoming a Collateral Vessel, cause the exchange (the “Collateral Exchange”) of any such Additional Vessel or Additional Vessels for a release of an existing Collateral Vessel or Collateral Vessels (the “Released Vessels”), provided that: (A) the relevant Additional Vessel or Additional Vessels have an aggregate Fair Market Value equal to or greater than that of the Released Vessels, (B) after such exchange, the Collateral Maintenance Ratio shall be at least 5.00 to 1.00 and the Borrower shall be in compliance with all Financial Covenants as of the most recent test date provided therefor in Section 9.3, and (C) the relevant Obligor satisfies all the requirements set forth in Section 9.1(q) above with respect to each Additional Vessel.

10.           ASSIGNMENT.

10.1         Successors and Assigns.

(a)           This Agreement shall be binding upon, and inure to the benefit of, each of the Obligors and each of the Creditors and their respective successors and permitted assigns, except that the Obligors may not assign any of their respective rights or obligations hereunder without the written consent of the Lenders.

(b)          Subject to the terms of this Article 10, each Lender shall be entitled to assign its rights and obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and deemed to have been given if no express refusal is provided by the Borrower consistent with the terms of this Agreement within five (5) Banking Days after the Borrower receives written notice of the proposed assignment) and the Facility Agent; provided, no such consent of the Borrower shall be necessary in the case of the assignment to (i) another Lender, (ii) an Affiliate, another office or branch of any Lender, (iii) to an Approved Fund, (iv) to a Mandated Lead Arranger or an Affiliate of a Mandated Lead Arranger and made in connection with the facilitation of primary syndication or first utilization, (iv) any Person during the continuance of any Event of Default, and (v) to any Person on the Approved Lender List; and, in any case, such Lender shall forthwith give notice of any such assignment to the Borrower and the Facility Agent and, provided no Event of Default has occurred and is continuing, pay the Facility Agent an assignment fee of Seven Thousand Five Hundred Dollars ($7,500) for each such assignment; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement. Each of the Obligors will take all reasonable actions requested by the Facility Agent or any Lender to effect an assignment that does not violate the terms of this Section 10(b). Notwithstanding the foregoing, no Lender shall assign its rights and obligations under this Agreement to any natural Person, the Borrower or any of the Borrower’s Affiliates, or to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender. Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

10.2         Participations; Pledges.

(a)           Any Lender may at any time, without the consent of, or notice to, the Borrower, any Issuing Bank or the Facility Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Facility); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Facility Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 18 with respect to any payments made by such Lender to its Participant(s). Any Lender that sells a participation shall reserve to itself all rights to vote hereunder with respect to consents and waivers hereof and amendments hereto, and such Lender shall not agree with any participation purchaser that Lender may not agree to any such consent, waiver or amendment, except that a Lender may agree with such participation purchaser that such Lender will not, absent such participation purchaser’s consent, agree or consent to any of those matters for which the consent of all Lenders would be required under Section 14.8.

(b)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it sells a participation and the principal amounts and interest amounts of each such Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 10.2(b), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, the Facility or other Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, the Facility or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.

(c)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.           ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1         Illegality. In the event that, by reason of a Change in Law, under the laws of any jurisdiction, the making, maintaining or continuation of its participation in any Advance or the Facility, performing its obligations under the Loan Documents or determining or charging interest rates based upon Term SOFR applicable to its participation in the Facility (A) has become unlawful as a result of compliance by a Lender or its applicable lending office in good faith with any Law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), (B) has become unlawful as a result of any illegality due to Sanctions applicable to a Lender or a Lender is advised in writing by a Sanctions Authority that penalties will be imposed by such Sanctions Authority as a result of such Lender’s participation in the Loan Documents or any other business or financial relationship with the Borrower or a Guarantor, or (C) has been asserted to be unlawful by any Governmental Authority, then, and in any such event, such Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower of such determination, and thereafter (1) the obligation of such Lender to fund any Advance or issue any Letter of Credit shall be suspended, (2) the Lender’s obligations to maintain its outstanding Advance shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Loan or when required by Law (provided that any illegality as a result of Sanctions under clause (B) above shall, for the avoidance of doubt, result in such Lender’s portion of the Advance being immediately due and payable), upon which (x) the portion of the Advance made by such Lender shall convert to an ABR Advance, or (y) solely to the extent that the conversion in clause (x) does not cure or otherwise address any such impracticability or illegality, the Borrower shall repay the affected portion of the Advance upon written demand by the affected Lender within five (5) Banking Days of such demand and (3) the Commitment of such Lender shall immediately be terminated and such Lender shall not thereafter be obliged to participate in the making of any Advance solely to the extent that such Advance cannot otherwise be an ABR Advance. In any of the foregoing events, but without prejudice to the aforesaid obligations of the Borrower to repay the Facility, the Borrower and the relevant Lender, to the extent possible and reasonably practicable, shall negotiate in good faith with a view to agreeing on terms for making the Facility available from another jurisdiction or otherwise restructuring the Facility on a basis which is not unlawful.

11.2         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or any Advance made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making an Advance or maintaining the Facility, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

11.3         Market Disruption. The following provisions of Sections 11.4 and 11.5 apply if:

(a)           if, on the Periodic Term SOFR Determination Day for the relevant Interest Period, the Facility Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or;

(b)           before close of business in New York on the Periodic Term SOFR Determination Day for the relevant Interest Period, the Facility Agent receives notice from the Majority Lenders that Term SOFR does not adequately and fairly reflect the cost to such Lenders of funding an Advance or maintaining such Facility.

11.4         Notification of market disruption. The Facility Agent shall promptly notify the Borrower and each of the Lenders, stating the circumstances falling within Section 11.3 which have caused its notice to be given; provided, however, that such notice itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.

11.5         Alternative rate of interest during market disruption. For so long as the circumstances falling within Section 11.3 are continuing, the rate of interest on each Lender’s share of the Facility for the Interest Period shall be the percentage rate per annum which is the aggregate of (i) the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Facility from whatever source it may reasonably select, and (ii) the Margin, if any.

11.6         Lender's Certificate Conclusive. A reasonably detailed certificate or determination notice of any Lender as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrower.

11.7         Compensation for Losses. Where the Facility or any portion thereof is to be repaid by the Borrower pursuant to this Section 11, the Borrower agrees simultaneously with such repayment to pay to the Lenders all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrower to the Lenders pursuant to this Agreement, together with such amounts as may be certified in the manner set forth herein by the Lenders to be necessary to compensate the Lenders for any actual loss (but not loss of anticipated profit or other indirect or consequential damages), premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain the Facility or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.

11.8         Replacement of or Repayment and Cancellation in Relation to a Single Lender.

(a)            If:

(i)            any sum payable to any Lender by an Obligor is required to be increased under Section 7.1 or under that clause as incorporated by reference or in full in any other Loan Document; or

(ii)           any Lender claims indemnification from the Borrower under Section 7.1 or Section 11.2; or

(iii)          the Facility Agent receives notification from an affected Lender under Section 11.3,

the Borrower may, during the period which commences on the date the Borrower is notified of the circumstances described in sub-paragraphs (i), (ii) or (iii) above and ending 120 days thereafter, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Facility or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)           On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)           On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Facility.

(d)           The Borrower may, in the circumstances set out in paragraph (a) above, on ten Banking Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall and shall grant the Facility Agent an irrevocable power of attorney coupled with an interest to execute on behalf of such Lender an Assignment and Assumption) transfer pursuant to Section 10 all (and not part only) of its rights and obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the Facility and all accrued interest, break costs and other amounts payable in relation thereto under the Loan Documents.

(e)           The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)            neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(ii)           in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Loan Documents; and

(iii)          the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has completed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)            A Lender shall perform the checks described in sub-paragraph (iii) of paragraph (e) above as soon as reasonably practicable following delivery to it of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has completed those checks.

12.           CURRENCY INDEMNITY.

12.1         Currency Conversion. If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Agreement, the Notes or any of the Security Documents, then the conversion shall be made, in the discretion of the Facility Agent, at the Exchange Rate prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Secured Creditors shall not be entitled to recover under this Section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement, the Note, and/or any of the Security Documents.

12.2         Change in Exchange Rate. If there is a change in the Exchange Rate prevailing between the conversion date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount then due under this Agreement, the Notes and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.

12.3         Additional Debt Due. Any amount due from the Borrower under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement, the Notes and/or any of the Security Documents.

13.           FEES AND EXPENSES.

13.1         Fees.

(a)           Commitment Fee. The Borrower shall pay to the Facility Agent for the ratable account of the Lenders, a commitment fee (the “Commitment Fee”) equal to (i) 0.50% multiplied by (ii) the aggregate daily unused Commitment of all Lenders, payable quarterly in arrears on the last Banking Day of each March, June, September and December from the Effective Date until the final date of the Availability Period (or if earlier, the date of cancellation of the Commitments in full), with any remaining accrued and unpaid Commitment Fees payable on the final date of the Availability Period.

(b)           Letter of Credit Fees. With respect to each Letter of Credit, the Borrower shall pay (a) a fronting fee to the applicable Issuing Bank equal to a percentage of the amount available for drawing equal to 0.25% per annum, and (b) a letter of credit fee to the Facility Agent (which shall be shared by the Lenders, including the Issuing Banks, ratably) at a rate per annum equal to the Margin, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the expiration date for such Letter of Credit, payable quarterly in arrears on the last Banking Day of each March, June, September and December and on such expiration date and, if applicable, on the Maturity Date. Additionally, the Borrower will pay all customary administrative and issuance fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank (solely for such Issuing Bank’s account) in connection with each Letter of Credit (collectively, the “Letter of Credit Fees”).

(c)           Other Fees. The Borrower shall pay all such other fees under any Fee Letter on the due date specified therein.

13.2         Expenses. The Borrower agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse each of the Creditors for its payment of, the reasonable expenses of the Creditors incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Creditors’ rights or remedies with respect thereto or in the preservation of the Creditors’ priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable and documented out of pocket costs and expenses of preparation, negotiation, printing, execution, syndication, perfection and administration of this Agreement and the documents referred to herein, the reasonable and documented out of pocket fees and disbursements (including VAT) of the Creditors’ counsel in connection therewith (limited to one legal counsel in each applicable jurisdiction for the Creditors, taken as a whole), the collateral fees and costs related to operating a secured website for communicating with the Creditors, as well as the reasonable and documented out of pocket fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Facility Agent or Security Trustee in connection with this transaction, all reasonable and documented out of pocket costs and expenses, if any, in connection with the enforcement of any Loan Document and Other Taxes, if any, incident to the execution and delivery of the documents herein contemplated.

14.           THE FACILITY AGENT AND SECURITY TRUSTEE.

14.1         Appointment of Facility Agent. Each of the Lenders irrevocably appoints and authorizes the Facility Agent, which for the purposes of this Section 14 shall be deemed to include the Facility Agent acting in its capacity as Security Trustee pursuant to Section 14.2 to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as is delegated to the Facility Agent by the terms of this Agreement and the other Loan Documents. Neither the Facility Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Notes or the Security Documents or in connection therewith, except for its or their own bad faith, gross negligence or willful misconduct.

14.2         Appointment of Security Trustee. Each of the Secured Creditors party hereto irrevocably appoints the Security Trustee as security trustee on its behalf with regard to (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Secured Creditors or any of them or for the benefit thereof under or pursuant to this Agreement and the other Loan Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Secured Creditor in this Agreement, the Notes or the Security Documents), (b) all moneys, property and other assets paid or transferred to or vested in any Secured Creditor or any agent of any Secured Creditor or received or recovered by any Secured Creditor or any agent of any Secured Creditor pursuant to, or in connection with, this Agreement, the Notes or the Security Documents whether from the Borrower or any other Person and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Secured Creditor or any agent of any Secured Creditor in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment and declares that it holds all such property on trust for the Secured Creditors on the terms contained in this Agreement and the other Loan Documents (but shall have no obligations under this Agreement or the other Loan Documents except those expressly set forth herein and therein). Neither the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Notes or the other Loan Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

14.3         Distribution of Payments. Whenever any payment is received by the Facility Agent from the Borrower for the account of the Creditors, or any of them, whether of principal or interest on the Note, commissions, fees under Section 13 or otherwise, it shall thereafter cause to be distributed on the same Banking Day if received before 9:30 a.m. New York time, or on the next Banking Day if received thereafter, like funds relating to such payment ratably to the Creditors according to their respective Commitments, in each case to be applied according to the terms of this Agreement.

14.4         Holder of Interest in Note. The Facility Agent may treat each Creditor as the holder of all of the interest of such Creditor in the Note.

14.5         No Duty to Examine, Etc. Neither the Facility Agent nor the Security Trustee shall be under any duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the Notes or the Security Documents or any instrument, document or communication furnished pursuant to this Agreement, the Notes or the Security Documents, and each of the Facility Agent and the Security Trustee shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be; provided, however, that neither the Facility Agent nor the Security Trustee makes any assumptions with respect to the enforceability of any Loan Document against itself.

14.6         Facility Agent and Security Trustee as Lender . To the extent any portion of the Facility is made available by the Facility Agent, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Facility Agent, and the term “Lender” or “Lenders” shall include the Facility Agent, in its capacity as a Lender. Both the Facility Agent and its respective affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrower as if it were not the Facility Agent.

14.7         Acts of the Facility Agent and Security Trustee. The Facility Agent and the Security Trustee shall have duties and discretion, and shall act as follows:

(a)           Obligations of the Facility Agent and Security Trustee. the obligations of the Facility Agent or the Security Trustee, as the case may be, under each of this Agreement and the other Loan Documents are only those expressly set forth in each of this Agreement and the other Loan Documents;

(b)           No Duty to Investigate. neither Facility Agent nor the Security Trustee, as the case may be, shall at any time, unless requested to do so by a Lender or Lenders, be under any duty to investigate whether an Event of Default or a Default has occurred or to investigate the performance of the Borrower under or pursuant to this Agreement and the other Loan Documents;

(c)           Discretion of the Facility Agent and Security Trustee. the Facility Agent and the Security Trustee, as the case may be, shall each be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the other Loan Documents, unless the Facility Agent or the Security Trustee, as the case may be, shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that neither the Facility Agent nor the Security Trustee, as the case may be, shall be required to take any action which exposes the Facility Agent or the Security Trustee, as the case may be, to personal liability or which is contrary to this Agreement, the Notes or the Security Documents or applicable law;

(d)           Instructions of Majority Lenders. the Facility Agent or the Security Trustee, as the case may be, shall in all cases be fully protected in acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Majority Lenders (or when applicable, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders;

(e)           Delivery of Documents and Information. to the extent an Obligor delivers any documents or information to the Facility Agent with instructions to provide such information to the Lenders, the Facility Agent shall promptly provide such documents or information to the Lenders;

(f)           Release of Collateral and Guarantors; Certain Other Collateral and Guaranty Matters.

(i)            Any Lien on any Collateral granted to or held by the Security Trustee under any Loan Document shall automatically be released, terminated and discharged (as used in this Section 14.7(f), “released”) without the need for any further action by any Person: (i) upon the termination of the Facility; (ii) in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction permitted hereunder; or (iii) to the extent approved, authorized or ratified in writing in accordance with Section 14.8, and the Security Trustee is authorized and directed to execute such other instruments evidencing release of Liens as may be reasonably necessary to effectuate the foregoing;

(ii)           All Guaranties of the Secured Obligations by the Guarantors under any Loan Document shall automatically be released without the need for any further action by any Person upon the termination of the Facility. Any Guaranty of the Secured Obligations by a Guarantor under any Loan Document shall automatically be released without the need for any further action by any Person: (i) so long as no Default or Event of Default would result from such release, (x) if all or substantially all of the assets of such Guarantor or all of the Equity Interests of such Guarantor owned by the Obligors are sold or otherwise Disposed of in a transaction or series of transactions permitted under this Agreement or a portion of the Equity Interests of such Guarantor owned by the Borrower or any Obligor are sold or otherwise Disposed of in a bona fide transaction or series of transactions permitted under this agreement not for the purposes of evading any Guaranty requirements under Section 9.1(q); (y) if such Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 9.5 or (z) such Guarantor becomes an Excluded Subsidiary; or (ii) to the extent approved, authorized or ratified in writing in accordance with Section 14.8;

(iii)          [Reserved];

(iv)          The Facility Agent and the Security Trustee is irrevocably authorized to execute and deliver for itself and on behalf of the Secured Creditors Letters of Quiet Enjoyment;

(v)           Notwithstanding anything to the contrary in any Loan Document:

(1)            the Collateral requirements under Section 9.1(q), the Guaranty requirements under Section 9.1(q) and each other provision of each Loan Document describing the credit support required by this Agreement and each other Loan Document shall, in each case, be subject to the Agreed Security Principles in all respects;

(2)            in determining whether or not (x) any Guaranty of the Obligations shall be required to be provided, (y) any Lien shall be required to be granted and/or perfected on any asset and/or (z) any other action shall be required to be taken, or caused to be taken, by any Obligor or Subsidiary with respect to Collateral and/or Guaranty matters, the parties hereto agree that (A) the Security Documents shall reflect, and are deemed to incorporate, the Agreed Security Principles and (B) in the event any provision of any Loan Document or any request by the Facility Agent or the Security Trustee or other Secured Creditor conflicts with any Agreed Security Principle, the Agreed Security Principles shall govern and control with respect thereto;

provided however that a failure to meet the Collateral Maintenance Ratio requirements or any financial covenant set forth herein as a result of the Agreed Security Principles shall not be deemed to be a waiver or cure of any Default or Event of Default resulting therefrom.

(f)            Further Assurances. each of the Facility Agent, the Security Trustee and each Lender agrees (and each of the Facility Agent and Security Trustee are hereby irrevocably authorized and directed) to execute or cause to be executed such assurances and documents as may be required in order to accomplish the purposes of the foregoing clause (f).

14.8         Certain Amendments. Subject to Section 14.7(f), any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Borrower, the Majority Lenders, and acknowledged by the Facility Agent, and if the rights or duties of any Agent or any Issuing Bank are affected thereby, such Agent and/or such Issuing Bank, as the case may be and (b) in the case of any other Loan Document, each party thereto and the Facility Agent or other applicable Agent (with the consent of the Majority Lenders), provided that:

(i)            no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, (C) release any Cash Collateral for any Cash Collateralized Obligations (other than as provided in accordance with Section 3.10 ) without the consent of all Lenders, (D) release all or substantially all of the Collateral (or all or substantially all of the value of the Collateral) or release all or substantially all of the Guarantors from their Guaranties of the Obligations without the consent of all Lenders, (E) change the provisions of Article 4 hereof without the consent of all Lenders, (F) change any provision requiring ratable (x) reduction of Commitments or (y) funding or sharing of payments without the consent of all Lenders or (G) without the consent of all Lenders, amend or otherwise modify this Agreement to (x) subordinate the Lien on any material portion of the Collateral securing the Obligations to any Lien securing other Indebtedness, (y) provide for payment subordination of the Obligations or (z) otherwise permit the incurrence of any Indebtedness or Liens which are senior in priority to the Obligations or the Liens on the Collateral, unless (1) in connection with a debtor-in-possession financing that does not provide a “roll up” of any existing obligations or use of cash collateral in any proceeding under any Debtor Relief Law and (2) each adversely affected Lender has been offered a reasonable bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender and calculated immediately prior to any applicable amendment or incurrence of senior Indebtedness) as offered to all other Lenders (or their Affiliates) and to the extent such adversely affected Lender decides to participate in the senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than ancillary fees) of the senior Indebtedness afforded to the providers of the senior Indebtedness (or any of their Affiliates) in connection with providing the senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Banking Days;

(ii)           no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 14.8 or the definition of “Majority Lenders” or the number of Lenders required to take any action under any other provision of the Loan Documents;

(iii)          notwithstanding anything to the contrary herein, (A) any Drawdown Notice may be amended with the consent of only the Borrower and the Facility Agent, (B) any Letter of Credit Application may be amended with the consent of only the Borrower and the applicable Issuing Bank, (C) any Letter of Credit shall be amended in accordance with Section 3.10 and (D) this Agreement may be amended pursuant to Section 3.9 and Section 6.4 in accordance with the terms thereof;

(iv)          notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; and

(v)           notwithstanding anything to the contrary herein or in any other Loan Document, without any further action or consent of any other party to this Agreement or other applicable Loan Document:

(A) if any Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error, inconsistency or other defect in any provision of this Agreement or any other Loan Document, then the Facility Agent (or other applicable Agent) and the Borrower (and/or other applicable Obligor, in the case of any Security Document) shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error, inconsistency or other defect;

(B) [Reserved]; and

(C) the Facility Agent (or other applicable Agent) and the Borrower (and/or other applicable Obligor, in the case of any Security Document) shall be permitted to amend, restate, modify, waive or supplement this Agreement or any other Loan Document, to enter into any new agreement or instrument and/or to replace any Security Document (and, at the request of the Borrower, the applicable Agent shall enter into any such amendment, restatement, modification, waiver, supplement, new agreement, new instrument or replacement), in any such case, in order to (I) comply with local law or advice of local counsel, (II) cause any Guaranty or Security Document to be consistent with this Agreement and the other Loan Documents, (III) add Guarantors or Collateral, (IV) otherwise give effect to, or otherwise grant, perfect, protect, expand or enhance, any Lien on any property for the benefit of the Secured Parties, (V) [Reserved], (VI) provide for the assumption of a Obligor’s obligations under the applicable Loan Documents in the case of a consolidation, amalgamation, merger or sale of all or substantially all of such Person’s assets in accordance with Article IX, and/or (VII) otherwise enhance the rights of any Agent or the rights or benefits generally applicable to the Secured Parties under any Loan Document with respect to Collateral or Guaranty matters.

For the avoidance of doubt, any amendment, consents or waiver which amends, waives or otherwise modifies any term or provision that directly affects the rights or duties of an Issuing Bank, and does not directly affect the rights or duties of the other Lenders shall be permitted with the consent of the relevant Issuing Bank, in lieu of the written consent of the Majority Lenders.

14.9         Assumption re Event of Default. Except as otherwise provided in Section 14.15, the Facility Agent and the Security Trustee, as the case may be, shall each be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Facility Agent or the Security Trustee, as the case may be, has been notified by the Borrower of such fact, or has been notified by a Creditor that such Creditor considers that an Event of Default or Default (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Facility Agent or the Security Trustee, as the case may be, shall have been notified by the Borrower or any other Creditor in the manner set forth in the preceding sentence of any Event of Default or Default, the Facility Agent or the Security Trustee, as the case may be, shall notify the other Creditors and shall take action and assert such rights under this Agreement and the other Loan Documents as the Majority Lenders shall request in writing.

14.10       Limitations of Liability. No Creditor shall be under any liability or responsibility whatsoever:

(a)           to the Borrower or any other Person as a consequence of any failure or delay in performance by, or any breach by, any other Creditor or any other Person of any of its or their obligations under this Agreement, the Notes or the Security Documents;

(b)           to any other Creditor as a consequence of any failure or delay in performance by, or any breach by, the Borrower of any of its obligations under this Agreement, the Notes or the Security Documents; or

(c)           to any other Creditor for any statements, representations or warranties contained in this Agreement, the Notes or the Security Documents or in any document or instrument delivered in connection with the transactions contemplated by this Agreement, the Notes or the Security Documents; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Notes or the Security Documents or any document or instrument delivered in connection with the transactions contemplated by this Agreement, the Notes or the Security Documents.

14.11       Indemnification of the Facility Agent and Security Trustee. The Lenders agree to indemnify each of the Facility Agent and the Security Trustee (to the extent not reimbursed by the Borrower), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Facility Agent or the Security Trustee or both, as the case may be, in any way relating to or arising out of this Agreement, the Notes or the Security Documents, any action taken or omitted by the Facility Agent or the Security Trustee, as the case may be, thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement, the Notes or the Security Documents, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agent's or the Security Trustee’s, as the case may be, gross negligence or willful misconduct.

14.12       Consultation with Counsel. The Facility Agent and the Security Trustee may each consult with legal counsel selected by the Facility Agent or the Security Trustee, as the case may be, and shall not be liable to one another for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

14.13       Resignation. The Facility Agent or the Security Trustee, as the case may be, may resign at any time by giving sixty (60) days' written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower provided no Event of Default has occurred and is continuing, to appoint a successor Facility Agent or the Security Trustee, as the case may be. If no successor Facility Agent or the Security Trustee, as the case may be, shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Facility Agent's or the Security Trustee’s, as the case may be, giving notice of resignation, then the retiring Facility Agent or the Security Trustee, as the case may be, may, on behalf of the Lenders, appoint a successor Facility Agent or the Security Trustee, as the case may be, which shall be a bank or trust company of recognized standing. The appointment of any successor Facility Agent or the Security Trustee, as the case may be, shall be subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld. After any retiring Facility Agent's or the Security Trustee’s, as the case may be, resignation as Facility Agent or the Security Trustee, as the case may be, hereunder, the provisions of this Section 14 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Facility Agent or the Security Trustee, as the case may be.

14.14       Representations of Lenders. Each Lender represents and warrants to each other Secured Creditor that:

(a)           in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Secured Creditor; and

(b)           so long as any portion of its Commitment remains outstanding, it shall continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

14.15       Notification of Event of Default. Each Creditor hereby undertakes to promptly notify the other Creditors of the existence of any Event of Default which shall have occurred and be continuing of which such Creditor has actual knowledge.

14.16       No Other Duties. Anything herein to the contrary notwithstanding, none of the Mandated Lead Arrangers, the Bookrunners or the Coordinator listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Facility Agent, the Security Trustee or a Lender hereunder.

14.17       Erroneous Payments.

(a)           With respect to any payment that the Facility Agent makes to any Lender or other Creditor as to which the Facility Agent determines that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to the Facility Agent; (2) the Facility Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or (3) the Facility Agent has for any reason otherwise erroneously made such payment; then each of the Creditors severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount so distributed to such Creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Facility Agent, at the Federal Funds Rate. A notice of the Facility Agent to any Person under this clause (a) shall be conclusive, absent manifest error.

(b)           Notwithstanding anything to the contrary in this Agreement, if at any time the Facility Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other Creditor, whether or not in respect of a Secured Obligation due and owing by a Creditor at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount was received by it to but excluding the date of payment to the Facility Agent, at the Federal Funds Rate. A notice of the Facility Agent to any Person under this clause (b) shall be conclusive, absent manifest error. To the extent permitted by law, each Lender and each other Creditor irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Facility Agent shall inform each Lender or other Creditor that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 14.17 shall survive the resignation or replacement of the Facility Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

(c)           Each Lender or Creditor hereby authorizes the Facility Agent to set off, net and apply any and all amounts at any time owing to such Lender or Creditor under any Loan Document against any amount due to the Facility Agent under immediately preceding clauses (a) or (b) under the indemnification provisions of this Agreement.

(d)           The parties hereto agree that payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Facility Agent from the Borrower or any other Obligor for the purpose of making such Rescindable Amount. For the avoidance of doubt, no provision in this Section 14.17 shall be interpreted to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower or other Obligor relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had the erroneous Rescindable Amount not been paid by the Facility Agent.

14.18       Certain ERISA Matters.

(a)           Each Lender (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Facility Agent and the Security Trustee, the Coordinator and each of the Bookrunners and Mandated Lead Arrangers and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any of the Obligors, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more “benefit plan investors” (as defined in Section 3(42) of ERISA) in connection with this Agreement or the Facility;

(ii)           the prohibited transaction exemption set forth in one or more prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Facility and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “qualified professional asset manager” (within the meaning of Part VI of PTE 84-14), (B) such “qualified professional asset manager” made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Facility and this Agreement, (C) such Lender’s entrance into, participation in, administration of and performance of the Facility and this Agreement satisfies all applicable requirements of PTE 84-14; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Facility Agent and the Security Trustee, the Coordinator and each of the Bookrunners and Mandated Lead Arrangers, on the one hand, in their sole discretion, and such Lender.

(b)          In addition, unless either (x) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (y) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Facility Agent and the Security Trustee, the Coordinator and each of the Bookrunners and Mandated Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that none of the Facility Agent or the Security Trustee, the Coordinator or any of the Bookrunners and Mandated Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Facility and this Agreement (including in connection with the reservation or exercise of any rights by the Facility Agent or the Security Trustee under this Agreement, any Loan Document or any documents related hereto or thereto).

15.           APPLICABLE LAW, JURISDICTION AND WAIVER.

15.1         Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

15.2         Jurisdiction. IN THE EVENT THE BORROWER COMMENCES ANY ACTION, SUIT, PROCEEDING OR CLAIM IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, SUCH ACTION, SUIT, PROCEEDING OR CLAIM SHALL BE BROUGHT ONLY IN EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, LOCATED IN THE BOROUGH OF MANHATTAN. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (II) WAIVES JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT AND FUTURE DOMICILE OR OTHERWISE AND ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE DELIVERED TO THE ADDRESSES PROVIDED IN SECTION 16 HEREOF AND IN ACCORDANCE WITH SECTION 16 HEREOF IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND (IV) AGREES THAT SUCH SERVICE IS AND WOULD BE EFFECTIVE AND BINDING IN EVERY RESPECT UNDER THE FEDERAL RULES OF CIVIL PROCEDURE AND THE NEW YORK PRACTICE LAW AND RULES, AND THE BORROWER WAIVES ANY DEFENSE OR OBJECTION OF INSUFFICIENT SERVICE OR SERVICE OF PROCESS OR OF LACK OF PERSONAL JURISDICTION. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDITORS MAY BRING ANY LEGAL ACTION OR PROCEEDING IN ANY OTHER APPROPRIATE JURISDICTION.

15.3         WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE BORROWER AND THE CREDITORS THAT ALL OF THEM HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTES OR THE SECURITY DOCUMENTS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 15.3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16.           NOTICES AND DEMANDS.

All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email or similar writing) and shall be given to the Borrower and/or the Creditors at its respective address or email address set forth below or at such other address as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by email, when such email is transmitted to the email address specified in this Section 16 on a Banking Day (if transmitted after 5:00 p.m. on a Banking Day or on a day that is not a Banking Day, such notice shall be deemed to have been transmitted on the following Banking Day) and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

If to the Borrower:

TIDEWATER INC.

842 West Sam Houston Pkwy North

Suite 400

Houston, Texas 77024
Telephone No.: (713) 470-5235
Attention: Darren Vorst

Email: DVorst@TDW.com

If to the Facility Agent or the Security Trustee:

DNB BANK ASA, NEW YORK BRANCH
30 Hudson Yards, 81st Floor
New York, New York 10001
Telephone No.: (212) 681-3800
Attention: Credit Middle Office / Loan Services Department / Samantha Stone
Email: nyloanscsd@dnb.no; AgencyNY@dnb.no; Samantha.Stone@dnb.no

If to the Lenders: to the address notified in writing to the Facility Agent prior to the Effective Date.

17.           MISCELLANEOUS.

17.1         Time of Essence. Time is of the essence with respect to this Agreement but no failure or delay on the part of the Creditors to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Creditors of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

17.2         Unenforceable, etc., Provisions–Effect. In case any one or more of the provisions contained in this Agreement, the Notes or in any Loan Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Borrower, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

17.3         References. References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement, unless the context otherwise requires.

17.4         Further Assurances. (a) The Borrower at its sole expense shall, and shall cause each Obligor to, subject to the Agreed Security Principles, promptly execute and deliver to the Facility Agent or other applicable Agent all such other documents, agreements and instruments reasonably requested by such Agent to comply with, cure any defects (in regards to errors and mistakes) or accomplish the conditions precedent, covenants and agreements of the Obligors hereunder, or (subject in all respects to the Agreed Security Principles) further evidence and more fully describe the Collateral intended as security for the Secured Obligations or perfect (to the extent perfection is not inconsistent with the Agreed Security Principles), protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any related recordings, file any notices or obtain any consents, all of the foregoing as may be reasonably necessary or appropriate in connection therewith.

(b) The Borrower hereby authorizes (but does not oblige) the Security Trustee or other applicable Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral or the Collateral Vessels without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Collateral or the Collateral Vessels or any part thereof shall be sufficient as a financing statement where permitted by law.

17.5         Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Borrower on the one part, and the Creditors, on the other part, with respect to the transactions contemplated herein whether written or oral are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Borrower and the Creditors are parties, which alone fully and completely express the agreements between the Borrower and the Creditors.

17.6         Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto. Any provision of this Agreement, the Notes or any Security Document may be amended or waived in accordance with Section 14.8. This Agreement may be executed in any number of counterparts or in electronic (e.g., “pdf” or “tif”) format, each of which shall be deemed effective as delivery of a manually executed counterpart of this Agreement.

17.7         Facility Agent to Maintain Register. The Facility Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the principal amount (and stated interest) of the Facility owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to above and any written consent to such assignment required, the Facility Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Facility Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

17.8         Assumption re Event of Default. The Creditors shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Creditors have been notified by the Borrower of such fact. In the event that the Creditors shall have been notified, in the manner set forth in the preceding sentence, by the Borrower of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Creditors representing the Majority Lenders may take action and assert such rights under this Agreement, under the Notes and under Security Documents as it determines are appropriate.

17.9         Indemnification. The Borrower agrees to indemnify each of the Creditors, its respective successors and assigns, and their respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of one counsel in each relevant jurisdiction for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by the Borrower (or any charterer or other operator of a Collateral Vessel prior to foreclosure or other control of a Collateral Vessel being transferred to the Security Trustee or its designee) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower (or, after foreclosure to the extent the Environmental Claim arose before the foreclosure, by the Security Trustee or any of its successors or assigns), (c) the breach of any representation, warranty or covenant set forth in Sections 2.1(p) or 9.1(k), (d) the execution, delivery, performance or non-performance by the Borrower or any Affiliate of this Agreement, the Note, any Security Document, or any other Loan Documents or (e) any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory authority or enforcement authority or third party concerning any actual or alleged breach of Sanctions by any Creditor in connection with (directly or indirectly) the Facility; provided however, that Borrower shall not be liable for any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever resulting from (x) Facility Agent’s, Security Trustee’s or any other Lender’s bad faith, gross negligence, willful misconduct or intentional breach of this Agreement or (y) disputes solely among Indemnitees and not from any act or omission of any Obligor. If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The obligations of the Borrower under this Section 17.9 shall survive the termination of this Agreement and the repayment to the Creditors of all amounts owing thereto under or in connection herewith. This section shall not apply with respect to Taxes, which shall be governed solely by Section 7.2 and Section 11.2.

17.10       USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Facility Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of the Facility Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Creditors to identify the Borrower in accordance with the Patriot Act. In addition, the Borrower shall: (a) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders; (b) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of (i) any Sanctions Authority or (ii) OFAC or any enabling statute or Executive Order relating thereto; and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

17.11       Headings. In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

17.12       WAIVER OF IMMUNITY. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NOTES AND THE SECURITY DOCUMENTS.

17.13       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of the applicable Resolution Authority.

17.14       Publication. Subject to Section 17.15 and the consent of the Borrower, not to be unreasonably conditioned, delayed or withheld (and response promptly provided), the Facility Agent or any Mandated Lead Arranger have the right, at its option and sole expense, to publish information about its participation (including its arranger and agent role) in the Facility and for such purpose only, use the logo and trademark of the Borrower or each Guarantor.

17.15       Confidentiality. Each of the Facility Agent, Security Trustee and the other Creditors agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority or government agency purporting to have jurisdiction and/or supervision over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent pertinent, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 17.15, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement (whether directly or indirectly), (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) to any credit insurance provider of a Lender; (g) with the prior written consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 17.15 (it being understood that Information provided to creditors or potential creditors of the Creditors and their Affiliates, or to another Person subject to a confidentiality or non-disclosure agreement, is not public disclosure), or (y) becomes available to the Facility Agent, Security Trustee, any Creditor or any of their respective Affiliates on a non-confidential basis from a source other than an Obligor.

17.16       Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Facility Agent, any Obligor or to any other Person, any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the obligations of the Borrower or such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, the Letters of Credit and participations therein, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations of such Borrower or such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Facility Agent for further application in accordance with the provisions of Section 8.2 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Facility Agent, the Issuing Banks, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Facility Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank or Affiliates may have. Each Lender agrees to notify the Borrower and the Facility Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

17.17       Marshaling; Payments Set Aside. None of the Facility Agent, any Lender, the Security Trustee or any Issuing Bank shall be under any obligation to marshal any assets in favor of the Obligors or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Lender or any Issuing Bank (or to the Facility Agent, on behalf of any Lender or any Issuing Bank), or any Agent or any Lender enforces any security interests or exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and each Issuing Bank severally agrees to pay to the Facility Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Facility Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

17.18       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)           As used in this Section 17.18, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)           “Covered Entity” means any of the following:

(A)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(B)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)          “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)          “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

17.19       Anti-Boycott Regulations (Lender); Restricted Lender.

(a)           The representations, undertakings and Events of Default relating to Sanctions shall not apply in favor of or for the benefit of any Lender that informs the Facility Agent that it is subject to the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz), the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung – including Section 7 thereof), Council Regulation (EC) No 2271/96 (as amended and/or changed from time to time) and any similar successor EU law or similar applicable anti-boycott law or regulation of any applicable jurisdiction from time to time (the “Anti-Boycott Regulations”), to the extent that compliance with those provisions would violate some or all of the Anti-Boycott Regulations

(b)           In connection with any amendment, waiver, determination or direction relating to any part of the representations, undertakings or Events of Default relating to Sanctions of which a Lender does not have the benefit because such benefit would result in a violation by the Lender of any Anti-Boycott Regulations (for the purpose of this paragraph (a), each a “Restricted Lender”), that Restricted Lender will, subject to paragraph (b) below, be excluded for the purpose of determining whether the consent of all Lenders or the Majority Lenders (whichever is required) has been obtained or whether the amendment, waiver, determination or direction by all the Lenders or the Majority Lenders (whichever is required) has been made or given.

(c)           The Facility Agent is only permitted to exclude the relevant Lender pursuant to paragraph (a), above for the purpose of determining whether the consent of all the Lenders or the Majority Lenders (whichever is required) has been obtained or whether the amendment, waiver, determination or direction by all the Lenders or the Majority Lenders (whichever is required) has been made or given, if following the Facility Agent's request for such consent, amendment, waiver, determination or direction by all the Lenders or the Majority Lenders (whichever is required) the respective Lender notifies the Facility Agent that it is a Restricted Lender for such purpose.

17.20       Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

18.           GUARANTY AND INDEMNITY.

18.1         Guarantee and Indemnity. In order to induce the Lenders to make the Facility available to the Borrower, each Guarantor irrevocably and unconditionally jointly and severally:

(a)           guarantees to each Secured Creditor, as a primary obligor and not merely as a surety, punctual payment and performance by the Borrower and each other Obligor of all the Secured Obligations;

(b)           undertakes with each Secured Creditor that whenever the Borrower or any other Obligor does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise and giving effect to all applicable grace periods) under or in connection with any Loan Document, such Guarantor shall immediately on demand pay that amount as if it were the primary obligor; and

(c)           agrees with each Secured Creditor that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Borrower or any other Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due. The amount payable by such Guarantor under this indemnity will not exceed the amount it would have had to pay under this Section 18 if the amount claimed had been recoverable on the basis of a guarantee;

18.2        Continuing Guarantee. This guarantee is a continuing guarantee that shall remain in full force and effect until the irrevocable payment of the Obligations (other than contingent indemnification obligations for which no claim or demand has been made) and termination of the Commitments, regardless of any intermediate payment or discharge in whole or in part. This guarantee shall automatically terminate when the principal of and interest and premium (if any) on the Facility, all fees and all other expenses or amounts payable under this Agreement shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), in accordance with the terms of this Agreement and the other Loan Documents. This guarantee constitutes a guarantee of punctual performance and payment and not merely of collection. Notwithstanding the foregoing, any Specified Swap Agreement Obligations guaranteed by the Guarantors under this Section 18 shall not include any Excluded Swap Obligations.

18.3         Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Creditor in whole or in part on the basis of any payment, security or other disposition which is rescinded, discharged, avoided or reduced, or must be restored or returned, upon insolvency, bankruptcy, reorganization, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Section 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4         Waiver of Defenses. Except as otherwise set forth herein, the obligations of each Guarantor under this Section 18 and in respect of any security provided by or pursuant to the Security Documents are irrevocable, absolute and unconditional and shall not be affected or discharged by an act, omission, matter or thing which, but for this Section 18.4, would reduce, release or prejudice any of its obligations under this Section 18 or in respect of any security provided by or pursuant to the Security Documents (without limitation and whether or not known to it or any Secured Creditor) including (and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to):

(a)           any time, waiver or consent granted to, or composition with, any Obligor or other Person;

(b)           the release of any other Obligor or any other Person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)           the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Obligor or other Person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any collateral;

(d)          any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure, shareholders, members or status of an Obligor or any other Person (including without limitation any change in the holding of such Obligor’s or other Person’s Equity Interests);

(e)           any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Loan Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(f)           any unenforceability, illegality or invalidity of any obligation of any Person under any Loan Document or any other document or security;

(g)          any bankruptcy, insolvency or similar proceedings;

(h)          any election of remedies by a Secured Creditor that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any Obligor or any other Person or entity or any collateral;

(i)            any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder; or

(j)            any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor other than the payment in full of the Obligors’ obligations under the Loan Documents.

18.5         Other Waivers. Each Guarantor hereby unconditionally and irrevocably waives:

(a)           promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice and this guarantee and any requirement that a Secured Creditor protect, secure, perfect or insure any security, Lien or any property subject thereto or exhaust any right or take any action against an Obligor, any other guarantor or any other Person or entity or any collateral;

(b)          any right to revoke this guarantee; and

(c)           any duty on the part of an Obligor to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of that Obligor or any of their respective Subsidiaries now or hereafter known by any Secured Creditor.

18.6         Acknowledgment of Benefits. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 18 are knowingly made in contemplation of such benefits.

18.7         Immediate Recourse. Each Guarantor waives any right it may have of first requiring any Secured Creditor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person (including without limitation to commence any proceedings under any Loan Document or to enforce any security provided by or pursuant to the Security Documents) before claiming or commencing proceedings under this Section 18. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

18.8         Appropriations. Until Secured Obligations (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full, each Secured Creditor (or any trustee or agent on its behalf) may:

(a)           refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Creditor (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of a Guarantor’s liability under this Section 18.

18.9         Deferral of Guarantors’ Rights. All rights which a Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower, any other Obligor or their respective assets shall be fully subordinated to the rights of the Secured Creditors under the Loan Documents and until Secured Obligations (other than contingent indemnification obligations for which no claim or demand has been made) are paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise its rights which it may have (whether in respect of any Loan Document to which it is a party or any other transaction) by reason of performance by it of its obligations under the Loan Documents or by reason of any amount being payable, or liability arising, under this Section 18:

(a)           to be indemnified by any Obligor;

(b)           to claim any contribution from any third party providing security for, or any other guarantor of, any Obligor’s obligations under the Loan Documents;

(c)           to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Creditors under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Secured Creditor;

(d)           to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which a Guarantor has given a guarantee, undertaking or indemnity under Section 18.1;

(e)           to exercise any right of set-off against any Obligor; and/or

(f)           to claim or prove as a creditor of any Obligor in competition with any Secured Creditor.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Obligors by another Obligor under or in connection with the Loan Documents to be repaid in full on trust for the Obligors and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with the terms of this Agreement.

18.10       Additional Security. This guarantee and any other security or Lien given by each Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or security or any other right of recourse now or subsequently held by any Secured Creditor or any right of set-off or netting or right to combine accounts in connection with the Loan Documents.

18.11       Independent Obligations. The obligations of each Guarantor under or in respect of this guarantee are independent of any other obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this guarantee irrespective of whether any action is brought against any other Obligor or whether any other Obligor is joined in any such action or actions.

18.12       Limitation of Liability. Each of the Guarantors hereby confirms that it is its intention that the obligations under this guarantee not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each of the Guarantors hereby irrevocably agrees that the obligations guaranteed by each Guarantor under this guarantee shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

[Signature Pages to Follow]

IN WITNESS whereof, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

TIDEWATER INC.,
as Borrower

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President & CEO

TDW INTERNATIONAL VESSELS (UNRESTRICTED), LLC,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

GULFMARK AMERICAS, INC.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

GULF FLEET SUPPLY VESSELS, L.L.C.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

TIDE STATES VESSELS, L.L.C.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

[Signature Page to Credit Agreement]

TIDEWATER MARINE FLEET, L.L.C.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

TIDEWATER MARINE VESSELS, L.L.C.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

TIDEWATER MARINE SHIPS, L.L.C.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

TIDEWATER MARINE HULLS, L.L.C.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

TIDEWATER GOM, INC.,
as Original Guarantor

By:	/s/ Quintin V. Kneen
Name: Quintin V. Kneen
Title: President

[Signature Page to Credit Agreement]

DNB BANK ASA, NEW YORK BRANCH as Facility Agent and Security Trustee

By:	/s/ Samantha Stone
	Name:	Samantha Stone
	Title:	First Vice President

By:	/s/ Mita Zalavadia
	Name:	Mita Zalavadia
	Title:	Vice President

DNB CAPITAL LLC, as Lender

By:	/s/ Andrew J. Shohet
	Name:	Andrew J. Shohet
	Title:	SVP & Head of Ocean Industries, North America

By:	/s/ Jason Fitzpatrick
	Name:	Jason Fitzpatrick
	Title:	First Vice President

[Signature Page to Credit Agreement]

ARAB BANKING CORPORATION (B.S.C.), NEW YORK BRANCH as Lender

By:	/s/ Harry Cosgrave
	Name:	Harry Cosgrave
	Title:	Senior Relationship Manager

By:	/s/ Rebecca Yu
	Name:	Rebecca Yu
	Title:	Head of Credit & Risk

[Signature Page to Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Lender

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Executive Director

By:	/s/ Ryan Peters
	Name:	Ryan Peters
	Title:	Executive Director

[Signature Page to Credit Agreement]

Citibank, N.A., as Lender

By:	/s/ Susan Manuelle
	Name:	Susan Manuelle
	Title:	Authorized Signatory

By:
Name:
Title:

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG, as Lender

By:	/s/ Ross Duncan
	Name:	Ross Duncan
	Title:	Managing Director

By:	/s/ Sneha Kedia
	Name:	Sneha Kedia
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

First Financial Bank, as Lender

By:	/s/ Jim Esinduy
	Name:	Jim Esinduy
	Title:	Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Dwight M. Davison
	Name:	Dwight M. Davison
	Title:	Authorized Officer

[Signature Page to Credit Agreement]

SpareBank 1 Sør-Norge ASA, as Lender

By:	/s/ John Erland
	Name:	John Erland
	Title:	Head of Maritime Industries

[Signature Page to Credit Agreement]

TEXAS CAPITAL BANK, as Lender

By:	/s/ Leila Aloi
	Name:	Leila Aloi
	Title:	Managing Director

[Signature Page to Credit Agreement]